EXHIBIT 4.1

THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

by and among

CHARMING SHOPPES, INC.
CHARMING SHOPPES OF DELAWARE, INC.
CSI INDUSTRIES, INC.
CATHERINES STORES CORPORATION
LANE BRYANT, INC.
and

FB APPAREL, INC.

as Borrowers,

and

CHARMING SHOPPES OF DELAWARE, INC.

as Administrative Borrower,

certain other Subsidiaries of Charming Shoppes, Inc.

as Guarantors

and

THE LENDERS AND ISSUING BANKS FROM TIME TO TIME PARTY HERETO

WELLS FARGO RETAIL FINANCE, LLC,

as Administrative Agent

and

WELLS FARGO SECURITIES, LLC and

BANC OF AMERICA SECURITIES LLC,

as Joint Lead Arrangers and Bookrunners

and

BANK OF AMERICA, N.A.,

as Syndication Agent

and

GMAC COMMERCIAL FINANCE LLC,

as Documentation Agent

Dated: July 31, 2009

(i)

(ii)

(iii)

(iv)

INDEX

TO

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Investment Property Control Agreement
Exhibit D	Form of Guarantor Joinder Agreement
Exhibit E	Form of Borrowing Base Certificate
Exhibit F	Form of UCC Release for Excluded Property
Exhibit G	Form of Inventory Report
Omnibus Schedule 1	Part (1) Subsidiaries; Part (7) Excluded Subsidiaries
Omnibus Schedule 2	Inventory Locations/Real Property Locations
Omnibus Schedule 5	Pledged Stock
Omnibus Schedule 8	Litigation/Investigations
Omnibus Schedule 11	Environmental Compliance
Omnibus Schedule 16	Tax Returns
Schedule 1.40	Commitments
Schedule 1.79	Existing Letters of Credit
Schedule 1.93	Guarantors
Schedule 1.93A	Names of Certain Obligor Signatories to the Loan and Security Agreement
Schedule 1.93B	Names of Certain Obligor Signatories to the Loan and Security Agreement
Schedule 5.4(e)	Investment Accounts
Schedule 6.3	Deposit Accounts and Merchant Payment Arrangements
Schedule 8.11	Intellectual Property
Schedule 8.13	Collective Bargaining Agreements
Schedule 8.14	Prior Corporate Transactions
Schedule 8.17	Material Contracts
Schedule 8.18	Credit Card Agreements

(v)

THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Third Amended and Restated Loan and Security Agreement, dated July 31, 2009 is entered into by and among Charming Shoppes, Inc., a Pennsylvania corporation (“Parent”), Charming Shoppes of Delaware, Inc., a Pennsylvania corporation (“CS Delaware”), CSI Industries, Inc., a Delaware corporation (“CSI”), FB Apparel, Inc., an Indiana corporation (“FB Apparel”), Catherines Stores Corporation, a Tennessee corporation (“Catherines”), Lane Bryant, Inc., a Delaware corporation (“Lane Bryant” and, together with Parent, CS Delaware, CSI, FB Apparel and Catherines hereinafter referred to individually as a “Borrower” and collectively as “Borrowers” as hereinafter further defined), CS Delaware in its capacity as agent for itself as a Borrower and for the other Borrowers (“Administrative Borrower”), those certain Subsidiaries of Parent parties hereto, whether by execution of this Agreement or by a Guarantor Joinder Agreement (collectively, the “Guarantors”), the financial institutions from time to time parties hereto as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders” as hereinafter further defined) and Wells Fargo Retail Finance, LLC, a Delaware limited liability company (as replacement and successor agent to Wachovia Bank, National Association, a national banking association) , in its capacity as agent for Lenders (in such capacity, “Agent” as hereinafter further defined).

W I T N E S S E T H:

WHEREAS, Borrowers and certain Subsidiaries of Parent operate a chain of retail apparel stores and certain related businesses and certain other Subsidiaries of Parent operate a direct marketing business selling apparel, food and specialty gifts; and

WHEREAS, Agent, certain lenders, Borrowers and certain Subsidiaries of Parent entered into financing arrangements pursuant to which such lenders made loans and advances and provided other financial accommodations to Borrowers as set forth in the Second Amended and Restated Loan and Security Agreement, dated July 28, 2005, as amended by Amendment No. 1 to Second Amended and Restated Loan and Security Agreement, dated as of May 17, 2006, by and among Wachovia Bank National Association, as Agent, the lenders parties thereto, Borrowers and certain Subsidiaries of Parent (the “Existing Loan Agreement”, and together with all agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto, as from time to time amended, modified, supplemented, extended, renewed, restated or replaced prior to the date hereof (as hereinafter defined) collectively, the “Existing Financing Agreements”); and

WHEREAS, prior to the execution of this Agreement, Wachovia Bank, National Association has resigned as Agent and Wells Fargo Retail Finance, LLC has been appointed by the Required Lenders (as such term is defined in the Existing Loan Agreement) as the successor Agent hereunder and the other Existing Financing Agreements; and

WHEREAS, Borrowers and the other Obligors (as defined below) have requested that Agent and Lenders amend and restate the Existing Loan Agreement and continue to provide financing arrangements to Borrowers pursuant to which each Lender from time to time party hereto (severally and not jointly) may make loans and provide other financial accommodations to Borrowers; and

WHEREAS, Agent and Lenders have agreed to amend and restate the Existing Loan Agreement and each Lender (severally and not jointly) has agreed to continue to make such loans and provide such other financial accommodations to Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and Agent has agreed to continue to act as agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1  “Accounts” shall have the meaning given to such term in the UCC and shall also include, without limitation, all present and future rights of each Obligor to payment of a monetary obligation whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) consisting of Credit Card Receivables.

1.2  “Additional L/C Accommodations” shall mean the Letters of Credit (including, without limitation, Existing Letters of Credit), guarantees and other financial accommodations provided by Issuing Bank to the Additional L/C Debtors pursuant to the Trade Financing Agreements.

1.3  “Additional L/C Collateral” shall mean the “Collateral” as defined in the Trade Financing Agreements as in effect on the date hereof.

1.4  “Additional L/C Debt” shall mean, collectively, the reimbursement obligations with respect to the Additional L/C Accommodations and other indebtedness owed by the Additional L/C Debtors to Agent pursuant to the Trade Financing Agreements.

1.5  “Additional L/C Debtors” shall mean, individually and collectively, Sentani Trading Limited, Trimoland Limited, Huambo Limited, CS Insurance Ltd. and any other Subsidiary of Parent designated as an Additional L/C Debtor in a writing by Administrative Borrower delivered to Agent after the date hereof so long as such Additional L/C Debtor executes a Trade Financing Agreement and such other documents as Agent may reasonably request.

1.6  “Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), the rate per annum determined by dividing (a)  the London Interbank Offered Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage.  For purposes hereof, “Reserve Percentage” shall mean for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of

Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time.  Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender.  The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage and shall be applicable to all Eurodollar Rate Loans requested on or after such date.

1.7  “Administrative Borrower” shall mean CS Delaware, in its capacity as Administrative Borrower on behalf of itself and the other Borrowers pursuant to Section 6.12 hereof and it successors and assigns in such capacity.

1.8  “Affiliates” shall mean, with respect to a specified Person, a partnership, corporation or any other person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten (10%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds ten (10%) percent or more of any class of Voting Stock and (c) any director or executive officer of such Person.  For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock or by agreement or otherwise.  For purposes of Section 9.16 hereof only, with respect to Obligors, the term “Affiliate” shall exclude Parent and any Subsidiary of Parent.

1.9  “Agent” shall mean Wells Fargo Retail Finance, LLC, in its capacity as agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

1.10  “Agent Payment Account” shall mean account no.4945088607 of Agent, at Wells Fargo Bank, National Association, or such other account of Agent as Agent may from time to time designate to Administrative Borrower as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.

1.11  “Agreement” shall mean this Third Amended and Restated Loan and Security Agreement, as amended, modified, extended or restated from time to time.

1.12  “Applicable L/C Fee Rate” shall mean, at any time, as to the letter of credit fees and banker’s acceptance fees to be charged by Agent in accordance with Section 3.2(b) hereof in respect of Letters of Credit and banker’s acceptances, subject to the provisions below, the applicable percentage (on a per annum basis) set forth below if Monthly Average Liquidity is at or within the amounts indicated for such percentage:

Tier	Monthly Average Liquidity	Documentary LC Fee Percentage	Standby LC Fee Percentage	Bankers’ Acceptances
1	Greater than $150,000,000	1.875%	3.75%	3.75%
2	Less than or equal to $150,000,000 and greater than $62,500,000	2.00%	4.00%	4.00%
3	Less than or equal to $62,500,000	2.125%	4.25%	4.25%

provided, that, (i) the Applicable L/C Fee Rate shall be calculated and adjusted each fiscal month as of the 16th day of such fiscal month (the “Applicable L/C Fee Rate Adjustment Date”) based upon the Monthly Average Liquidity for the immediately preceding month and shall be effective on the Applicable L/C Fee Rate Adjustment Date as to all Letters of Credit and banker’s acceptances; (ii) from the date hereof through and including August 15, 2009, the Applicable L/C Fee Rate shall the amounts set forth in Tier 1 above; and (iii) in the event that Borrowers fail to provide any Borrowing Base Certificate for any period within two (2) Business Days of the date required hereunder, effective as of the date on which such Borrowing Base Certificate was due, at Agent’s option, the Applicable L/C Fee Rate shall be based on the highest rate above until the next Business Day after the Borrowing Base Certificate is provided for the applicable period at which time the Applicable L/C Fee Rate shall be adjusted as otherwise provided herein.  In the event that at any time after the end of any fiscal month period the actual amount of the Monthly Average Liquidity for such fiscal month was less than the Monthly Average Liquidity for such fiscal month used for the determination of the Applicable L/C Fee Rate for such period as a result of the inaccuracy of information provided by or on behalf of Borrowers to Agent for the calculation of Monthly Average Liquidity, at Agent’s option, the Applicable L/C Fee Rate for such prior period shall be adjusted to the applicable percentage based on such actual Monthly Average Liquidity and any additional letter of credit fees and banker’s acceptance fees for the applicable period as a result of such recalculation shall be paid to Agent promptly (but in any event within five (5) Business Days) following Agent’s written demand therefor; provided, however, that, in the event that at any time after the end of any fiscal month period the actual amount of the Monthly Average Liquidity for such fiscal month was greater than the Monthly Average Liquidity for such fiscal month used for the determination of the Applicable L/C Fee Rate for such period and the Applicable L/C Fee Rate based on such actual Monthly Average Liquidity would have been lower, the amount of any additional payment required in accordance with this sentence shall be reduced by the amount of any such overpayment by Borrowers.  The foregoing shall not be construed to limit the rights of Agent and Lenders with respect to the amount of letter of credit fees and banker’s acceptance fees payable after an Event of Default whether based on such recalculated percentage or otherwise.

1.13  “Applicable Margin” shall mean, at any time, as to the Interest Rate for Base Rate Loans and Eurodollar Rate Loans, subject to the provisions below, the applicable percentage (on a per annum basis) set forth below if Monthly Average Liquidity is at or within the amounts indicated for such percentage:

Tier	Monthly Average Liquidity	Applicable Eurodollar Rate Margin	Applicable Base Rate Margin
1	Greater than $150,000,000	3.75%	2.75%
2	Less than or equal to $150,000,000 and greater than $62,500,000	4.00%	3.00%
3	Less than or equal to $62,500,000	4.25%	3.25%

provided, that, (i) the Applicable Margin shall be calculated and adjusted each fiscal month as of the 16th day of such fiscal month (the “Applicable Margin Adjustment Date”) based upon the Monthly Average Liquidity for the immediately preceding month and shall be effective on the Applicable Margin Adjustment Date as to all Base Rate Loans and for each Eurodollar Rate Loan requested on or after such Applicable Margin Adjustment Date; (ii) as to each Eurodollar Rate Loan outstanding on such Applicable Margin Adjustment Date, the new Applicable Margin shall be effective as to each such Eurodollar Rate Loan on the first day of the Interest Period commencing on or after such Applicable Margin Adjustment Date; (iii) from the date hereof through and including August 15, 2009, the Applicable Margin shall the amounts set forth in Tier 1 above; and (iv) in the event that Borrowers fail to provide any Borrowing Base Certificate for any period within two (2) Business Days of the date required hereunder, effective as of the date on which such Borrowing Base Certificate was due, at Agent’s option, the Applicable Margin shall be based on the highest rate above until the next Business Day after the Borrowing Base Certificate is provided for the applicable period at which time the Applicable Margin shall be adjusted as otherwise provided herein.  In the event that at any time after the end of any fiscal month period the actual amount of the Monthly Average Liquidity for such fiscal month was less than the Monthly Average Liquidity for such fiscal month used for the determination of the Applicable Margin for such period as a result of the inaccuracy of information provided by or on behalf of Borrowers to Agent for the calculation of Monthly Average Liquidity, at Agent’s option, the Applicable Margin for such prior period shall be adjusted to the applicable percentage based on such actual Monthly Average Liquidity and any additional interest for the applicable period as a result of such recalculation shall be paid to Agent promptly (but in any event within five (5) Business Days) following Agent’s written demand therefor; provided, however, that, in the event that at any time after the end of any fiscal month period the actual amount of the Monthly Average Liquidity for such fiscal month was greater than the Monthly Average Liquidity for such fiscal month used for the determination of the Applicable Margin for such period and the Applicable Margin based on such actual Monthly Average Liquidity would have been lower, the amount of any additional payment required in accordance with this sentence shall be reduced by the amount of any such overpayment by Borrowers.  The foregoing shall not be construed to limit the rights of Agent and Lenders with respect to the amount of interest payable after an Event of Default whether based on such recalculated percentage or otherwise

1.14  “Assignment and Acceptance” shall mean an Assignment and Acceptance Agreement substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.7 hereof.

1.15  “Bank Group Hedge Agreement” shall mean a Hedge Agreement between any Obligor and any Bank Product Provider; sometimes being collectively referred to herein as “Bank Group Hedge Agreements”.

1.16  “Bank Product Provider” shall mean any Lender or any Affiliate of any Lender that provides any Bank Products to Borrowers or Guarantors.

1.17  “Bank Products” shall mean any one or more of the following types of services or facilities provided to an Obligor by a Bank Product Provider: (a) credit cards, debit cards or stored value cards or the processing of credit card, debit card or stored value card sales or receipts, (b) cash management or related services, including (i) the automated clearinghouse transfer of funds for the account of an Obligor pursuant to agreement or overdraft for any accounts of Obligors maintained at Wachovia or any Affiliate of Agent or any other Bank Product Provider that are subject to the control of Agent pursuant to any Deposit Account Control Agreement to which Agent or such Bank Product Provider is a party, as applicable (to the extent such Deposit Account Control Agreement is required hereunder), and (ii) controlled disbursement services,  (c) Bank Group Hedge Agreements if and to the extent permitted hereunder, and (d) supply chain finance services including, without limitation, trade payable services and supplier accounts receivable purchases, but excluding any factoring services.

1.18  “Bankruptcy Code” shall mean the United States Bankruptcy Code, being Title 11 of the United States Code as enacted in 1978, as the same has heretofore been or may hereafter be amended, recodified, modified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.19  “BAS” shall mean Banc of America Securities LLC and its successors and assigns.

1.20  “Base Rate” shall mean, on any date, the highest of (a) the Prime Rate, (b) the London Interbank Offered Rate in effect on such date for one (1) month dollar deposits, plus one (1%) percent, or (c) the Federal Funds Rate in effect on such date plus one-half (½%) percent.  Each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the London Interbank Offered Rate or the Federal Funds Rate, as applicable.

1.21  “Base Rate Loans” shall mean, any Revolving Loans or portion thereof on which interest is payable based on the Base Rate in accordance with the terms hereof.

1.22  “Blocked Accounts” shall have the meaning set forth in Section 6.3 hereof.

1.23  “Borrowers” shall mean, collectively, the following (together with their respective successors and assigns): (a) Charming Shoppes, Inc., a Pennsylvania corporation, (b) Charming Shoppes of Delaware, Inc., a Pennsylvania corporation, (c) CSI Industries, Inc., a Delaware corporation, (d) FB Apparel, Inc., an Indiana corporation, (e) Catherines Stores Corporation, a Tennessee corporation, (f) Lane Bryant, Inc., a Delaware corporation, and (g) any other Person that at any time after the date hereof becomes a Borrower; each sometimes being referred to herein individually as a “Borrower”.

1.24  “Borrowing Base” shall mean, at any time the amount equal to the sum of:

(a) the lesser of: eighty-five (85%) percent of the Value of the Eligible Inventory (excluding food of the Figi Companies) or  eighty-five (85%) percent of the Net Recovery Cost Percentage multiplied by the Value of such Eligible Inventory, plus

(b) the lesser of: (i) the sum of: (A) the lesser of (1) fifty (50%) percent of the Value of the Eligible Inventory of the Figi Companies which is food or (2) eighty-five (85%) percent of the Net Recovery Cost Percentage multiplied by the Value of such Eligible Inventory , plus (B) seventy-five (75%) percent of the Net Amount of Eligible Installment Sales Receivables, or (ii) $10,000,000, plus

(c) eighty-five (85%) percent of the Net Amount of Eligible Credit Card Receivables, plus

(d) 100% of Qualified Cash, minus

(e) any Reserves.

1.25  “Borrowing Base Certificate” shall mean a report substantially in the form of Exhibit E hereto, as the same may from time to time be modified by Agent in consultation with Administrative Borrower, which is duly completed as provided in Section 9.6 hereof and executed by a financial officer of Administrative Borrower on behalf of all Obligors and delivered to Agent.

1.26  “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York, or the State of North Carolina, and a day on which Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

1.27           “Capital Expenditures” shall mean all expenditures for any fixed or capital assets or improvements, including, but not limited to, the purchase or construction of equipment or other physical assets.

1.28  “Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such

Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

1.29  “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock, partnership interests or limited liability company interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

1.30  “Cash Dominion Event” shall mean a period either (a) commencing on the date that an Event of Default shall exist or have occurred and be continuing and ending on the date that such Event of Default ceases to exist or be continuing or (b) commencing on the date that Excess Availability has been less than, at any time, the amount equal to $40,000,000 and ending on the date that Excess Availability has been greater than such amount for any thirty (30) consecutive day period thereafter; provided, that, a Cash Dominion Event period resulting from the event described in clause (b) may not be terminated on more than two (2) occasions in any period of 365 consecutive days.

1.31  “Cash Equivalents” shall mean, at any time, (a) obligations of states and local governments or agencies thereof (including variable rate demand notes) with a maturity date or reset period of one (1) year or less from the date of determination; (b) certificates of deposit, time deposits or bankers’ acceptances with a maturity of one (1) year or less of any Lender or any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000; (c) commercial paper with a maturity of one hundred eighty (180) days or less issued by a corporation (except an Affiliate of Borrower) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc.; (d) corporate bonds or notes (including variable rate demand notes and Eurodollar notes) issued by a corporation (except an Affiliate of Borrower) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s Rating Service, a division of The McGraw Hill Companies, Inc. or at least A by Moody’s Investors Service, Inc.; (e) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $250,000,000; (f) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one (1) year or less from the date of determination; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; (g) municipal securities (including variable rate demand notes) issued by states and local governments or agencies thereof and rated at least A by Standard & Poor’s Rating Service, a division of The McGraw Hill Companies, Inc. or at least VMIG-1 by Moody’s Investors Service, Inc.; and

(h) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (g) above.

1.32  “Catherines Card” shall mean the private label credit card or cards issued by a Credit Card Issuer or the Financing Subsidiaries (or any subsequent Credit Card Issuer replacing the Financing Subsidiaries with respect to such private label credit card or cards) to customers or prospective customers of Catherines or any Subsidiary thereof.

1.33  “C.D. Credit Plan Agreement” shall mean the Consumer Credit Plan Agreement dated as of August 12, 1994, as amended and restated as of March 26, 1996 and as of June 1, 1999, between CS Delaware and FSC, as amended, modified, supplemented or restated from time to time.

1.34  “Change of Control” shall mean the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, of fifty (50%) percent or more of the voting power of the total outstanding Voting Stock of Parent.

1.35  “Co-Branded Card” shall mean a revolving Visa or Mastercard which account is co-branded with “Fashion Bug” stores or the name of any Obligor.

1.36  “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.37  “Collateral” shall mean have the meaning set forth in Section 5.1 hereof.

1.38  “Collateral Access Agreement” shall mean an agreement in writing in form and substance reasonably satisfactory to Agent from (a) any lessor of premises on which Collateral is located, any owner or operator of any premises on which Collateral is located, or any mortgagee of any premises owned by any Subsidiary of Parent (excluding, in any such case, the following premises: (i) any Retail Store location, (ii) any premises on which Inventory not in excess of $1,000,000 at any time is located, or (iii) any chief executive office of an Obligor if (A) the Inventory at such location does not exceed $1,000,000 at any time and (B) either (1) no Records are stored or maintained at such location or (2) the Records stored or maintained at such location are also stored or maintained at a location for which Agent has received a Collateral Access Agreement) or (b) any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral (excluding any common carrier or any other Person transporting any such Collateral).

1.39  “Concentration Account” shall mean individually and collectively, (a) the collection and cash management accounts of CS Delaware maintained at Wachovia on the date hereof and (b) such other collection and cash management accounts established by Borrowers and Guarantors in accordance with the provisions of this Agreement.

1.40  “Commitment” shall mean, at any time, as to each Lender, the principal amount designated as its Commitment set forth next to such Lender’s name on Schedule 1.40 hereto, as the same may be adjusted from time to time in accordance with Section 2.4 hereof or on Schedule 1 to the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Commitments”.

1.41  “Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary and/or unusual and non-recurring gains and non-cash losses with respect to the write down of fixed and intangible assets) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and, without duplication, after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP consistently applied; provided, that, (a) the net income for any Person that is not a wholly owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a wholly owned Subsidiary of such Person; (b) except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a wholly owned Subsidiary of such Person or is merged into or consolidated with such Person or any of its wholly owned Subsidiaries or that Person’s assets are acquired by such Person or by its wholly owned Subsidiaries shall be excluded; and (c) the net income (if positive) of any wholly owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly owned Subsidiary to such Person or to any other wholly owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such wholly owned Subsidiary shall be excluded.  For the purposes of this definition, net income excludes any gain or loss (exclusive of non-cash losses with respect to the write down of fixed assets), together with any related Provision for Taxes for such gain, realized upon the sale or other disposition of any assets that are sold out of the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of such Person or a Subsidiary of such Person and any net income realized or loss incurred as a result of changes in accounting principles or the application thereof to such Person.

1.42  “Convertible 2007 Senior Note Agreements” shall mean, individually and collectively, the Convertible 2007 Senior Notes, the Convertible 2007 Senior Note Indenture and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Parent, any other Obligor or any other Person in connection with the issuance of the Convertible 2007 Senior Notes, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.43  “Convertible 2007 Senior Note Indenture” shall mean the Indenture, dated as of April 30, 2007, between Parent and Convertible 2007 Senior Note Trustee, with respect to the Convertible 2007 Senior Notes, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.44  “Convertible 2007 Senior Notes” shall mean, the 1.125% Senior Convertible Notes due May 1, 2014, issued by Parent pursuant to the Convertible 2007 Senior Note Indenture.

1.45  “Convertible 2007 Senior Note Trustee” shall mean Wells Fargo Bank, N.A., in its capacity as trustee under the Convertible 2007 Senior Note Indenture, and its successors and assigns, and any replacement trustee permitted pursuant to the terms and conditions of the Convertible 2007 Senior Note Indenture.

1.46  “Cost” shall mean, as to the Inventory as of any date, the cost of such Inventory as of such date, determined under the retail method of accounting in accordance with GAAP.  For purposes of determining “cost” of Inventory hereunder, with respect to any Inventory sold by an Obligor to another Obligor, such term shall mean the original cost thereof to such Obligor which originally purchased such Inventory and shall not include any mark up or profit on such intercompany sale.

1.47  “Credit Balance Cash Collateral” shall have the meaning set forth in Section 6.4(b) hereof.

1.48  “Credit Card Acknowledgments” shall mean, individually and collectively, the agreements in favor of  Agent by Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements acknowledging the security interest of  Agent in the monies due and to become due to any Obligor (including, without limitation, credits and reserves) under the Credit Card Agreements, and agreeing to transfer all such amounts to the Blocked Accounts, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.49  “Credit Card Agreements” shall mean the C.D. Credit Plan Agreement and all other agreements now or hereafter entered into by any Obligor with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, as to Borrowers, the agreements set forth on Schedule 8.18 hereto.

1.50  “Credit Card Issuer” shall mean any Person (including each of the Financing Subsidiaries and any applicable Obligor) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, any Private Label Credit Card and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc.

1.51  “Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any sales transactions of Obligors involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.  FSC shall be deemed a Credit Card Processor in respect of the Fashion Bug Card, the Co-Branded Card, the Catherines Card and the Lane Bryant Card.

1.52  “Credit Card Receivables” shall mean collectively, (a) all present and future rights of any Obligor to payment from any Credit Card Issuer, Credit Card Processor or other third party arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card, and (b) all present and future rights of any Obligor to payment from any Credit Card Issuer, Credit Card Processor or other third party in connection with the sale or transfer of Credit Card Receivables arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise.

1.53  “Credit Facility” shall mean the Loans and Letters of Credit provided to or for the benefit of Borrowers hereunder.

1.54  “Crosstown” shall mean Crosstown Traders, Inc., a Delaware corporation and its successors and assigns.

1.55  “CS Securitization Undertaking” means (a) any extension of credit by CS Delaware, Parent or any other Obligor to a Financing Subsidiary, (b) any capital contribution or other investment by CS Delaware or Parent in a Financing Subsidiary, (c) any agreement by CS Delaware or Parent to guarantee or otherwise become liable for the obligations of a Financing Subsidiary (which agreement does not provide that CS Delaware or Parent shall grant a Lien on any Collateral in support of any guarantee or support of any Financing Subsidiary), or (d) any covenant, representation, warranty or indemnity given by an Obligor pursuant to a Permitted Securitization Transaction that is customary in securitization transactions and does not constitute recourse for credit losses.

1.56  “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

1.57  “Defaulting Lender” shall mean (a) any Lender that has failed to fund any portion of the Revolving Loans, participations in Letter of Credit Obligations or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, or has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, (b) any Lender that has notified Agent, any Lender, Issuing Bank, or any Obligor in writing that it will not or does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it will not or does not intend to comply with its funding obligations under this Agreement or under similar agreements in which it has agreed to make commercial loans or provide other similar financial accommodations, or (c) any Lender that becomes or is insolvent or has a parent company that has become or is insolvent or becomes the subject of an Insolvency Proceeding, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such Insolvency Proceeding and has not obtained all required orders, approvals or consents of any court or other Governmental Authority to continue to fulfill its obligations hereunder, in form and substance satisfactory to Agent.

1.58  “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, an Obligor, with a deposit account at any bank and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by Agent directing disposition of the funds in the deposit account without further consent by such Obligor and has such other terms and conditions as Agent may reasonably require in accordance with the terms of this Agreement.

1.59  “Deteriorating Lender” means any Lender as to which Agent, any Issuing Bank or Swing Line Lender has notice or knowledge that either (a) in the prior ninety (90) days, such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities, or (b) such Lender is reasonably likely to be or become a Defaulting Lender.

1.60  “EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) depreciation, amortization and other non-cash charges (including, but not limited to, imputed interest and deferred compensation) of such Person and its Subsidiaries for such period (to the extent deducted in the computation of Consolidated Net Income of such Person for such period), all in accordance with GAAP, plus (c) Interest Expense of such Person and its Subsidiaries for such period (to the extent deducted in the computation of Consolidated Net Income of such Person for such period), plus (d) charges of such Person and its Subsidiaries for Federal, State, local and foreign income taxes for such period (to the extent deducted in the computation of Consolidated Net Income for such Person for such period).

1.61  “Eligible Credit Card Receivables” shall mean the Credit Card Receivables of an Obligor which satisfy each of the criteria set forth below applicable thereto.  Credit Card Receivables shall be Eligible Credit Card Receivables if:

(a) such Credit Card Receivables arise from the actual and bona fide sale and delivery of goods by such Obligor in the ordinary course of the business of such Obligor which transactions are completed in accordance with the terms and provisions contained in any agreements binding on such Obligor or the other party or parties related thereto, provided, that, (i) such Credit Card Receivables do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent (other than pursuant to a right of return given to customers in the ordinary course of business consistent with the practices of such Obligor as of the date of such sale) and (ii) such Credit Card Receivables shall be net of any credit for returned Inventory;

(b) such Credit Card Receivables are not past due (beyond any stated applicable grace period, if any, therefor) pursuant to the terms set forth in the Credit Card Agreements with the Credit Card Issuer or Credit Card Processor of the credit card or debit card used in the purchase which give rise to such Credit Card Receivables;

(c) such Credit Card Receivables are not unpaid more than five (5) Business Days after the date of the sale of Inventory giving rise to such Credit Card Receivables;

(d) all procedures required by the Credit Card Issuer or the Credit Card Processor of the credit card or debit card used in the purchase which gave rise to such Credit Card Receivables shall have been followed in all material respects by such Obligor and all documents required for the authorization and approval by such Credit Card Issuer or Credit Card

Processor shall have been obtained in connection with the sale giving rise to such Credit Card Receivables;

(e) any required authorization and approval by such Credit Card Issuer or Credit Card Processor shall have been obtained for the sale giving rise to such Credit Card Receivables;

(f) such Obligor shall have submitted all sales slips, drafts, charges and other reports and other materials required by the Credit Card Issuer or Credit Card Processor obligated in respect of such Credit Card Receivables in order for such Obligor to be entitled to payment in respect thereof;

(g) such Credit Card Receivables comply with the applicable terms and conditions contained in Section 7.2 of this Agreement;

(h) the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not asserted a counterclaim, defense or dispute and does not have any right of setoff against such Credit Card Receivables (other than setoffs or fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with such Obligor as of the date hereof or as such practices may change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its similarly situated customers generally and unrelated to the circumstance of such Obligor), but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the amount owing by such Obligor to such Credit Card Issuer or Credit Card Processor in connection with such counterclaim, defense or dispute or pursuant to such fees and chargebacks may be deemed Eligible Credit Card Receivables;

(i) the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not setoff against amounts otherwise payable by such Credit Card Issuer or Credit Card Processor to such Obligor for the purpose of establishing a reserve or collateral for obligations of such Obligor to such Credit Card Issuer or Credit Card Processor (other than any rights of setoff for fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with such Obligor as of the date hereof or as such practices may hereafter change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstances of such Obligor), but the portion of the Credit Card Receivables in excess of such setoff may be deemed Eligible Credit Card Receivables;

(j) there are no facts, events or occurrences which would impair in any material respect the validity, enforceability or collectability of such Credit Card Receivables or reduce the amount payable or delay payment thereunder (other than for setoffs for fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with such Obligor as of the date hereof or as such practices may hereafter change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstances of such Obligor);

(k) such Credit Card Receivables are subject to the first priority, valid and perfected security interest and lien of Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any Liens, other than in favor of Agent and Permitted Liens (if applicable);

(l) Agent shall have received, in form and substance satisfactory to Agent in good faith, a Credit Card Acknowledgment duly authorized, executed and delivered by the Credit Card Issuer (except in the case of American Express) or Credit Card Processor for the credit card or debit card used in the sale which gave rise to such Credit Card Receivable, such Credit Card Acknowledgment shall be in full force and effect and the Credit Card Issuer or Credit Card Processor party thereto shall be in compliance in all material respects with the terms thereof;

(m) there are no proceedings or actions which are pending or to the best of such Obligor’s knowledge threatened, against the Credit Card Issuers or Credit Card Processors with respect to such Credit Card Receivables which would reasonably be expected to result in any material adverse change in the continued collectability of the Credit Card Receivables with respect to any such Credit Card Issuers or Credit Card Processors;

(n) such Credit Card Receivables are owed by Credit Card Issuers or Credit Card Processors deemed creditworthy at all times by Agent in its reasonable good faith judgment;

(o) no event of default has occurred and is continuing under the Credit Card Agreement of such Obligor with the Credit Card Issuer or Credit Card Processor who has issued the credit card or debit card or handles payments under the credit card or debit card used in the sale which gave rise to such Credit Card Receivables which default gives such Credit Card Issuer or Credit Card Processor the right to cease or suspend payments to such Obligor and no event of default shall have occurred and be continuing which gives such Credit Card Issuer or Credit Card Processor the right to setoff against amounts otherwise payable to such Obligor or the right to establish reserves or establish or demand collateral and such Credit Card Agreements are otherwise in full force and effect and constitute the legal, valid, binding and enforceable obligations of the parties thereto (other than for then current fees, chargebacks and reserves consistent with the current practices of such Credit Card Issuer or Credit Card Processor as of the date hereof or as such practices may hereafter change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstances of such Obligor);

(p) the terms of the sale giving rise to such Credit Card Receivables and all practices of such Obligor with respect to such Credit Card Receivables comply in all material respects with applicable federal, state and local laws and regulations;

(q) the Credit Card Issuer or Credit Card Processor has not sent any notice of its intention to cease or suspend payments to such Obligor in respect of such Credit Card Receivables or to establish reserves or cash collateral for obligations of such Obligor to such Credit Card Issuer or Credit Card Processor (other than for then current fees and chargebacks consistent with the current practices of such Credit Card Issuer or Credit Card Processor as of the date hereof or as such practices may hereafter change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstances of such Obligor); and

(r) such Credit Card Receivable does not arise from a customer’s use of a Private Label Credit Card or any co-branded credit card.

General criteria for Eligible Credit Card Receivables may be established and revised from time to time by Agent in good faith based on an event, condition or other circumstance arising after the date hereof which adversely affects or could reasonably be expected to adversely affect the collectability of the Credit Card Receivables in the reasonable good faith determination of Agent.  Agent shall not establish or revise criteria for Eligible Credit Card Receivables unless Agent shall have provided Administrative Borrower five (5) Business Days prior written notice (such notice not to be required after the occurrence of an Event of Default) and an explanation of the nature of such new or revised criteria.  Any Credit Card Receivables which are not Eligible Credit Card Receivables shall nevertheless be part of the Collateral.

1.62  “Eligible Installment Sales Receivables” shall mean, as to any of the Figi Companies, Installment Sales Receivables of such Obligor which satisfy each of the criteria applicable thereto pursuant to this definition (provided, that, to the extent an Account debtor may use a credit card or debit card to pay any installment in respect of an Installment Sales Receivable, the amount of the Installment Sales Receivable shall be deemed reduced by the amount of such payment).  Installment Sales Receivables shall be Eligible Installment Sales Receivables if:

(a) such Installment Sales Receivables arise from the actual and bona fide sale and delivery of goods by such Obligor to a customer in the ordinary course of the business of such Obligor;

(b) the transaction and terms of sale giving rise to such Installment Sales Receivables does not violate any applicable laws or regulations, the documentation relating thereto is legally sufficient under such laws and regulations and all practices of such Obligor with respect to such Installment Sales Receivables comply in all material respects with applicable Federal, State and local laws and regulations;

(c) such Installment Sales Receivables do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the Account debtor may be conditional or contingent (other than pursuant to the right of return given to customers in the ordinary course of business consistent with the practices of such Obligor as of the date of such sale);

(d) such Installment Sales Receivables do not consist of bill and hold invoices;

(e) the Account debtor with respect to such Installment Sales Receivables has not returned the Inventory;

(f) such Installment Sales Receivables are subject to the first priority, valid and perfected security interest of Agent;

(g) all procedures for evaluating the creditworthiness of the Account debtor in respect thereof, established and used by such Obligor, have been diligently and properly completed as to such Account debtor obligated in respect of such Installment Sales Receivables, and the Account debtor with respect to the Installment Sales Receivables is eligible for credit in the amount thereof pursuant to the criteria established and used by such Obligor as of the date of such sale;

(h) the terms of payment of such Installment Sales Receivables require payments of no more than three (3) consecutive monthly installments;

(i) no payment with respect to such Installment Sales Receivable is unpaid  more than ninety (90) days past the original invoice date thereof (except as permitted in (k) below) as reflected in the statements sent by such Obligor to the Account debtor with respect thereto;

(j) no default or event of default under the terms of the sale giving rise to such Installment Sales Receivables has occurred and is continuing, other than a payment default to the extent described in clauses (i) or (k) of this definition;

(k) such Installment Sales Receivables do not arise from sales made pursuant to any deferred payment programs pursuant to which the initial payment in respect thereof is not due within thirty (30) days of the shipment of the Inventory the sale of which gave rise to such Installment Sales Receivable, except, that, Installment Sales Receivable of such Obligor arising under the holiday extended pay program from goods shipped in November and December which otherwise satisfy the criteria of Eligible Installment Sales Receivables shall be Eligible Installment Sales Receivables through April 30th of the immediately succeeding calendar year; and

(l) such Installment Sales Receivables have not been and are not required or intended to be sold or otherwise transferred pursuant to a Permitted Securitization Transaction.

Notwithstanding the foregoing, Installment Sales Receivables shall not be or be deemed to be Eligible Installment Sales Receivables until Agent shall have conducted a field examination with respect to such assets and the results of such field examination and other due diligence shall be reasonably satisfactory to Agent and Bank of America, N.A., in its capacity as Syndication Agent, and then only to the extent the criteria for Eligible Installment Sales Receivables set forth herein are satisfied with respect thereto.  General criteria for Eligible Installment Sales Receivables may be established and revised from time to time by Agent, in consultation with Bank of America, in its capacity as Syndication Agent, in good faith based on an event, condition or other circumstance arising after the date hereof which adversely affects or could reasonably be expected to adversely affect the collectability of the Installment Sales Receivables in the reasonable good faith determination of Agent.  Agent shall not establish or revise criteria for Eligible Installment Sales Receivables unless Agent shall have provided Administrative Borrower five (5) Business Days prior written notice (such notice not to be required after the occurrence of an Event of Default) and an explanation of the nature of such new or revised criteria.  Any Installment Sales Receivables which are not Eligible Installment Sales Receivables shall nevertheless be part of the Collateral.

1.63  “Eligible In-Transit Inventory” shall mean Inventory owned by Obligors that otherwise satisfies the criteria for Eligible Inventory set forth herein but is located outside of the United States of America and which is in transit to a location for which Agent shall have received a Collateral Access Agreement from the applicable lessor, owner, or operator of such location executed and delivered by such lessor, owner or operator, as the case may be; provided, that,

(a) Agent has a first priority perfected security interest in and lien upon such Inventory, and all documents of title, if any, with respect thereto,

(b) such Inventory either (i) is the subject of a bill of lading (A) issued by the carrier respecting such Inventory, and (B) which bill of lading has been delivered to the Freight Forwarder handling the shipping of such Inventory, in all cases, subject to a Collateral Access Agreement duly authorized, executed and delivered by such Freight Forwarder, or (ii) is the subject of a forwarder’s cargo receipt (A) which has been signed or otherwise authenticated by a Freight Forwarder as Obligor’s agent, and (B) is in the possession of such Freight Forwarder handling the shipping of such Inventory, in all cases, subject to a Collateral Access Agreement duly authorized, executed and delivered by such Freight Forwarder,

(c) such Obligor has title to such Inventory, and Agent shall have received such evidence thereof as it may from time to time require,

(d) Agent shall have received a Collateral Access Agreement, duly authorized, executed and delivered by the Freight Forwarder or customs broker, as the case may be, handling the shipping of such Inventory, such Collateral Access Agreement shall be in full force and effect and such Freight Forwarder shall be in compliance in all material respects with the terms thereof,

(e) such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Agent in its discretion, and Agent shall have received a copy of the certificate of marine cargo insurance in connection therewith in which Agent has been named as an additional insured and loss payee in a manner acceptable to Agent,

(f) upon Agent’s request, Agent shall have received a copy of the invoice, packing slip and manifest with respect thereto,

(g) such Inventory is not subject to a Letter of Credit, and

(h) such Inventory shall not have been in transit for more than sixty (60) days;

provided, that, Agent may, upon notice to Administrative Borrower, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event that the Agent determines that such Inventory is subject to any Person’s right or claim which is (or is capable of being) senior to, or pari passu with, the Lien of the Agent (such as, without limitation, a right of stoppage in transit), as applicable, or may otherwise adversely impact the ability of the Agent, to realize upon such Inventory.

1.64  “Eligible Inventory” shall mean Inventory of each Obligor consisting of finished goods held for resale in the ordinary course of the business of such Obligor, and food of the Figi Companies, in each case which satisfy the criteria set forth below.  In general, Eligible Inventory shall not include (a) packaging and shipping materials and raw materials; (b) supplies used or consumed in such Obligor’s business; (c) Inventory at any distribution center leased by any Obligor unless Agent shall have received a Collateral Access Agreement from the lessor of such location executed and delivered by such lessor; (d) Inventory subject to a Lien in favor of any person other than Agent  except those permitted in this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or lien and Agent; (e) bill and hold goods; (f) slow moving and obsolete Inventory; provided, that, slow moving Inventory shall not include the immediately prior season’s Inventory to the extent it is included in the most recent appraisal of Inventory received by Agent, in accordance with the terms of this Agreement; (g) Inventory which is not subject to the first priority, valid and perfected security interest of Agent; (h) damaged and/or defective Inventory; (i) Inventory purchased or sold on consignment; (j) Inventory not located at: (i) a premises set forth on Omnibus Schedule 2 hereto, (ii) a Retail Store location, (iii) a premises owned by an Obligor, or (iv) a premises for which Agent shall have received a Collateral Access Agreement from the lessor or owner of such location executed and delivered by such lessor or owner unless Obligors are not required in accordance with the definition of Collateral Access Agreement to obtain a Collateral Access Agreement for such location or such requirement has been waived by Agent in its reasonable discretion; (k) Inventory in transit to any Obligor (except for (i) Eligible In-Transit Inventory (provided, that, the amount of Eligible In-Transit Inventory included in the calculation of the Eligible Inventory component of the Borrowing Base shall not exceed $25,000,000 in the aggregate at any time), and Eligible L/C Inventory and (ii) Inventory in transit (A) to a warehouse location for which Agent shall have received a Collateral Access Agreement from the lessor, owner or operator of such location executed and delivered by such lessor, owner or operator, which Inventory is located in the United States and has cleared United States customs or (B) to any Obligor from a warehouse location listed on Omnibus Schedule 2 hereto or from a warehouse for which Agent shall have received a Collateral Access Agreement from the lessor, owner or operator of such location executed and delivered by such lessor, owner or operator); (l) Inventory held for return to vendors; (m) Inventory returned by customers and not held for resale; (n) lay away Inventory; (o) Inventory consisting of samples; (p) highly perishable Inventory; and (q) Inventory located outside of the United States except to the extent such Inventory is Eligible In-Transit Inventory or Eligible L/C Inventory and as may otherwise be agreed to by Agent and Administrative Borrower.  Notwithstanding the foregoing, the Inventory of the Figi Companies shall not be or be deemed to be Eligible Inventory until Agent shall have (1) received an appraisal thereof in form and containing assumptions and appraisal methods reasonably satisfactory to Agent by an appraiser reasonably acceptable to Agent, on which Agent and Lenders are expressly permitted to rely and (2) conducted a field examination with respect to such assets and the results of such field examination and other due diligence shall be reasonably satisfactory to Agent, and then only to the extent the criteria for Eligible Inventory set forth herein are satisfied with respect thereto.  General criteria for Eligible Inventory may be established and revised from time to time by Agent in good faith based on an event, condition or other circumstance arising after the date hereof which adversely affects or could reasonably be expected to adversely affect the value of the Inventory in the reasonable good faith determination of Agent.  Agent shall not establish or revise criteria for Eligible Inventory unless Agent shall have provided Administrative Borrower five (5) Business Days prior written notice (such notice not to be required after the occurrence of an Event of Default) and an explanation of the nature of such new or revised criteria.  Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

1.65           “Eligible L/C Inventory” shall mean Eligible Inventory that otherwise satisfies the criteria for Eligible In-Transit Inventory and which has been purchased with and is subject to a Letter of Credit.

1.66  “Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and in each case is approved by Agent; and (d) for the purposes of Section 2.4 only, any Person (other than a natural Person) approved by Agent and Administrative Borrower (which approval shall not be unreasonably withheld or delayed); provided, that, (i) no Obligor or any Affiliate of any Obligor shall qualify as an Eligible Transferee; and (ii) no Person to whom any Indebtedness which is in any way subordinated by agreement in right of payment to any other Indebtedness of any Obligor shall qualify as an Eligible Transferee, except as Agent may otherwise agree.

1.67  “Engagement Letters” shall mean, collectively, the engagement letter and the engagement fee letter, each dated June 1, 2009, by and among Parent, Agent, WFS and BAS, setting forth, among other things, certain fees payable by Borrowers to Agent for the benefit of itself, WFS, BAS, certain Affiliates of WFS and BAS, and Lenders, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.68  “Environmental Laws” shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Obligor and any Governmental Authority, (a) relating to pollution and the protection or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.  The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response,

Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws, and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

1.69  “Equipment” shall have the meaning given to such term in the UCC and also shall include, without limitation, all of each Obligor’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment and computer hardware and software, whether owned or licensed, and including embedded software, vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith (other than Inventory), and substitutions and replacements thereof, wherever located.

1.70  “ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended, together with all rules, regulations and interpretations thereunder or related thereto.

1.71  “ERISA Affiliate” shall mean any Person required to be aggregated with any Borrower or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.72  “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such Plan that is a single employer plan where such termination could result in any liability to the Pension Benefit Guaranty Corporation; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the occurrence of a “prohibited transaction” as defined in Section 4975(c) of the Code or in Section 406 of ERISA with respect to which any Borrower or any of its Subsidiaries would be liable; (f) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan or Multiemployer Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (i) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate; and (j) any other event or condition with respect to a Plan or Multiemployer Plan or any Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Obligor.

1.73  “Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

1.74  “Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

1.75  “Excess Availability” shall mean the amount, as determined by Agent, calculated at any date, equal to: (a) the lesser of (i) the Borrowing Base and (ii) the Maximum Credit (in each case under (i) or (ii) after giving effect to any Reserves other than any Reserves in respect of Letter of Credit Obligations), minus (b) the sum of (without duplication): (i) the amount of all then outstanding and unpaid Obligations (but not including for this purpose Obligations of such Borrower arising pursuant to any guarantees in favor of Agent and Lenders of the Obligations of the other Borrowers or any outstanding Letter of Credit Obligations), plus (ii) the amount of all Reserves then established in respect of Letter of Credit Obligations, plus (iii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Obligors which are outstanding more than sixty (60) days past due as of such date (other than trade payables or other obligations being contested or disputed by such Obligor in good faith), plus (iv) the amount of checks issued by Obligors to pay trade payables and other obligations which are more than sixty (60) days past due as of such date (other than trade payables or other obligations being contested or disputed by such Obligor in good faith), but not yet sent.

1.76  “Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

1.77  “Excluded Property” shall have the meaning set forth in Section 5.2 hereof.

1.78  “Excluded Subsidiaries” shall mean each of the Financing Subsidiaries, the Inactive Subsidiaries, Real Property Holding Companies, Charming J.V. Inc., CSI Charities, Inc., the Foreign Subsidiaries, White Marsh Distribution, LLC, Kafco Development Co., Inc., Festus #2733 Development Co., Inc., Macomb #2619 Development Co., Inc., Rolla #2685 Development Co., Inc., Sikeston #2736 Development Co., Inc., Yucca #2524 Development Co., Inc., FB Distro Distribution Center, LLC, Winks Lane, Inc. and FB Distro, Inc., as named in Omnibus Schedule 1 hereto, subpart 7, and any other Subsidiary formed or acquired pursuant to Sections 9.12 or 9.14 hereof and designated in writing by Administrative Borrower to Agent at or prior to formation or acquisition as an Excluded Subsidiary.

1.79  “Existing Letters of Credit” shall mean, collectively, the Existing Letters of Credit issued for the account of Borrowers and Additional L/C Debtors prior to the date hereof and listed on Schedule 1.79 hereto.

1.80  “Fashion Bug Card” shall mean the private label credit card or cards issued by the Financing Subsidiaries (or any subsequent Credit Card Issuer replacing the Financing Subsidiaries with respect to such private label credit card or cards as to which there has been compliance with Section 9.23 hereof) to customers or prospective customers of the Retail Store Subsidiaries operating under the name of “Fashion Bug”.

1.81           “Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Agent from three (3) Federal funds brokers of recognized standing selected by it.

1.82  “Figi’s” shall mean Figi’s Inc., a Wisconsin corporation, and its successors and assigns.

1.83  “Figi Companies” shall mean collectively, Figi’s and its Subsidiaries and their respective successors and assigns.

1.84  “Financing Agreements” shall mean, collectively, this Agreement, the Existing Financing Agreements (other than the Existing Loan Agreement and the Second Amended and Restated Guarantee, dated July 28, 2005, executed by the Guarantors parties thereto which have been amended and restated in their entirety in accordance with Section 14.4 hereof), and all notes, guarantees, security agreements, deposit account control agreements, investment property control agreements, intercreditor agreements, and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Obligor in connection with this Agreement; provided, that, in no event shall the term Financing Agreements be deemed to include any Hedge Agreement.

1.85  “Financing Subsidiaries” shall mean, individually and collectively, (a) FSC, Originator, Charming Shoppes Receivables Corp. (formerly known as Fashion SPC, Inc.), Charming Shoppes Seller, Inc., Charming Shoppes Street, Inc., Spirit of America, Inc., Fashion Service Fulfillment Corp., Catalog Seller LLC, Catalog Receivables LLC, and Fashion Service Protection Corp., and (b) any other direct or indirect Subsidiary of any of them or Parent, whether now existing or organized after the date hereof, engaged in originating, financing, funding or servicing Securitization Program Assets, including without limitation, a Special Purpose Vehicle, provided, that, the term “Financing Subsidiary” shall not include any Obligor.

1.86  “Fixed Charge Coverage Ratio” shall mean, as to any Person and its Subsidiaries for any date of determination, the ratio of: (a) EBITDA of such Person and its Subsidiaries, on a consolidated basis, for the immediately preceding twelve (12) consecutive fiscal months as of the end of the most recent month for which Agent has received financial statements pursuant to Section 9.6 hereof, minus, the amount of Capital Expenditures of such Person and its Subsidiaries, on a consolidated basis, during such period (offset by landlord construction allowances which are to be paid by landlords within a reasonable time after incurrence of such Capital Expenditures, such time period not to exceed six (6) months after the incurrence of such Capital Expenditures) to the extent not financed by Indebtedness permitted hereunder for such purpose, to (b) Fixed Charges of such Person and its Subsidiaries, on a consolidated basis, for such period.

1.87  “Fixed Charges” shall mean, as to any Person and its Subsidiaries (on a consolidated basis), with respect to any period, the sum of, without duplication, (a) all cash Interest Expense during such period, plus (b) all regularly scheduled principal payments in respect of Indebtedness for borrowed money and Indebtedness with respect to Capital Leases, in any case, to the extent paid in cash during such period excluding any payments due upon maturity or prepayment of any such Indebtedness in the event such Indebtedness is refinanced, plus (c) all income taxes paid in cash during such period.

1.88  “Foreign Subsidiary” shall mean any direct or indirect subsidiary of Parent organized in a jurisdiction other than the United States of America, a state thereof, the District of Columbia, or Puerto Rico, whether now existing or organized after the date hereof.

1.89  “Freight Forwarders” shall mean the persons as may be selected by Administrative Borrower who are reasonably acceptable to Agent to receive and arrange for the shipping of Inventory to the United States of America; each sometimes being referred to herein individually as a “Freight Forwarder”.

1.90  “FSC” shall mean Fashion Service Corp., a Delaware corporation and its successors and assigns.

1.91  “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, provided, that, in the event of any change in GAAP after the date hereof that affects the covenant set forth in Section 9.21 hereof, Administrative Borrower may, by notice to Agent, or Agent may, and at the request of Required Lenders shall, by notice to Administrative Borrower, require that such covenant be calculated in accordance with GAAP as in effect, and as applied by Parent and its Subsidiaries, immediately before the applicable change in GAAP became effective, until either the notice from the applicable party is withdrawn or such covenant is amended in a manner satisfactory to Administrative Borrower, Agent and the Required Lenders.  Administrative Borrower shall deliver to Agent at the same time as the delivery of any financial statements given in accordance with the provisions of Section 9.6 hereof (a) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding monthly, quarterly or annual financial statements and (b) a reasonable estimate of the effect on the financial statements on account of such changes in application.

1.92  “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

1.93  “Guarantor” shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, including without limitation, those certain Subsidiaries of Parent listed on Schedule 1.93 hereto and any Subsidiary of Parent that executes a Guarantor Joinder Agreement after the date hereof, provided, that, the term “Guarantor” shall not include any Borrowers, Additional L/C Debtors or Excluded Subsidiaries.

1.94  “Guarantor Joinder Agreement” shall mean a Guarantor Joinder Agreement substantially in the form of Exhibit D attached hereto.

1.95  “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.96  “Hedge Agreement” shall mean an agreement between any Obligor and any counterparty that is a swap agreement as such term is defined in 11 U.S.C. Section 101, and including any rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices; sometimes being collectively referred to herein as “Hedge Agreements”.

1.97  “Immaterial Insolvency Event” shall mean Involuntary Proceeding(s) or Voluntary Proceeding(s) with respect to any Obligor (other than Parent or Administrative Borrower) so long as the fair market value of the assets of such Obligor, when aggregated with the fair market value of the assets of any other Obligor that is or was the subject of an Immaterial Insolvency Event does not exceed $20,000,000.

1.98  “Inactive Subsidiaries” shall mean, individually and collectively, (a) the Subsidiaries of Parent that do not operate a Retail Store, and (b) the Subsidiaries of Parent which have no material assets or properties and do not engage in any business or commercial activity.

1.99  “Indebtedness” shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) to pay the deferred purchase price of property or services of any such Person, including, without limitation, all obligations under earn-out or similar agreements (other than trade payables, accrued liabilities, tax payables, non-compete and restructuring expenses, and other similar items, in each case arising in the ordinary course of business); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to mandatorily redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual Lien, on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time, provided, that, for the purposes hereof, to the extent such Indebtedness referred to in this clause (g) is non-recourse to such Person, the amount of such Indebtedness shall not be deemed to exceed the lesser of (i) the principal amount of such Indebtedness or (ii) the value of the asset securing such Indebtedness; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments; (j) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor; (k) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP; and (l) CS Securitization Undertakings.

1.100  “Insolvency Proceeding” shall mean, as to any Person, any of the following: (a) any case or proceeding with respect to such Person under the Bankruptcy Code or any other Federal or State bankruptcy, insolvency, reorganization or other law affecting creditors’ rights or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of the obligations and indebtedness of such Person, (b) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to such Person or a material portion of its assets, (c) any proceedings for liquidation, dissolution or other winding up of the business of such Person, or (d) any assignment for the benefit of creditors or any marshaling of assets of such Person.

1.101  “Installment Sales Receivables” shall mean any Accounts of the Figi Companies arising pursuant to the sale of non- apparel Inventory by such Obligor to an Account debtor requiring payments of the purchase price in installments over a period of time.

1.102  “Intellectual Property” shall mean, as to each Obligor, such Obligor’s now owned and hereafter arising or acquired patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to any Obligor’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

1.103  “Interest Expense” shall mean, for any period, as to any Person and its Subsidiaries, total interest expense, whether paid or accrued (including the interest component of Capital Leases for such period), all of the foregoing as determined in accordance with GAAP.

1.104  “Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2) or three (3) months duration (or, if available to all Lenders, six (6) months duration) as Administrative Borrower on behalf of any Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, Administrative Borrower on behalf of such Borrower may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

1.105  “Interest Rate” shall mean:

(a) subject to clause (b) of this definition below:

(i) as to Base Rate Loans, a rate equal to the Applicable Margin on a per annum basis in excess of the Base Rate,

(ii) as to Eurodollar Rate Loans, a rate equal to the Applicable Margin on a per annum basis in excess of the Adjusted Eurodollar Rate (in each case, based on the London Interbank Offered Rate applicable for the Interest Period selected by Administrative Borrower as in effect two (2) Business Days after the date of receipt by Agent of the request of Administrative Borrower for such Eurodollar Rate Loans in accordance with the terms hereof;

(iii) as to Swing Line Loans, a rate equal to the Applicable Margin for Eurodollar Rate Loans on a per annum basis in excess of the Index Rate; and

(b) notwithstanding anything to the contrary contained in clause (a) of this definition, the Applicable Margin otherwise used to calculate the Interest Rate for Base Rate Loans, Eurodollar Rate Loans, and Swing Line Loans, shall be the highest percentage set forth in the definition of the term Applicable Margin for each category of Revolving Loans (without regard to the amount of Monthly Average Liquidity) plus two (2%) percent per annum, at Agent’s option, or at the direction of the Required Lenders, after notice to Administrative Borrower, (i) for the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing, and (ii) on Revolving Loans to Borrowers at any time outstanding in excess of the Borrowing Base (whether or not such excess(es) arise or are made with or without Agent’s or any Lender’s knowledge or consent and whether made before or after an Event of Default) but only to the extent of such excess.

1.106  “Inventory” shall have the meaning given to such term in the UCC and also include, without limitation, all of each Obligor’s now owned and hereafter existing or acquired goods, wherever located, which (a) are held by any Obligor for sale or lease or to be furnished under a contract of service; (b) are furnished by Obligor under a contract of service; or (c) consist of raw materials, work in process, finished goods or materials used or consumed in the business of any Obligor.

1.107  “Investment Property Control Agreement” shall mean an agreement in writing, either in substantially the form attached hereto as Exhibit C or in such other form as is reasonably acceptable to Agent, by and among Agent, any Obligor and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Obligor including such terms and conditions as Agent may reasonably require, provided, that, no such agreement shall be required with respect to any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Obligor’s salaried employees or property held in trust for the benefit of an employee or any unaffiliated third party.

1.108  “Involuntary Proceeding” shall have the meaning set forth in Section 10.1(g) hereof.

1.109  “Issuing Banks” shall mean (a) Wachovia and its Affiliates, (b) Wells Fargo Bank, National Association, (c) Bank of America, N.A., (d) any other Lender that is approved by Agent that shall issue a Letter of Credit and has agreed in a manner satisfactory to Agent to be subject to the terms hereof as an Issuing Bank, and (e) any successor Issuing Bank, as the same may be appointed by Agent pursuant to Section 12.15 hereof; each sometimes being referred to herein individually as an “Issuing Bank”.

1.110  “Lane Bryant Card” shall mean the private label credit card or cards issued by a Credit Card Issuer or the Financing Subsidiaries (or any subsequent Credit Card Issuer replacing the Financing Subsidiaries with respect to such private label credit card or cards) to customers or prospective customers of Lane Bryant or any Retail Store Subsidiary thereof.

1.111  “Lenders” shall mean the financial institutions and other Persons who are signatories hereto as Lenders and other Persons made a party to this Agreement as a Lender in accordance with Section 13.7 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender”.

1.112  “Letter of Credit Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

1.113  “Letter of Credit Limit” shall mean $100,000,000.

1.114  “Letter of Credit Obligations” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (b) the aggregate amount of all drawings under Letters of Credit for which an Issuing Bank has not at such time been reimbursed, plus (c) without duplication, the aggregate amount of all payments made by each Lender to an Issuing Bank with respect to such Lender’s participation in Letters of Credit as provided in Section 2.2 for which Borrowers have not at such time reimbursed the Lenders, whether by way of a Revolving Loan or otherwise.

1.115  “Letters of Credit” shall mean all (a) letters of credit (whether documentary or stand-by and whether for the purchase of Inventory, Equipment or otherwise) and banker’s acceptances issued with respect to drafts presented under letters of credit (whether for the purchase of Inventory, Equipment or otherwise), in each case issued by an Issuing Bank for the account of any Obligor or any Additional L/C Debtor pursuant to this Agreement and the Trade Financing Agreements and all amendments, renewals, extensions or replacements thereof and including, but not limited to, the Existing Letters of Credit and the Additional L/C Accommodations, and (b) any letter of credit which is issued by Parent or a Subsidiary of Parent, which letter of credit has been confirmed by an Issuing Bank.  The term “banker’s acceptance” as used herein shall refer to a time draft that is an order issued by the beneficiary of a letter of credit as the drawer of the time draft instructing the issuer of the letter of credit as the drawee to pay the amount specified in the time draft that has been accepted by a bank

1.116  “License Agreements” shall have the meaning set forth in Section 8.11 hereof.

1.117  “Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights of way and the like), lien (statutory or other), security agreement or transfer intended as security, including without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease or any financing lease having substantially the same economic effect as any of the foregoing.

1.118  “Liquidity” shall mean, on any date of determination, the amount equal to the sum of (a) Excess Availability, plus (b) Liquidity Cash.

1.119  “Liquidity Cash” shall mean unrestricted cash and Cash Equivalents of Obligors which, in each case (a) are subject to the valid, enforceable and first priority perfected security interest of Agent in a deposit account or an investment account and subject to a Deposit Account Control Agreement or an Investment Property Control Agreement, as the case may be, in form and substance satisfactory to Agent, (b) are free and clear of any Liens (other than the first priority security interest and lien in favor of Agent and liens in favor of the depository bank or securities intermediary where the deposit account or investment account is maintained for its customary fees and charges), (c) are available to Obligors without restriction or condition (other than those imposed by Agent), and (d) are not (i) Qualified Cash(except that on any date of determination of the amount of Liquidity Cash, to the extent the Borrowing Base (prior to giving effect to any Reserves) exceeds the Maximum Credit (prior to giving effect to any Reserves) (any such excess shall be referred to as “Surplus”) then Qualified Cash not in excess of the Surplus shall be deemed “Liquidity Cash”) or (ii) funds held at Retail Store Subsidiaries or in deposit accounts used by Retail Store Subsidiaries.

1.120  “Loans” shall mean, collectively, the Revolving Loans and the Swing Line Loans.

1.121  “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Agent from time to time for purposes of providing quotations of interest rates applicable to eurodollar deposits in dollars in the London interbank market) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, that, if more than one rate is specified on such page for such comparable period, the applicable rate shall be the arithmetic mean of all such rates.  In the event that such rate is not available at such time for any reason, then the term “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate of interest per annum at which dollar deposits of $5,000,000 and for a term comparable to such Interest Period are offered by the principal London office of Agent in immediately available funds in the London interbank market at approximately 11:00 a.m. London time two (2) Business Days prior to the commencement of such Interest Period.

1.122  “Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, performance or operations of Obligors, taken as a whole, (b) the Collateral or the value thereof, taken as a whole, or (c) the ability of  Obligors, taken as a whole, to repay the Obligations.

1.123  “Material Contract” shall mean (a) any contract or other agreement (other than the Financing Agreements and purchase orders for merchandise), written or oral, of any Obligor  involving monetary liability of or to any Person in an amount in excess of $20,000,000 in any fiscal year and (b) any other contract or other agreement (other than the Financing Agreements), whether written or oral, to which any Obligor is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

1.124  “Maximum Credit” shall mean $225,000,000; provided, that, the Maximum Credit may be increased from time to time in accordance with the provisions of Section 2.4 hereof.

1.125  “Minimum Frequency” shall mean with respect to the field examinations to be conducted by Agent as provided herein (other than field examinations to be conducted by Agent in connection with a Permitted Acquisition) and the Inventory reports and appraisals to be delivered by Borrowers to Agent as required by Section 7.3(d) hereof: (a) at all times that there are no Revolving Loans outstanding and the outstanding amount of Letter of Credit Obligations is less than $25,000,000, at least one (1) time during each twelve (12) consecutive month period, and (b) at all other times, at least two (2) times during each twelve (12) consecutive month period.

1.126  “Monthly Average Excess Availability” shall mean, at any time, the daily average of the amount of Excess Availability for the immediately preceding fiscal month as set forth in the report referred to in Section 9.6(a)(ii) hereof.

1.127  “Monthly Average Liquidity” shall mean, at any time, the daily average of the amount of Liquidity for the immediately preceding fiscal month as set forth in the report referred to in Section 9.6(a)(ii) hereof.

1.128  “Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current plan year or the immediately preceding six (6) plan years contributed to by any Borrower or any ERISA Affiliate.

1.129  “Net Amount of Eligible Credit Card Receivables” shall mean, the gross amount of the Eligible Credit Card Receivables of Obligors after taking into account returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto, less sales, excise or similar taxes included in the amount thereof.

1.130  “Net Amount of Eligible Installment Sales Receivables” shall mean, the gross amount of the Eligible Installment Sales Receivables after taking into account returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto, less sales, excise or similar taxes included in the amount thereof.

1.131  “Net Recovery Cost Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the Inventory at such time on a “going out of business sale” basis as set forth in the most recent acceptable appraisal of Inventory received by Agent in accordance with Section 7.3 hereof, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the original cost of the aggregate amount of the Inventory subject to such appraisal.

1.132  “Obligations” shall mean, collectively (a) any and all Loans, Letter of Credit Obligations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Obligors or Additional L/C Debtors to Agent or any Lender or Issuing Bank, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement and the other Financing Agreements or on account of any Letter of Credit and all other Letter of

Credit Obligations, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to any or all of Obligors or Additional L/C Debtors under the Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and (b) for purposes only of Section 5.1 hereof and subject to the priority in right of payment set forth in Section 6.4 hereof, all obligations, liabilities and indebtedness of every kind, nature and description owing by Obligors to Agent and Bank Product Providers arising under or pursuant to any Bank Products, whether now existing or hereafter arising, provided, that, (i) as to any such obligations, liabilities and indebtedness arising under or pursuant to a Bank Group Hedge Agreement, the same shall only be included within the Obligations if, upon Agent’s request, Agent shall have entered into an agreement, in form and substance satisfactory to Agent, with the Bank Product Provider that is a counterparty to such Bank Group Hedge Agreement, as acknowledged and agreed to by Obligors, providing for the delivery to Agent by such counterparty of information with respect to the amount of such obligations and providing for the other rights of Agent and such Bank Product Provider in connection with such arrangements, (ii) as to any such obligations, liabilities and indebtedness arising under or pursuant to a Bank Product (other than a Bank Group Hedge Agreement if Agent has requested the agreement referred to in clause (i) above), the same shall only be included within the Obligations if the Bank Product Provider with respect thereto shall have delivered written notice to Agent that (A) such Bank Product Provider has entered into a transaction to provide Bank Products to an Obligor and (B) the obligations arising pursuant to such Bank Products provided to Obligors constitute Obligations entitled to the benefits of the security interest of Agent granted hereunder, and Agent shall have accepted such notice in writing (provided, that, no such notice or acceptance shall be required as to such obligations, liabilities and indebtedness arising under or pursuant to a Bank Product provided by or owing to Agent or any of its Affiliates), and (iii) in no event shall any Bank Product Provider acting in such capacity to whom such obligations, liabilities or indebtedness are owing be deemed a Lender for purposes hereof to the extent of and as to such obligations, liabilities or indebtedness except that each reference to the term “Lender” in Sections 12.1, 12.2, 12.3(b), 12.6, 12.7, 12.9, 12.12 and 13.6 hereof shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or lien of Agent.

1.133  “Obligors” shall mean, collectively, Borrowers and Guarantors; each sometimes being referred to herein individually as an “Obligor”.

1.134  “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

1.135  “Originator” shall mean Spirit of America National Bank and its successors and assigns.

1.136  “Originator Accounts” shall mean revolving credit card accounts maintained by the Originator, including accounts that have been written off as uncollectible.

1.137  “Other Taxes” shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements.

1.138  “Over Advance” shall have the meaning set forth in Section 12.8 hereof.

1.139  “Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Revolving Loans and Letters of Credit in conformity with the provisions of Section 13.7 of this Agreement governing participations.

1.140  “Permits” shall have the meaning set forth in Section 8.7(c) hereof.

1.141  “Permitted Acquisitions” shall have the meaning set forth in Section 9.12 hereof.

1.142  “Permitted Liens” shall mean those Liens permitted to be incurred by Obligors in accordance with Section 9.9 hereof.

1.143  “Permitted Securitization Transaction” means (a) a transaction in which (i) Receivables, Accounts or other financial assets originated or acquired by any Obligor or Originator are described as being transferred or required to be transferred to one or more Financing Subsidiaries in a manner that is intended to legally isolate the transferred assets from such Obligor or Originator (such that the transferred assets would not be included in the estate of such Obligor or Originator in any Insolvency Proceeding) and (ii) asset backed certificates or other securities evidencing an interest in, or otherwise backed by, the transferred assets are sold to investors, or (b) a transaction or series of transactions (whether on-balance sheet or off-balance sheet, in the form of a sale, a loan or other transaction) entered into by any Obligor pursuant to which such Obligor may (directly or indirectly) sell, convey or otherwise transfer to a Financing Subsidiary, or may grant a security interest in, any Securitization Program Assets (whether now existing or arising in the future).

1.144  “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.145  “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV of ERISA which any Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.

1.146  “Prime Rate” shall mean the rate of interest announced, from time to time, within Wells Fargo Bank, National Association, a national banking association, at its principal office in San Francisco or its successors, as its “prime rate”, whether or not such announced rate is the best rate available at such bank.

1.147  “Private Label Credit Cards” shall mean any of the following: (a) the Fashion Bug Card, (b) the Co-Branded Card, (c) the Catherines Card, (d) the Lane Bryant Card, and (e) any other private label credit card issued by Originator, any Financing Subsidiary, or any other Obligor to customers or prospective customers of any Obligors, in respect of which Parent or any Subsidiary of Parent is either the Credit Card Issuer or Credit Card Processor.

1.148  “Proceeds” shall mean all proceeds as defined in the UCC or other applicable law, and all other profits, rentals, or receipts, in whatever form, arising from the collection, sale, lease, or other disposition of, or realization upon, the Collateral, or a specified portion thereof, including, without limitation, any insurance proceeds with respect thereto.

1.149  “Pro Rata Share” shall mean as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate amount of all of the Commitments of Lenders, as adjusted from time to time in accordance with the provisions of  Sections 2.4 and 13.7 hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and its interest in the Letters of Credit and the denominator shall be the aggregate amount of all unpaid Loans and Letters of Credit.

1.150  “Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

1.151  “Qualified Cash” shall mean, as of any date of determination,

(a) at all times that Revolving Loans are outstanding, cash and Cash Equivalents (having a maturity date or reset period of ninety (90) days or less from the date of determination) of Obligors which are, in each case (i) subject to the valid, enforceable and first priority perfected security interest of Agent in a deposit account or an investment account at Wells Fargo or any of its Affiliates and subject to a Deposit Account Control Agreement or an Investment Property Control Agreement, as the case may be, in form and substance satisfactory to Agent (which agreement shall not permit withdrawal of such cash and Cash Equivalents by the applicable Obligors unless: (A) Administrative Borrower shall have delivered to Agent an updated Borrowing Base Certificate after giving effect to such withdrawal, (B) Excess Availability shall be at least $40,000,000 at the time of such withdrawal and after giving effect thereto, and (C) as of the making of such withdrawal and after giving effect thereto, no Event of Default shall exist or shall have occurred and be continuing), (ii) free and clear of any Liens (other than the first priority security interest and lien in favor of Agent), and (iii) available to Obligors without restriction or condition (other than those imposed by Agent), and

(b) at all times that no Revolving Loans are outstanding, in addition to the cash and Cash Equivalents described in clause (a) of this definition, up to $50,000,000 of cash and Cash Equivalents (having a maturity date or reset period of one (1) year or less from the date of determination) of Obligors which are, in each case (i) subject to the valid, enforceable and first priority perfected security interest of Agent in a deposit account or an investment account at Wells Fargo or any of its Affiliates and subject to a Deposit Account Control Agreement or an

Investment Property Control Agreement, as the case may be, in form and substance satisfactory to Agent (which agreement shall not contain as to such cash and Cash Equivalents described in this clause (b) any restrictions on withdrawal by the applicable Obligors unless, as of the making of any withdrawal and after giving effect thereto, an Event of Default shall exist or shall have occurred and be continuing), (ii) free and clear of any Liens (other than the first priority security interest and lien in favor of Agent), and (iii) available to Obligors without restriction or condition (other than those imposed by Agent).  In no event shall Qualified Cash be deemed to include funds held at Retail Store Subsidiaries, funds in deposit accounts used by Retail Store Subsidiaries, or funds in deposit accounts used in the cash management system of Obligors.

1.152  “Real Property” shall mean all now owned and hereafter acquired real property of Obligors, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

1.153  “Real Property Holding Companies” shall mean, individually and collectively, any direct or indirect Subsidiary of Parent, whether now existing or organized after the date hereof, which is engaged in owning and/or leasing Real Property, provided, that, the term “Real Property Holding Company” shall not include any Obligor.

1.154  “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Obligor:  (a) all Accounts; (b) all Credit Card Receivables and all Installment Sales Receivables; (c) all amounts at any time payable to any Obligor in respect of the sale or other disposition by any Obligor of any Account, other Receivable or other obligation for the payment of money; (d) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account, Installment Sales Receivable or any Credit Card Receivables; (e) all letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Obligor or otherwise in favor of or delivered to any Obligor in connection with any Account; (f) all payment intangibles of any Obligor and other contract rights, chattel paper, instruments, notes and other forms of obligations owing to any Obligor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property and other general intangibles), rendition of services or from loans or advances by such Obligor to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of such Obligor) or otherwise associated with any Accounts, Inventory, other Receivables or general intangibles (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower or Guarantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Borrower or Guarantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower or Guarantor is a beneficiary, bills of lading, warehouse receipts and other documents of title or shipping documents); (g) all monies, securities and other investment property, credit balances, deposits, deposit accounts and other property and the proceeds thereof, now or hereafter held or received or held by, or in transit to, Agent, any Lender or any of their Affiliates or participants or held or received by any other bank, other financial institution or other person, whether for safekeeping, pledge, custody, transmission, collection or otherwise; (h) all deposits (general or special) and balances at any bank or other financial institution or other person; (i) all right, title and interest in, to and in respect of the foregoing, including, without limitation, all goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, any of same, including, without limitation, all returned, reclaimed or repossessed Inventory; (j) all right, title and interest, and all enforcement and other rights, remedies, and security and liens, in, to and in respect of any of the foregoing, including, without limitation, rights of stoppage in transit, replevin, repossession, sequestration and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, guaranties, or other contracts of suretyship with respect thereto, or deposits or other security for the obligation of any account debtor; and (k) all credit and other insurance with respect to any Receivables or Inventory.

1.155  “Records” shall mean all of any Obligor’s present and future books of account of every kind or nature, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media (including any rights of such Obligor with respect to the foregoing maintained with or by any other person).

1.156  “Register” shall have the meaning set forth in Section 13.7 hereof.

1.157  “Required Frequency” shall mean the frequency set forth below of the field examinations to be conducted by Agent as provided herein (other than field examinations to be conducted by Agent in connection with a Permitted Acquisition) and the Inventory reports and appraisals to be delivered by Borrowers to Agent as required by Section 7.3(d) hereof which shall be at the sole cost and expense of Borrowers:

	(A)	(B)	(C)
	Excess Availability equal to or greater than 50% of the Maximum Credit	Excess Availability less than 50% of the Maximum Credit but equal to or greater than 25% of the Maximum Credit
Excess Availability less than 25% of the Maximum Credit or, notwithstanding columns (A) and (B) of this table, the amount of all outstanding and unpaid Obligations (including Revolving Loans and Letter of Credit Obligations) is equal to or greater than $100,000,000

Field examinations	the Minimum Frequency	up to 3 times (at Agent’s discretion) during any consecutive 12 month period	up to 4 times (at Agent’s discretion) during any consecutive 12 month period
Inventory reports and appraisals	the Minimum Frequency	up to 3 times (at Agent’s discretion) during any consecutive 12 month period	up to 4 times (at Agent’s discretion) during any consecutive 12 month period

1.158  “Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate more than fifty (50%) percent of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom more than fifty (50%) percent of the then aggregate amount of all unpaid Loans and Letter of Credit Obligations are owed.

1.159  “Reserves” shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith, exercising its commercially reasonable business judgment, reducing the amount of Loans and Letters of Credit which would otherwise be available to any Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as reasonably determined by Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or its value, (ii) the assets of Obligors, taken as a whole or (iii) the security interests and other rights of Agent in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent’s reasonable and good faith belief that any collateral report or financial information furnished by or on behalf of any Obligor to Agent is incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letters of Credit as provided in Section 2.2 hereof or (d) in respect of any state of facts which Agent determines in good faith constitutes a Default or an Event of Default.  Without limiting any other rights or remedies of Agent under this Agreement or any of the other Financing Agreements with respect to the establishment of Reserves in respect of the events, conditions, contingencies or risks set forth in clauses (a) through (d) of the immediately preceding sentence, Agent may establish and revise Reserves to reflect any of the following: (i) an increase in inventory shrinkage over historical levels (but such Reserve shall only be established to the extent that such Inventory shrinkage was not deducted in determining the Value of such Inventory); (ii) an increase in reserves in respect of markdowns over historical levels to the extent not reflected in the most recent Borrowing Base Certificate delivered to Agent or the most recent appraisal delivered to Agent in accordance with the terms of this Agreement; (iii) cost variances, to the extent such cost variances result in the value of Inventory as set forth in the most recent Borrowing Base Certificate exceeding the Value of Inventory; (iv) the aggregate amount of deposits, if any, received by any Obligor from its retail customers in respect of unfilled orders for merchandise but only to the extent such Inventory is included in the calculation of the Borrowing Base without deduction for deposits received; (v) amounts past due or to become due (provided, that, so long as no Event of Default has occurred and is continuing, the amount of such Reserve in respect of amounts to become due will not exceed the amount which is to become due over any consecutive three (3) month period) in respect of sales, use and/or withholding taxes to the extent that the dollar amount of Eligible Inventory, Eligible Credit Card Receivables or Eligible Installment Sales Receivables included in the Borrowing Base has not already been reduced to reflect such amounts; (vi) any past due rental payments, service charges or other amounts to become due to lessors of real property to the extent Inventory or Records needed to monitor or otherwise deal with the Collateral are located in or on such property, other than for any location where either: (A) Agent has received a Collateral Access Agreement executed and delivered in accordance with the definition thereof or (B) the delivery of a Collateral Access Agreement is not required or was waived by Agent, other than in the case of retail store locations, provided, that, the Reserves established pursuant to this clause (vi) shall not exceed the greater of (1) the rental payments, service charges and other amounts past due or (2) the rental payments, service charges and other amounts payable for the next three (3) months, to the lessors of such locations located in those States where any right of the lessor to Collateral may have priority over the Lien of Agent (Borrowers acknowledge that Agent is not establishing a Reserve in respect of retail stores on the date hereof and that Agent retains the right to establish such Reserves in its good faith judgment except, that, in the event that the aggregate amount of Revolving Loans and Letter of Credit Obligations at any time exceeds the amount equal to fifty (50%) percent of the Maximum Credit, Agent shall establish such a Reserve); (vii) amounts owing by Obligors to Credit Card Issuers or Credit Card Processors in connection with the Credit Card Agreements to the extent not already deducted in the determination of Eligible Credit Card Receivables; (viii) increase in the number of days of the turnover of Inventory or a deterioration in its nature, quality or mix (but only to the extent not addressed by the lending formulas in a manner reasonably satisfactory to Agent); (ix) variances between the perpetual inventory records of Borrowers and the results of the test counts of Inventory conducted by Agent with respect thereto in excess of the percentage acceptable to Agent, (x) to reflect the amount of duty, freight, and taxes arising in connection with imported goods other than as already reserved for pursuant to this definition, (xi) to reflect the amount of any Lien in accordance with Section 9.9(b) hereof, (xii) to reflect the obligations, liabilities or indebtedness of Obligors in respect of gift cards issued to or for the benefit of customers of Obligors, (xiii) to reflect that a judgment described in Section 9.9(j) hereof has been entered against an Obligor (for which Administrative Borrower has not either (A) delivered a writing to Agent that the applicable insurer has assumed responsibility for such judgment or (B) certified in writing to Agent that such judgment is covered by insurance) which would result in a Lien in respect of the Collateral that would have priority over the Lien of the Agent in such Collateral, provided, that, such Reserve shall in no event exceed the lesser of (1) the amount any Obligor would be required to pay to satisfy such judgment (net of any insurance applicable thereto) or  (2) the value of any Collateral subject to the Lien of such judgment, (xiv) to reflect that dilution with respect to the Credit Card Receivables (based on the ratio of the aggregate amount of non-cash reductions in Credit Card Receivables for any period to the aggregate dollar amount of the sales of Obligors giving rise to Credit Card Receivables for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than five (5%) percent, (xv) obligations, liabilities or indebtedness (contingent or otherwise) of Obligors to Agent or any Bank Product Provider arising under or in connection with any Bank Products (other than cash management or related services) as such Bank Product Provider may require in connection therewith to the extent that such obligations, liabilities or indebtedness constitute Obligations as such term is defined herein and receive the benefit of the security interest of Agent in any Collateral, and (xvi) reserves in respect of Eligible In-Transit Inventory, including freight, taxes, duty and other amounts which Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to one of an Obligor’s locations for Eligible Inventory within the United States of America.  The amount of any Reserve established by Agent shall have a reasonable and direct relationship to the event, condition or other matter which is the basis for such Reserve as determined by Agent in good faith and Agent may, at its option, deduct such Reserve from the Maximum Credit, at any time that such limit is less than the amount of the Borrowing Base.  Agent shall not establish or increase Reserves for any event or condition already factored into the calculation of the relevant Net Recovery Cost Percentage, Net Amount of Eligible Credit Card Receivables or Net Amount of Eligible Installment Sales Receivables or for Inventory or Receivables that have been deemed ineligible by Agent.  Agent shall not establish Reserves (excluding reserves for Letters of Credit as provided in Section 2.2 hereof and Reserves in effect on the date hereof) or increase the amount of such Reserves after the date hereof and Agent shall have prior to the establishment or increase of such Reserve explained to Administrative Borrower the nature and amount of the Reserve.  Agent may increase a Reserve and shall reduce or eliminate a Reserve if the event or condition giving rise to such Reserve shall warrant, as Agent may reasonably and in good faith determine.

1.160           “Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of  Parent or any other Obligor, as the case may be, now or hereafter outstanding, except a dividend payable solely in shares of Capital Stock of Parent or such other Obligor, as the case may be; (b) any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of any class of Capital Stock of Parent or any other Obligor, as the case may be, now or hereafter outstanding, or of any warrants, rights or options to acquire any such shares or interests, except to the extent that the consideration therefor consists solely of shares of Capital Stock of Parent or such other Obligor; or (c) any sinking fund, other prepayment or installment payment on account of any Capital Stock of Parent or any other Obligor.

1.161  “Retail Sales Price” shall mean the current ticketed sales price in the Retail Stores, net of markdowns from the original retail sales price with respect thereto, for the types, categories and styles of Inventory included in the Eligible Inventory of Obligors.

1.162  “Retail Stores” shall mean the retail stores which are now or hereafter operated by Obligors and which sell Inventory.

1.163  “Retail Store Subsidiary” shall mean an Obligor which now or hereafter owns a Retail Store or which is now existing or hereafter organized to operate a Retail Store in the future but shall not include any Inactive Subsidiaries.

1.164  “Revolving Loans” shall mean the loans now or hereafter made by or on behalf of any Lender or by Agent for the ratable account of any Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1(a)(i) hereof.

1.165  “Sanctioned Entity” shall mean (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in, a country that is subject to a sanctions program identified on the list maintained and published by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

1.166  “Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

1.167  “Secured Parties” shall mean, collectively, (a) Agent, (b) Lenders, (c) Issuing Banks and (d) any Bank Product Providers (only to the extent of the Obligations owing to such Bank Product Provider); sometimes referred to herein individually as a “Secured Party”.

1.168  “Securitization Documents” means (a) a receivables purchase agreement, pooling and servicing agreement, credit agreement, agreements to acquire undivided interests or other agreement to transfer, or create a security interest in, Securitization Program Assets, in each case as amended, modified, supplemented or restated and in effect from time to time entered into by any Obligor or any Financing Subsidiary, and (b) each other instrument, agreement and other document entered into by any Obligor or any Financing Subsidiary relating to the transactions contemplated by the agreements referred to in clause (a) above, and (c) each CS Securitization Undertaking made by CS Delaware or Parent, in each case as amended, modified, supplemented or restated and in effect from time to time.

1.169  “Securitization Program Assets” means (a) all Securitized Receivables, (b) all Securitization Related Assets, and (c) all collections (including recoveries) and other proceeds of the assets described in the foregoing clauses.

1.170  “Securitized Receivables” means all Receivables (including rights to payment) described in any Securitization Documents as being transferred or required to be transferred by any Obligor or Originator to any Financing Subsidiary, but such Receivables shall not include Installment Sales Receivables.

1.171  “Securitization Related Assets” means (a) any rights, remedies, powers and privileges with respect to the Securitized Receivables (including rights in respect of Liens securing such Securitized Receivables and other credit support in respect of such Securitized Receivables), (b) all funds received from or on behalf of the obligors thereon, or applied to amounts owed by such obligors (including without limitation insurance payments and proceeds of sale or other disposition of Securitized Receivables), (c) all contracts, books and records that relate to the Securitized Receivables, (d) any proceeds of such Securitized Receivables and any lockboxes or accounts in which such proceeds are deposited, (e) any spread accounts of the Financing Subsidiaries or Special Purpose Vehicles or any other similar account (or deposits therein) established in connection with a Permitted Securitization Transaction, (f) any warranty, indemnity, dilution and other intercompany claim arising out of Securitization Documents, and (g) other assets of Originators which are transferred or in respect of which Liens are customarily granted in connection with asset securitization transactions involving accounts receivable; provided, that, the Securitization Related Assets shall not include any returned, repossessed or foreclosed goods and/or merchandise the sale of which by any Obligor gave rise to a Securitized Receivable that constitutes a Securitization Related Asset.

1.172  “Special Agent Advances” shall have the meaning set forth in Section 12.11 hereof.

1.173  “Special Purpose Vehicle” shall mean a trust, partnership or other special purpose Person established by an Excluded Subsidiary or Parent in a manner that intended to legally isolate the assets of such Person from the Parent and its Subsidiaries as a consolidated group, to implement a Permitted Securitization Transaction.

1.174  “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

1.175  “Supermajority Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate more than sixty-six and two-thirds (66⅔%) percent of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom more than sixty-six and two-thirds (66⅔%) percent of the aggregate amount of all unpaid Loans and Letter of Credit Obligations are owed.

1.176  “Swing Line Lender” shall mean Wells Fargo Retail Finance, LLC, in its capacity as lender of Swing Line Loans.

1.177  “Swing Line Loan Limit” shall mean $30,000,000.

1.178  “Swing Line Loans” shall have the meaning set forth in Section 2.1(a)(ii) hereof.

1.179  “Taxes” shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of any Lender, such taxes (including income taxes, franchise taxes or capital taxes) as are imposed on or measured by such Lender’ s net or gross income or capital by any jurisdiction (or any political subdivision thereof).

1.180  “Termination Date” shall have the meaning set forth in Section 13.1 hereof.

1.181  “Trade Financing Agreements” shall mean, individually and collectively the following (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced), (a) the Trade Financing Agreement [Security Agreement,] dated as of August 16, 2001, by and among the Additional L/C Debtors (other than CS Insurance Limited) and Agent; (b) the Letter of Credit Reimbursement Agreement, dated as of August 16, 2001, by and between CS Insurance Ltd. and Agent; and (c) all other agreements, documents and instruments executed in connection with the foregoing.

1.182  “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, together with any regulations thereunder, in each case as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute).  References to sections of the UCC shall be construed to also refer to any successor sections.

1.183  “US Subsidiary” means a Subsidiary which is a corporation now existing or hereafter organized under the laws of the United States of America or of any state of the United States of America, the District of Columbia or Puerto Rico, except that such term shall not include the Excluded Subsidiaries.

1.184  “Value” shall mean the lower of (a) cost or (b) market value, provided, that, for purposes of the calculation of the Borrowing Base, the Value of the Inventory shall not include: (i) the portion of the Value of Inventory equal to the profit earned by any Affiliate on the sale thereof to an Obligor or (ii) write ups or write downs in value with respect to currency exchange rates.  Notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be determined in the same manner and consistent with the most recent appraisal of the Inventory conducted in accordance with Section 7.2 hereof and received by Agent prior to the date of determination.

1.185  “Voluntary Proceeding” shall have the meaning set forth in Section 10.1(h) hereof.

1.186  “Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

1.187  “Wachovia” shall mean Wachovia Bank, National Association, a national banking association, in its individual capacity, and its successors and assigns.

1.188  “Wells Fargo” shall mean Wells Fargo Retail Finance, LLC, a Delaware limited liability company, in its individual capacity, and its successors and assigns.

1.189  “WFS” shall mean Wells Fargo Securities, LLC, formerly known as Wachovia Capital Markets LLC, and its Affiliates, successors and assigns.

SECTION 2. CREDIT FACILITIES

2.1 Loans.

(a) Subject to and upon the terms and conditions contained herein,

(i) each Lender severally (and not jointly) agrees to fund its Pro Rata Share of Revolving Loans to Borrowers from time to time in amounts requested by Borrowers up to the amount outstanding at any time equal to the lesser of: (A) the Borrowing Base at such time or (B) the Maximum Credit.

(ii) Swing Line Lender agrees that it will make loans (“Swing Line Loans”) to the Administrative Borrower for the account of the applicable Borrower equal to the principal amount of the Swing Line Loan requested by any Borrower (or Administrative Borrower on behalf of a Borrower) to be made on such day, provided, that, the aggregate principal amount of the Revolving Loans, Swing Line Loans and Letter of Credit Obligations outstanding with respect to all Borrowers at any one time shall not exceed the lesser of (A) the Borrowing Base at such time or (B) the Maximum Credit and the aggregate principal amount of the Swing Line Loans outstanding to all Borrowers at any one time shall not exceed the Swing Line Loan Limit.

(b) On the terms and subject to the conditions hereof, each Borrower may from time to time borrow, prepay and reborrow Revolving Loans and Swing Line Loans.  No Lender shall be required to make any Revolving Loan, if, after giving effect thereto the aggregate outstanding principal amount of all Revolving Loans of such Lender, together with such Lender’s Pro Rata Share of the aggregate amount of all Swing Line Loans and Letter of Credit Obligations, would exceed such Lender’s Commitment.  Swing Line Lender shall not be required to make Swing Line Loans: (i) if, after giving effect thereto, either (A) the aggregate outstanding principal amount of all Swing Line Loans would exceed the then existing Swing Line Loan Limit or (B) the aggregate outstanding principal amount of all Revolving Loans, together with the aggregate amount of all Swing Line Loans and Letter of Credit Obligations, would exceed the lesser of (1) the Borrowing Base or (2) the Maximum Credit and (ii) at any time when any Lender is at such time a Defaulting Lender or a Deteriorating Lender, unless Swing Line Lender has entered into satisfactory arrangements with Borrowers and/or such Lender with respect to such Defaulting Lender or Deteriorating Lender, as the case may be.  Each Swing Line Loan shall be subject to all of the terms and conditions applicable to other Base Rate Loans funded by the Lenders, except that all payments thereon shall be payable to the Swing Line Lender solely for its own account.  All Revolving Loans and Swing Line Loans shall be subject to the settlement among Lenders provided for in Section 6.10 hereof.

(c) Upon the making of a Swing Line Loan or a Special Agent Advance (whether before or after the occurrence of a Default or Event of Default) or any Loan by Agent as provided in Section 6.10 hereof, without further action by any party hereto, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Swing Line Lender or Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share in such Swing Line Loan, Special Agent Advance or other Loan.  To the extent that there is no settlement in accordance with Section 6.10 below, the Swing Line Lender or Agent, as the case may be, may at any time, require the Lenders to fund their participations.  From and after the date, if any, on which any Lender is required to fund its participation in any Swing Line Loan, Special Agent Advance or other Loan, Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest received by Agent in respect of such Swing Line Loan or Special Agent Advance

(d) Except in Agent’s discretion, with the consent of all Lenders, or as otherwise provided herein, the aggregate amount of the Loans and the Letter of Credit Obligations outstanding at any time shall not exceed the lesser of the Borrowing Base or the Maximum Credit.

(e) In the event that the aggregate amount of the Loans and the Letter of Credit Obligations outstanding at any time exceeds the lesser of the Borrowing Base or the Maximum Credit, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.

2.2 Letters of Credit.

(a) Subject to and upon the terms and conditions contained herein and in the Letter of Credit Documents, at the request of a Borrower (or Administrative Borrower on behalf of any Obligor or Additional L/C Debtor), Agent agrees to cause an Issuing Bank to issue, and each such Issuing Bank agrees to issue, for the account of such Obligor or Additional L/C Debtor one or more Letters of Credit, for the ratable risk of each Lender according to its Pro Rata Share, containing terms and conditions reasonably acceptable to Agent and such Issuing Bank.

(b) The Borrower (or Administrative Borrower on behalf of such Borrower) or Additional L/C Debtor requesting such Letter of Credit shall give Agent and the applicable Issuing Bank two (2) Business Days’ prior written notice of such Borrower’s or Additional LC Debtor’s request for the issuance of a Letter of Credit.  Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit requested, the effective date (which date shall be a Business Day and in no event shall be a date less than ten (10) days prior to the end of the then current term of this Agreement) of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the date on which such requested Letter of Credit is to expire (which date shall be a Business Day and shall not be more than one year from the date of issuance), the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit.  The Borrower or Additional L/C Debtor requesting the Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall attach to such notice the proposed terms of the Letter of Credit.  The renewal or extension of any Letter of Credit shall, for purposes hereof be treated in all respects the same as the issuance of a new Letter of Credit hereunder.  Any Issuing Bank (other than Wachovia) shall notify Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such Issuing Bank unless otherwise agreed to by Agent and such Issuing Bank.

(c) In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit shall be available unless each of the following conditions precedent have been satisfied in a manner reasonably satisfactory to Agent: (i) the Borrower (or Administrative Borrower on behalf of such Borrower) or Additional L/C Debtor requesting such Letter of Credit shall have delivered to the applicable Issuing Bank at such times and in such manner as such Issuing Bank may require, an application, in form and substance reasonably satisfactory to such Issuing Bank and Agent, for the issuance of the Letter of Credit and such other Letter of Credit Documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit shall be reasonably satisfactory to Agent and such Issuing Bank, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall by its terms enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit the issuance of letters of credit generally or request that such Issuing Bank refrain from the issuance of letters of credit generally or the issuance of the proposed Letter of Credit, (iii) after giving effect to the issuance of such Letter of Credit, the Letter of Credit Obligations shall not exceed the Letter of Credit Limit, (iv) Excess Availability, prior to giving effect to any

Reserves with respect to such Letter of Credit, on the date of the proposed issuance of any Letter of Credit, shall be equal to or greater than: (A) if the proposed Letter of Credit is for the purpose of purchasing Eligible L/C Inventory, the sum of (1) one hundred (100%) percent of the Value of such Eligible Inventory, plus (2) freight, taxes, duty and other amounts which Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to one of any Obligor’s locations for Eligible Inventory within the United States of America and (B) if the proposed Letter of Credit is for any other purpose and the conditions contained in the definition of Eligible L/C Inventory are not satisfied, an amount equal to one hundred (100%) percent of the Letter of Credit Obligations with respect thereto, and (v) no Lender is at such time a Defaulting Lender or Deteriorating Lender, unless the applicable Issuing Bank has entered into satisfactory arrangements with Borrowers and/or such Lender with respect to such Defaulting Lender or Deteriorating Lender, as the case may be.  Effective on the issuance of each Letter of Credit, a Reserve shall be established in the applicable amount set forth in Section 2.2(c)(iv)(A) or Section 2.2(c)(iv)(B) above.

(d) Except in Agent’s discretion, with the consent of all Lenders, the amount of all outstanding Letter of Credit Obligations shall not at any time exceed the Letter of Credit Limit.

(e) Each Borrower shall reimburse the applicable Issuing Bank immediately for any draw under any Letter of Credit issued by such Issuing Bank for the account of such Borrower by such Issuing Bank and pay each Issuing Bank the amount of all other charges and fees payable to such Issuing Bank in connection with any Letter of Credit issued for the account of such Borrower immediately, irrespective of any claim, setoff, defense or other right which such Borrower may have at any time against any Issuing Bank or any other Person.  Each drawing under any Letter of Credit or other amount payable in connection therewith when due shall constitute a request by the Borrower for whose account such Letter of Credit was issued to Agent for a Swing Line Loan in the amount of such drawing or other amount then due, and shall be made by Agent on behalf of Lenders as a Swing Line Loan (or Special Agent Advance, as the case may be) provided, however, that in the event the amount of such drawing or other amount then due exceeds the amount available to be drawn as Swing Line Loans, such request shall be deemed to be a request for a Revolving Loan which is a Base Rate Loan. The date of such Swing Line Loan or Base Rate Loan, as the case may be, shall be the date of the drawing or as to other amounts, the due date therefor.  Any payments made by or on behalf of Agent or any Lender to an Issuing Bank and/or related parties in connection with any Letter of Credit shall constitute additional Swing Line Loans or Revolving Loans to such Borrower pursuant to this Section 2 (or Special Agent Advances as the case may be).

(f) Borrowers shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by an Issuing Bank or correspondent with respect to any Letter of Credit, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or willful misconduct of Agent  as determined pursuant to a final non-appealable order of a court of competent jurisdiction.  Borrowers assume all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit and, for such purposes only, the drawer or beneficiary shall be deemed Borrower’s agent.  Borrowers assume all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit or any documents, drafts or acceptances thereunder.  Borrowers hereby release and hold Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrowers, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit, except for the gross negligence or willful misconduct of Agent as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.  The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination of this Agreement.

(g) In connection with Inventory purchased pursuant to any Letter of Credit, Borrowers shall, upon the occurrence and during the continuance of an Event of Default, at Agent’s request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver them to Agent and/or subject to Agent’s order, and if they shall come into Borrower’s possession, to deliver them, upon Agent’s request, to Agent in their original form.  Borrowers shall also, upon the occurrence and during the continuance of an Event of Default, at Agent’s request, designate the applicable Issuing Bank as the consignee on all bills of lading and other negotiable and non-negotiable documents.

(h) Borrowers hereby irrevocably authorize and direct each Issuing Bank to name such Borrower as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by such Issuing Bank pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the Letter of Credit Documents with respect thereto.  Nothing contained herein shall be deemed or construed to grant any Obligor any right or authority to pledge the credit of Agent or any Lender in any manner.  Agent and Lenders shall have no liability of any kind with respect to any Letter of Credit provided by an issuer other than Agent or any Lender, as specifically set forth in this Agreement unless Agent has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit.  Borrowers shall be bound by any reasonable interpretation made in good faith by Agent, or an Issuing Bank under or in connection with any Letter of Credit or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrowers, any Additional L/C Debtor or Administrative Borrower.  Agent shall have the sole and exclusive right and authority to, and Borrowers, any Additional L/C Debtor or Administrative Borrower shall not: (i) at any time an Event of Default has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods or (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (ii) at all times, (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral except (unless an Event of Default or a condition or event which, with notice or the passage of time or both, would constitute an Event of Default has occurred and is continuing), Borrowers and Additional L/C Debtors may waive discrepancies in the presentation of documents required for payment under any Letters of Credit other than for the required presentation or delivery of a bill of lading or cargo receipt or other transport document with respect to Eligible Inventory thereunder.  Agent may take such actions either in its own name or in the name of any Borrower, any Additional L/C Debtor or Administrative Borrower.

(i) Any rights, remedies, duties or obligations granted or undertaken by Borrowers to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit, shall be deemed to have been granted or undertaken by Borrowers and Additional L/C Debtors to Agent for the ratable benefit of Lenders.  Any duties or obligations undertaken by Agent to any issuer or correspondent in any application for any Letter of Credit, or any other agreement by Agent in favor of any issuer or correspondent relating to any Letter of Credit, shall be deemed to have been undertaken by Borrowers to Agent for the ratable benefit of Lenders and to apply in all respects to Borrowers.

(j) Immediately upon the issuance or amendment of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability with respect to such Letter of Credit and the obligations of Borrowers with respect thereto (including all Letter of Credit Obligations with respect thereto).  Each Lender shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to such Issuing Bank therefor and discharge when due, its Pro Rata Share of all of such obligations arising under such Letter of Credit.  Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that an Issuing Bank has not been reimbursed or otherwise paid as required hereunder or under any such Letter of Credit, each such Lender shall pay to such Issuing Bank its Pro Rata Share of such unreimbursed drawing or other amounts then due to such Issuing Bank in connection therewith.

(k) The obligations of Borrowers to pay each Letter of Credit Obligations and the obligations of Lenders to make payments to Agent for the account of an Issuing Bank with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances, whatsoever, notwithstanding the occurrence or continuance of any Default, Event of Default, the failure to satisfy any other condition set forth in Section 4 or any other event or circumstance.  If such amount is not made available by a Lender when due, Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the interest rate then payable by any Borrower in respect of Loans that are Base Rate Loans.  Any such reimbursement shall not relieve or otherwise impair the obligation of Borrowers to reimburse an Issuing Bank under any Letter of Credit or make any other payment in connection therewith.

(l) The Borrower (or Administrative Borrower on behalf of such Borrower) with respect to any banker’s acceptance may, at its option, provide Agent, for itself and the benefit of the applicable Issuing Bank and Lenders, with cash collateral in an amount equal to one hundred (100%) percent of the face amount of the banker’s acceptance so requested, provided, that, (i) such cash collateral shall be held in one or more investment accounts (the

“Banker’s Acceptance Cash Collateral Accounts”) maintained at such securities intermediary reasonably acceptable to Agent, and (ii) Agent shall have received, in form and substance reasonably satisfactory to Agent, an Investment Property Control Agreement among Agent, the applicable Obligor and such securities intermediary with respect to the Banker’s Acceptance Cash Collateral Accounts, duly executed and delivered by such Obligor and such securities intermediary.  Borrowers and Guarantors hereby pledge and grant to Agent, for itself and the benefit of the applicable Issuing Bank and Lenders, a security interest in all cash and Cash Equivalents held in the Banker’s Acceptance Cash Collateral Accounts from time to time and all proceeds thereof as security for the payment of all Obligations including without limitation all Letter of Credit Obligations in respect of banker’s acceptances, whether or not then due.  So long as no Cash Dominion Event has occurred and is continuing: (A) any funds in the Banker’s Acceptance Cash Collateral Accounts shall be applied to the Letter of Credit Obligations in respect of banker’s acceptances then due and owing as such banker’s acceptances come due, unless otherwise directed by Administrative Borrower, and (B) any funds in the Banker’s Acceptance Cash Collateral Accounts shall be paid to Administrative Borrower or any other Person at Administrative Borrower’s request.

2.3 Joint and Several Liability.

Borrowers shall be liable for all amounts due to Agent, Issuing Banks and Lenders under this Agreement, regardless of which Borrower actually receives the Loans, Letters of Credit or other extensions of credit hereunder or the amount of such Loans received or the manner in which Agent accounts for such Loans, Letters of Credit or other extensions of credit on its books and records.  The Obligations with respect to Loans and Letters of Credit or other extensions of credit made to a Borrower, and the Obligations arising as a result of the joint and several liability of a Borrower hereunder, with respect to Loans and Letters of Credit or other extensions of credit made to the other Borrowers hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of all Borrowers.  The Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to Loans, Letters of Credit or other extensions of credit made to the other Borrowers hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (a) the validity or enforceability, avoidance or subordination of the Obligations of the other Borrowers or of any promissory note or other document evidencing all or any part of the Obligations of the other Borrowers, (b) the absence of any attempt to collect the Obligations from the other Borrowers, any Guarantor or any other security therefor, or the absence of any other action to enforce the same, (c) the waiver, consent, extension, forbearance or granting of any indulgence by Agent with respect to any provisions of any instrument evidencing the Obligations of the other Borrowers, or any part thereof, or any other agreement now or hereafter executed by the other Borrowers and Guarantors and delivered to Agent, (d) the failure by Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights and maintain its security or collateral for the Obligations of the other Borrowers and Guarantors, (e) the election of Agent in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (f) the disallowance of all or any portion of the claim(s) of Agent for the repayment of the Obligations of the other Borrowers and Guarantors under Section 502 of the Bankruptcy Code, or (g) any other circumstances which might constitute a legal or equitable discharge or defense of any Obligor, other than the willful misconduct or gross negligence of Agent, any Issuing Bank or

Lenders as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.  With respect to the Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to Loans, Letters of Credit or other extensions of credit made to the other Borrowers hereunder, each Borrower and Guarantor waives, until the Obligations shall have been paid in full in immediately available funds and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which Agent now has or may hereafter have against Borrowers and Guarantors, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to Agent.  Upon any Event of Default and for so long as the same is continuing, Agent may proceed directly and at once, without notice, against any Borrower or Guarantor to collect and recover the full amount, or any portion of the Obligations, without first proceeding against the other Borrowers or any other Person, or against any security or collateral for the Obligations.  Each Borrower and Guarantor consents and agrees that Agent and Lenders shall be under no obligation to marshal any assets in favor of Borrower(s) or Guarantors against or in payment of any or all of the Obligations.

2.4 Increase in the Maximum Credit.

(a) Administrative Borrower may, at any time, deliver a written request to Agent to increase the Maximum Credit.  Any such written request shall specify the amount of the increase in the Maximum Credit that Borrowers are requesting, provided, that, (i) in no event shall the aggregate amount of any such increase in the Maximum Credit cause the Maximum Credit to exceed $300,000,000, (ii) such request shall be for an increase of not less than $25,000,000, (iii) any such request shall be irrevocable, and (iv) in no event shall more than one such written request be delivered to Agent in any calendar quarter.

(b) Upon the receipt by Agent of any such written request, Agent shall notify each of the Lenders of such request and each Lender shall have the option (but not the obligation) to increase the amount of its Commitment by an amount up to its Pro Rata Share of the amount of the increase in the Maximum Credit requested by Administrative Borrower as set forth in the notice from Agent to such Lender.  Each Lender shall notify Agent within fifteen (15) days after the receipt of such notice from Agent whether it is willing to so increase its Commitment, and if so, the amount of such increase; provided, that, the minimum increase in the Commitments of each such Lender providing the additional Commitments shall equal or exceed $2,000,000.  If the aggregate amount of the increases in the Commitments received from the Lenders equals the amount of the increase in the Maximum Credit requested by Administrative Borrower, such increase shall be effective on the date five (5) Business Days after each of the conditions set forth in Section 2.4(c) have been satisfied or such earlier date after such conditions have been satisfied as Agent may agree.  If the aggregate amount of the increases in the Commitments received from the Lenders is less than the amount of the increase in the Maximum Credit requested by Administrative Borrower, Agent may seek additional increases from Lenders or Commitments from such Eligible Transferees as it may determine, after consultation with Administrative Borrower.  In the event Lenders (or Lenders and any such Eligible Transferees, as the case may be) have committed in writing to provide increases in their Commitments or new Commitments in an aggregate amount in excess of the increase in the Maximum Credit requested by Borrowers or permitted hereunder, Agent shall then have the right to allocate such commitments, first to Lenders and then to Eligible Transferees, in such amounts and manner as Agent may determine, after consultation with Administrative Borrower.

(c) The Maximum Credit shall be increased by the amount of the increase in Commitments from Lenders or new Commitments from Eligible Transferees, in each case selected in accordance with Section 2.4(b) above, five (5) Business Days after each of the conditions set forth in this Section 2.4(c) have been satisfied or waived by Agent or such earlier date as Administrative Borrower may request (such earlier date being referred to herein as the “Early Increase Date”):

(i) Agent shall have received from each Lender or Eligible Transferee that is providing an additional Commitment as part of the increase in the Maximum Credit, an Assignment and Acceptance duly executed by such Lender or Eligible Transferee and Administrative Borrower;

(ii) the conditions precedent to the making of Loans set forth in Section 4.2 shall be satisfied as of the date of the increase in the Maximum Credit, both before and after giving effect to such increase;

(iii) Agent shall have received an opinion of counsel to Borrowers in form and substance reasonably satisfactory to Agent and Lenders addressing such matters as Agent may reasonably request (including an opinion as to no conflicts with other Indebtedness);

(iv) such increase in the Maximum Credit on the date of the effectiveness thereof shall not violate in any material respect any applicable law, regulation or order or decree of any court or other Governmental Authority and shall not be enjoined, temporarily, preliminarily or permanently;

(v) there shall have been paid to each Lender and Eligible Transferee providing an additional Commitment in connection with such increase in the Maximum Credit all fees and expenses, due and payable to such Person on or before the effectiveness of such increase; and

(vi) there shall have been paid to Agent, for the account of the Agent and Lenders (in accordance with any agreement among them) all fees and expenses (including reasonable fees and expenses of counsel to Agent) due and payable pursuant to any of the Financing Agreements on or before the effectiveness of such increase.

Notwithstanding anything to the contrary contained herein, the increase in Commitments in accordance with the foregoing shall not exceed the increase in the Maximum Credit requested by Administrative Borrower without the consent of Administrative Borrower.

(d) In the event that Administrative Borrower requests that the Maximum Credit is increased on an Early Increase Date, and the aggregate amount of the increases in the Commitments received from the Lenders and new Commitments from Eligible Transferees, as the case may be, as of the Early Increase Date (based upon the satisfaction of the conditions set forth above) does not equal the amount of the increase in the Maximum Credit requested by

Administrative Borrower, the Maximum Credit may thereafter be increased again on the date that is sixty (60) days after the date of the original request by Administrative Borrower for such increase based on any additional increase in Commitments or new Commitments received by Agent (i) after the Early Increase Date but (ii) prior to the date that is sixty (60) days after the date of such original request by Administrative Borrower for any such increase.

(e) As of the effective date of any such increase in the Maximum Credit, (i) each reference to the term Maximum Credit herein and in any of the other Financing Agreements shall be deemed amended to mean the amount of the Maximum Credit specified in the most recent written notice from Agent to Administrative Borrower of the increase in the Maximum Credit, and (ii) each reference to a threshold for Excess Availability set forth herein (other than in the definitions of “Applicable L/C Fee Rate” and “Applicable Margin”) shall be automatically increased such that the ratio of the Excess Availability to the Maximum Credit as so increased remains the same as prior to such increase.

SECTION 3. INTEREST AND FEES

3.1 Interest.

(a) Borrowers shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate.  All interest accruing hereunder on and after the date of any Event of Default which is continuing or the termination hereof shall be payable on demand.

(b) Administrative Borrower may from time to time request Revolving Loans as Eurodollar Rate Loans or may request that Revolving Loans which are Base Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period.  Such request from Administrative Borrower shall specify the amount of the Eurodollar Rate Loans or the amount of the Base Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans (and if it does not specify such Interest Period shall be deemed to be a one (1) month period).  Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from Administrative Borrower, which may be telephonic (and followed by a confirmation in writing if requested by Agent), such Eurodollar Rate Loans shall be made or such Base Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Event of Default shall exist or shall have occurred and be continuing, (ii) Administrative Borrower shall not have sent any notice of termination of this Agreement, (iii) Administrative Borrower shall have complied with such customary procedures as are established by Agent and specified by Agent to Administrative Borrower from time to time for requests by Borrowers for Eurodollar Rate Loans, (iv) no more than ten (10) Interest Periods may be in effect at any one time, (v) Agent shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Agent and all Lenders and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Administrative Borrower, and (vi) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof.  Any request by Administrative Borrower for Eurodollar Rate Loans or to convert Base Rate Loans to

Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable.  Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans.

(c) Any Eurodollar Rate Loans shall automatically convert to Base Rate Loans upon the last day of the applicable Interest Period, unless Agent has received a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof and Borrowers are entitled to such Eurodollar Rate Loan under the terms hereof.  Any Eurodollar Rate Loans shall, at Agent’s option, upon notice by Agent to Administrative Borrower, be subsequently converted to Base Rate Loans in the event that this Agreement shall terminate.  Borrowers shall pay to Agent, for the benefit of Lenders, promptly (but in any event within five (5) Business Days) following Agent’s written demand therefor (or Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate Agent, any Lender or any Participant for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Base Rate Loans pursuant to any of the foregoing excluding any conversion or termination on the last day of the applicable Interest Period.  In the event any Person seeks compensation hereunder prior to Borrowers being obligated to pay such amount or Agent charges any loan account of any Borrower, a certificate of Agent or any Lender setting forth the basis for the determination of such amount necessary to compensate Agent or such Lender as aforesaid shall be delivered to Borrowers, which certificate shall be conclusive, absent manifest error.

(d) Interest shall be payable by Borrowers to Agent, for the account of Lenders, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed, other than for Base Rate Loans and Swing Line Loans which shall be calculated on the basis of three hundred sixty-five (365) or three hundred sixty-six (366) day year, as applicable, and actual days elapsed.  The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Base Rate or Index Rate, as applicable, effective on the date any change in such Base Rate or Index Rate, as applicable, is announced.  In no event shall charges constituting interest payable by Borrowers to Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

3.2 Fees.

(a) Borrowers shall pay to Agent, for the account of Lenders, monthly an unused line fee at a rate equal to three-quarters (.75%) percent per annum calculated upon the amount by which the Maximum Credit (then in effect), less the unfunded Commitment of any Defaulting Lender, exceeds the average daily principal balance of the outstanding Loans and Letters of Credit (other than banker’s acceptances to the extent that cash collateral has been deposited in the Banker’s Acceptance Cash Collateral Accounts in accordance with

Section 2.2(l) hereof) during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears and calculated based on a three hundred sixty (360) day year and actual days elapsed.

(b) In the case of (i) standby Letters of Credit, Borrowers shall pay to Agent, for the benefit of Lenders, monthly a fee at a rate equal to the Applicable L/C Fee Rate per annum applicable to standby Letters of Credit, (ii) documentary Letters of Credit, Borrowers shall pay to Agent, for the benefit of Lenders, monthly a fee at a rate equal to the Applicable L/C Fee Rate per annum applicable to documentary Letters of Credit, and (iii) banker’s acceptances, (to the extent that cash collateral has not been provided in accordance with Section 2.2(l) hereof), Borrowers shall pay to Agent, for the benefit of Lenders, monthly a fee at a rate equal to the Applicable L/C Fee Rate per annum applicable to banker’s acceptances, in each case on the average daily maximum amount available to be drawn thereunder for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, computed for each day from the date of issuance to the date of expiration; except, that, Borrowers shall pay, at Agent’s option, without notice, such fees at a rate two (2%) percent greater than the highest Applicable L/C Fee Rate on such average daily maximum amount for (i) the period from and after the date of termination hereof until Lenders have received full and final payment of all Obligations (notwithstanding entry of a judgment against any Obligor) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing.  Such letter of credit fees and banker’s acceptance fees shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed, and the obligation of Borrowers to pay such fee shall survive the termination of this Agreement.   In addition to the letter of credit fees provided above, Borrowers shall pay to each applicable Issuing Bank for its own account (without sharing with Lenders) the letter of credit fronting and negotiation fees agreed to by Borrowers and such Issuing Bank from time to time and the customary charges from time to time of such Issuing Bank with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit.  In the event that Borrowers have posted cash collateral with respect to any Letters of Credit pursuant to Section 6.10(h) hereof in an amount equal to the Pro Rata Share of the Defaulting Lender (calculated as in effect immediately prior to such Lender becoming a Defaulting Lender) in respect thereof, the letter of credit fees referred to in this Section 3.2(b) shall be calculated at the Applicable L/C Fee Rate on the average daily maximum amount available to be drawn under such letters of credit, less the amount of cash collateral posted by Borrowers with respect thereto, until the release of such cash collateral.

(c) Borrowers shall pay to Agent, for the benefit of itself, WFS, BAS and the Lenders, the other fees and amounts set forth in the Engagement Letters in the amounts and at the times specified therein.  To the extent payment in full of the applicable fee is received by Agent from Borrowers on or about the date hereof, Agent shall pay to each Lender its share of such fees in accordance with the terms of the arrangements of Agent with such Lender.

3.3 Changes in Laws and Increased Costs of Loans.

(a) If, after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to any Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit (a “Funding Bank”), or (ii) a Funding Bank or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank, any Lender or Issuing Bank determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank, any Lender or Issuing Bank complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender’s or Issuing Bank’s capital as a consequence of its obligations hereunder to a level below that which such Lender or Issuing Bank could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s or Issuing Bank’s policies with respect to capital adequacy) by an amount deemed by such Lender or Issuing Bank to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to any Lender or Issuing Bank of funding or maintaining the Loans, the Letters of Credit or its Commitment, then Borrowers shall from time to time pay to Agent promptly (but in any event within five (5) Business Days) following Agent’s written demand therefor such additional amounts sufficient to indemnify such Lender or Issuing Bank, as the case may be, against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified).  A certificate as to the amount of such increased cost and the basis for such determination shall be submitted to Administrative Borrower by Agent or the applicable Lender and shall be conclusive, absent manifest error.

(b) If prior to the first day of any Interest Period, (i) Agent shall have determined reasonably and in good faith (such determination to be conclusive and binding upon Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, (ii) Agent has received notice from the Required Lenders that the Adjusted Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Lenders of making or maintaining Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Agent shall give telecopy or telephonic notice thereof to Administrative Borrower as soon as practicable thereafter, and will also give prompt written notice to Administrative Borrower when such conditions no longer exist.  If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Base Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Base Rate Loans.  Until such notice has been withdrawn by Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall any Borrower (or Administrative Borrower on behalf of any Borrower) have the right to convert Base Rate Loans to Eurodollar Rate Loans.

(c) Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Agent or such Lender shall promptly give written notice of such circumstances to Administrative Borrower (which notice shall be withdrawn promptly whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Base Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Base Rate Loan when a Eurodollar Rate Loan is requested and (iii) such Lender’s Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.3(d) below.

(d) Borrowers shall indemnify Agent and each Lender and to hold Agent and each Lender harmless from any loss or expense which Agent or such Lender may sustain or incur as a consequence of (i) default by any Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after such Borrower (or Administrative Borrower on behalf of such Borrower) has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by any Borrower in making any prepayment of a Eurodollar Rate Loan after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto.  With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as determined by such Agent or such Lender) which would have accrued to Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market.   Such amounts shall be payable promptly (but in any event within five (5) Business Days) following Agent’s written demand therefor.  This covenant shall survive the termination of this Agreement and the payment of the Obligations.

(e) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or Issuing Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Administrative Borrower of the change giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the change giving rise to such increased costs or reductions is retroactive, then the six month period referred to above shall be extended to include the period of retroactive effect thereof).

3.4 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 3.3, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.3 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 3.3 or 6.5, or if any Lender is a Defaulting Lender or a Deteriorating Lender, or if a Lender (other than Agent) fails to consent to an amendment requiring its consent under Section 11.3(a) after such amendment has been approved by the Required Lenders, then the Administrative Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.7), all of its interests, rights and obligations under this Agreement and the related Financing Agreements to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that,

(i) the Borrowers shall have paid to the Agent the assignment fee specified in Section 13.7,

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.3(d) or 6.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), and

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.3 or 6.5, such assignment will result in a reduction in such compensation or payments thereafter.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions Precedent to Initial Loans and Letters of Credit.

Each of the following is a condition precedent to Agent and Lenders making the initial Loans and each Issuing Bank providing the initial Letters of Credit hereunder:

(a) Agent shall have received all financial information, projections, budgets, business plans, cash flows and such other information as Agent and Syndication Agent shall have requested prior to the date hereof, including (i) projected quarterly consolidated balance sheets, income statements, statements of cash flows and availability of Obligors for the period through the fiscal year ending on or about January 31, 2011, (ii) projected annual consolidated balance sheets, income statements, statements of cash flows and availability of Obligors through the fiscal year ending on or about January 31, 2012, in each case as to the projections described in clauses (i) and (ii), with the results and assumptions set forth in all of such projections in form and substance satisfactory to Agent and Syndication Agent, and an opening pro forma balance sheet for Obligors in form and substance satisfactory to Agent and Syndication Agent, and (iii) any updates or modifications to the projected financial statements of Obligors received by Agent prior to the date hereof, in each case in form and substance satisfactory to Agent and Syndication Agent;

(b) Agent shall have completed a field review of the Records and such other information with respect to the Collateral as Agent or Syndication Agent may require to determine the amount of Loans available to Borrowers (including, without limitation, current agings of receivables, current perpetual inventory records and/or roll-forwards of Accounts and Inventory through the date hereof and test counts of the Inventory in a manner satisfactory to Agent and Syndication Agent, together with such supporting documentation as may be necessary or appropriate, and other documents and information that will enable Agent to accurately identify and verify the Collateral), the results of which in each case shall be satisfactory to Agent and Syndication Agent;

(c) Agent shall have received, at the expense of Borrowers, a written report or appraisal as to the Inventory of Obligors in form, scope and methodology reasonably acceptable to Agent and Syndication Agent and by an appraiser reasonably acceptable to Agent, addressed to Agent and upon which Agent and Lenders are expressly permitted to rely;

(d) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Agent, and Lenders shall have received all information and copies of all documents, including records of requisite corporate, and other action and proceedings which Agent may have reasonably requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation, formation or other organization document  of any of Borrowers certified by the Secretary of State (or equivalent Governmental Authority);

(e) no material adverse change shall have occurred in the assets, businesses or prospects of Obligors, taken as a whole, since the date of the commencement of Agent’s latest field examination and no change or event shall have occurred which would impair the ability of Obligors, taken as a whole, to perform their obligations hereunder or under any of the other Financing Agreements to which any of them is party or of Agent to enforce the Obligations or realize upon the Collateral.  Without limiting the generality of the foregoing, no investigation, litigation or other proceedings shall be pending or threatened against any Obligor as of the closing which could have a Material Adverse Effect in the good faith determination of Agent and Lenders;

(f) Agent shall have received evidence, in form and substance satisfactory to Agent, that Agent has a valid perfected first priority security interest in all of the Collateral subject to Permitted Liens;

(g) Agent shall have received, in form and substance satisfactory to Agent, (i) a guarantee of payment by each Borrower of the Obligations owed by each of the Obligors and the Additional L/C Debtors, and (ii) a guarantee of payment by all Guarantors of all Obligations;

(h) Agent and Lenders shall be satisfied that as of the date hereof, (i) Obligors taken as a whole, are solvent or will continue to be solvent after giving effect to the transactions contemplated hereby, (ii) Obligors, taken as a whole, do not have unreasonably small capital after the consummation of the transactions contemplated hereby to continue to engage in its business, and (iii) Obligors, taken as a whole, have not incurred liabilities as a result of the transactions contemplated hereby that are beyond their ability to pay as such liabilities mature;

(i) the Excess Availability as determined by Agent, as of the date hereof, shall be not less than $150,000,000 after giving effect to the initial Loans made or to be made and Letters of Credit issued or to be issued in connection with the  transactions hereunder;

(j) Agent shall have received and reviewed lien and judgment search results for the jurisdiction of organization of each Borrower and the jurisdiction of the chief executive office of each Borrower, which search results shall be in form and substance satisfactory to Agent;

(k) to the extent not previously delivered to Agent, Agent shall have received originals of the shares of the stock certificates representing all of the issued and outstanding shares of the Capital Stock of each Obligor (other than Parent) and owned by any Obligor, in each case together with stock powers duly executed in blank with respect thereto;

(l) Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Agent as loss payee;

(m) Agent shall have received, in form and substance reasonably satisfactory to Agent, such opinion letters of counsel to Borrowers and Obligors with respect to the Financing Agreements and such other matters as Agent may reasonably request; and

(n) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Agent, in form and substance reasonably satisfactory to Agent.

4.2 Conditions Precedent to All Loans and Letters of Credit.

The obligation of Lenders to make the Loans, including the initial Loans, or of each Issuing Bank to issue any Letter of Credit, including the initial Letters of Credit, is subject to the further satisfaction of, or waiver of, immediately prior to or concurrently with the making of each such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:

(a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit and after giving effect thereto, except (i) to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and (ii) with respect to any changes in the representations and warranties resulting from any actions, sales, mergers, acquisitions, dispositions or other transactions permitted by this Agreement or consented to by the Required Lenders or all Lenders, as applicable; and

(b) no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit and immediately after giving effect thereto.

SECTION 5. GRANT AND PERFECTION OF SECURITY INTEREST

5.1 Grant of Security Interest.

To secure payment and performance of all Obligations, each Obligor hereby grants to Agent, for itself and the benefit of the Secured Parties, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the benefit of the Secured Parties, and hereby confirms, reaffirms and restates the prior grant thereof to Agent, for itself and the Secured Parties, pursuant to the Existing Financing Agreements (as amended and restated hereby), as security, all of the following personal property and interests in personal property, of each Obligor, whether now owned or hereafter acquired or existing, and wherever located (collectively, the “Collateral”) including:

(a) all Accounts;

(b) all general intangibles, including, without limitation, all Intellectual Property;

(c) all goods including all Inventory, but excluding all Equipment;

(d) all chattel paper (including all tangible and electronic chattel paper);

(e) all instruments (including all promissory notes);

(f) all documents;

(g) all deposit accounts;

(h) all letters of credit, banker’s acceptances and similar instruments and including all letter of credit rights;

(i) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods (excluding Equipment) described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods consisting of Inventory, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(j) all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of any Obligor now or hereafter held or received by or in transit to any Obligor or at any other depository or other institution from or for the account of any Obligor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(k) all commercial tort claims;

(l) to the extent not otherwise described above, all Receivables other than any Securitized Receivables;

(m) all Records; and

(n) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

Notwithstanding the foregoing, Obligors do not hereby grant Agent any Lien or security interest in and to any of the Excluded Property.

5.2 Excluded Property.

The Collateral shall not and does not include (collectively, “Excluded Property”): (a) the Capital Stock of Excluded Subsidiaries (other than one hundred (100%) percent of the issued and outstanding Capital Stock of FSC), (b) any assets of the Excluded Subsidiaries, (c) Real Property or rentals from the use or occupancy of Real Property, (d) any life insurance policies owned by Obligors on the lives of employees and former employees of Obligors, and life insurance policies subject to split dollar arrangements, (e) any Securitized Receivables and other Securitization Program Assets, (f) any Collateral transferred to an Excluded Subsidiary pursuant to this

Agreement, and (g) Equipment including, without limitation, trade fixtures, motor vehicles and aircraft and any interest therein.  To the extent any Excluded Property was, is or becomes Collateral at any time hereunder or under any other Financing Agreements, the Agent hereby releases and confirms its release of its Lien on any such Excluded Property.

5.3 Special Provisions Regarding Collateral.

Notwithstanding anything to the contrary contained in Section 5.1 above, the types or items of Collateral described in such Section shall not include any rights or interest in any contract, lease, permit, license, charter or license agreement covering property of such Obligor, as such, if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Agent is prohibited as a matter of law or under the terms of such contract, lease, permit, license, charter or license agreement and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained; provided, that, the foregoing exclusion shall in no way be construed (a) to apply if any such prohibition is unenforceable under Sections 9-406, 9-407, and 9-408 of the UCC or other applicable law or (b) so as to limit, impair or otherwise affect Agent’s unconditional continuing security interests in and liens upon any rights or interests of such Obligor in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including any Accounts).

5.4 Perfection of Security Interests.

(a) Each Obligor irrevocably and unconditionally authorizes Agent (or its agent) to file (for itself and the benefit of the Secured Parties) at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and any Obligor as debtor, as Agent may require, and including any other information with respect to any Obligor or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof.  Each Obligor hereby ratifies and approves all financing statements naming Agent or its designee as secured party and any Obligor as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any).  Each Obligor hereby authorizes Agent to adopt on behalf of Obligors any symbol required for authenticating any electronic filing.  In no event shall Obligors at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and any Obligor as debtor except with respect to termination statements, as permitted by Section 9-509(d)(2) of the UCC or releases of Excluded Property pursuant to Section 5.5(a) hereof.

(b) No Obligor has any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except that which has been delivered to Agent on or prior to the date hereof.  In the event that any Obligor shall be entitled to or shall receive any chattel paper or instrument in excess of $5,000,000 after the date hereof or any chattel paper or instrument after the occurrence and during the continuance of an Event of Default, such Obligor shall promptly notify Agent thereof in writing and, if requested by Agent, such Obligor shall deliver, or cause to be delivered to Agent, all such tangible chattel paper and instruments that such Obligor, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify, in each case except as Agent may otherwise agree, or at Agent’s option, each Obligor shall cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wells Fargo Retail Finance, LLC, as Agent and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c) In the event that any Obligor shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Obligor shall promptly notify Agent thereof in writing.  Promptly upon Agent’s request, each Obligor shall take, or cause to be taken, such actions as Agent may reasonably request to give Agent control of such electronic chattel paper under the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d) No Obligor has any deposit accounts as of the date hereof, except as set forth in Schedule 6.3 hereto and the Concentration Accounts.  No Obligor shall, directly or indirectly, after the date hereof open, establish or maintain any deposit account other than Retail Store bank accounts and zero balance disbursement accounts unless on or before the opening of such deposit account, such Obligor shall deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly executed and delivered by such Obligor and the bank at which such deposit account is opened and maintained.  The terms of this subsection (d) shall not apply to deposit accounts designated by Obligors for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Obligor’s salaried employees, escrows of security deposits with respect to leases of Real Property or Concentration Accounts until the occurrence of an Event of Default as set forth in Section 6.3 hereof.

(e) No Obligor owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or has any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, except for investment property designated by Obligors for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Obligor’s salaried employees or property held in trust for the benefit of an employee or any third party which is not an Affiliate, and the investment accounts, securities accounts, commodities accounts or other similar accounts listed on Schedule 5.4(e) hereto and the investment property held therein.

(i) In the event that any Obligor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities (other than Cash Equivalents except as required in clause (ii) below), which are not Excluded Property, such Obligor shall promptly endorse, assign and deliver the same to Agent, for the benefit of Secured Parties, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify.  If any securities, which are not Excluded Property, now or hereafter acquired by any Obligor are uncertificated and are issued to any Obligor or its nominee directly by the issuer thereof, such Obligor shall promptly notify Agent thereof and shall, as Agent may specify, cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of any Obligor or such nominees.

(ii) No Obligor shall, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary with Qualified Cash unless the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be reasonably acceptable to Agent and such Obligor shall execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly executed and delivered by any Obligor and such securities intermediary or commodity intermediary, provided, that, Agent hereby agrees and Agent shall instruct the securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property (collectively, “Intermediary”) of any Obligor subject to an Investment Property Control Agreement to comply with entitlement orders issued or originated by such Obligor (to the extent such entitlement orders do not conflict with instructions issued by Agent to such Intermediary) concerning the investment property account until such time as Agent delivers a written notice to such Intermediary which states such Obligor is no longer entitled to give any such orders in respect of such investment property account. Agent will only send such notices to the Intermediaries at any time after the occurrence and during the continuance of a Cash Dominion Event.  Notwithstanding anything to the contrary set forth herein, Obligors shall not be required to obtain Investment Property Control Agreements with respect to any investment accounts in which Cash Equivalents in an amount less than $1,000,000 are held, unless Obligors desire to include such Cash Equivalents in the calculation of Qualified Cash or Liquidity Cash.

(f) No Obligor is the beneficiary or otherwise entitled to any right to payment under any letter of credit or banker’s acceptance as of the date hereof.  In the event that any Obligor shall be entitled to or shall receive any right, whether as beneficiary thereof or otherwise after the date hereof, to payment under any letter of credit or banker’s acceptance in excess of $5,000,000 prior to the occurrence of an Event of Default and any right to payment under any letter of credit or banker’s acceptance after the occurrence and during the continuance of an Event of Default, such Obligor shall promptly notify Agent thereof in writing, and, at the request of Agent, such Obligor shall promptly, as Agent may specify, deliver, or cause to be delivered to Agent, with respect to such letter of credit or banker’s acceptance, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by Obligors and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct.

(g) No Obligor has any commercial tort claims, as of the date hereof, in excess of $5,000,000.  In the event that any Obligor shall, at any time after the date hereof, have any commercial tort claims in excess of $5,000,000 prior to the occurrence of an Event of Default, and any commercial tort claim after the occurrence and during the continuance of an Event of Default, such Obligor shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Obligor to Agent of a security interest in such commercial tort claim (and the proceeds thereof).  In the event that such notice does not include such grant of a security interest, the sending thereof by such Obligor to Agent shall be deemed to constitute such grant to Agent.  Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein.  Without limiting the authorization of Agent provided in Section 5.4(a) hereof or otherwise arising by the execution by Obligors of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and each Obligor as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral.  In addition, each Obligor shall promptly upon Agent’s request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may reasonably require in connection with such commercial tort claim.

(h) No Obligor has any goods constituting Collateral, documents of title or other Collateral in the custody, control or possession of a third party in the United States as of the date hereof, except as set forth on Omnibus Schedule 2 hereto and except for goods located in the United States in transit to a location of any Obligor permitted herein in the ordinary course of business of Obligors in the possession of the carrier transporting such goods.  In the event that any goods constituting Collateral, documents of title or other Collateral in the United States with a value in excess of $1,000,000 are at any time after the date hereof in the custody, control or possession of any Person (not an Obligor) which: (i) is not referred to in the Omnibus Schedules hereto, (ii) has not executed a Collateral Access Agreement if and only if such third party is required to execute a Collateral Access Agreement pursuant to the Loan Agreement or (iii) is not a carrier, Obligors shall promptly notify Agent thereof in writing.  Promptly upon Agent’s request, each Obligor shall use commercially reasonable efforts to deliver to Agent a Collateral Access Agreement duly executed and delivered by such third party and such Obligor.  In the event Obligor cannot obtain a Collateral Access Agreement as required under this Section from a third party, such Obligor shall remove any Collateral in such third party’s custody, control or possession within 30 days of request from Agent to do so.

(i) Obligors shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and first priority of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that Obligor’s signature thereon is required therefor, (ii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of each Lender in such Collateral, or (iii) obtaining the consent and approval of any

Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any other law, as applicable in any relevant jurisdiction.

5.5 Authorization for UCC Release Documents.

(a) Agent hereby authorizes any Obligor to execute, if applicable, and file any release to or amendment of any UCC financing statement (in the form annexed hereto as Exhibit F) necessary to reflect the exclusion of the Excluded Property from the Lien of the Agent at any time and from time to time.  Such Obligor shall promptly provide copies to Agent of any such releases or amendments filed in accordance herewith.

(b) Agent shall (and is hereby irrevocably authorized by Lenders to) upon the request of Administrative Borrower and at Borrowers’ expense, (i) upon (A) a liquidation of  an Obligor permitted under Section 9.7 or the sale of an Obligor permitted under Section 9.8 hereof, release such Obligor from the Obligations, release the Capital Stock of such Obligor from the Lien of Agent hereunder and release any Collateral owned by such Obligor subject to the Lien of Agent hereunder, and (B) the sale or other disposition of any Collateral permitted under Section 9.8 hereof, release such Collateral from the Lien of Agent hereunder, and (ii) in connection with the transactions described in clause (i), deliver to Administrative Borrower a UCC financing statement amendment (or other appropriate instrument, as the case may be) in form and substance reasonably satisfactory to Agent, as may be necessary to evidence the release of any Obligor (as the result of a transfer of the Capital Stock of such Obligor in accordance with and as permitted in accordance with Sections 9.7 and 9.8 hereof) or of the Lien in favor of Agent upon any Collateral to the extent such Collateral is sold, transferred or otherwise disposed of in accordance with Section 9.7(b) or 9.8 hereof; provided, that, (A) Administrative Borrower certifies to Agent, Issuing Bank and Lenders in writing that such sale, disposition or other transaction is being consummated in accordance with the terms of this Agreement (and Agent, Issuing Bank and Lenders may rely conclusively upon such certificate without any further inquiry) and such release shall only be effective upon the consummation of such transaction, sale or other disposition, (B) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability to any third Person or create any obligations or entail any consequence to Agent, Issuing Bank or Lenders other than the release of such Obligor or such Lien without recourse or warranty, and (C) such release shall not in any manner discharge, affect or impair the Obligations of any Person not released or any Lien upon (or obligations of Obligors in respect of) the Collateral retained by Obligors.

SECTION 6. COLLECTION AND ADMINISTRATION

6.1 Borrowers’ Loan Accounts.

Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letters of Credit and other Obligations, (b) all payments made by or on behalf of Borrowers and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, fees, charges, costs, expenses and interest.  All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time.

6.2 Statements.

Agent shall render to Administrative Borrower each month a statement setting forth the balance in the Borrowers’ loan account(s) maintained by Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses.  Each such statement shall be subject to subsequent adjustment by Agent but shall, absent errors or omissions, be considered correct and deemed accepted by Borrowers, Parent and Administrative Borrower and conclusively binding upon Borrowers, Parent and Administrative Borrower as an account stated except to the extent that Agent receives a written notice from Administrative Borrower of any specific exceptions of Borrowers thereto within thirty (30) days after the date such statement has been mailed by Agent.  Until such time as Agent shall have rendered to Administrative Borrower a written statement as provided above, the balance in Borrowers’ loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower.

6.3 Collection of Accounts.

(a) Each Obligor shall establish and maintain, at its expense, deposit account arrangements and merchant payment arrangements with the banks set forth on Schedule 6.3 hereto and after prior written notice to Agent, subject to Section 5.4(d), such other banks as such Obligor may hereafter select.  As of the date hereof, the banks set forth on Schedule 6.3 hereto constitute all of the banks with whom Obligors have deposit account arrangements and merchant payment arrangements and identifies each of the deposit accounts at such banks to a Retail Store location of an Obligor or otherwise describes the nature of the use of such deposit account by such Obligor.

(b) Each Obligor shall establish and maintain, at its expense, deposit accounts with such banks (the “Blocked Accounts”) into which each Obligor shall promptly deposit, and direct, their respective account debtors, Credit Card Issuers (other than Originator) and Credit Card Processors to directly remit to such Blocked Accounts payments on its Accounts, Credit Card Receivables and all other payments constituting proceeds of Inventory, other Collateral or other property which is security for the Obligations in the identical form in which such payments are made, whether by cash, check or other manner. The banks at which the Blocked Accounts are established shall enter into a Deposit Account Control Agreement reasonably satisfactory to Agent prior to any funds being transferred into such Blocked Account.  Subject to the terms and conditions contained herein, Agent shall instruct the depository banks at which the Blocked Accounts are maintained to transfer the funds on deposit in the Blocked Accounts to such operating bank account of each Obligor as such Obligor (or Administrative Borrower on behalf of such Obligor) may specify in writing to Agent until such time as Agent shall notify the depository bank otherwise.  Agent will only instruct the depository banks at which the Blocked Accounts are maintained to transfer all funds received or deposited into the Blocked Accounts to the Agent Payment Account at any time upon and after the occurrence of a Cash Dominion Event.  Each Obligor agrees that at all times that Agent shall have notified any depository bank to transfer funds from the Blocked Accounts, all payments made to such Blocked Accounts or other funds received and collected by Agent, shall be treated as payments to Agent in respect of the Obligations and therefore shall constitute the property of Agent to the extent of the then outstanding Obligations.

(c) Notwithstanding anything to the contrary set forth in Section 6.3(b), Obligors may direct each of the Retail Store Subsidiaries to first deposit all collections from customers of their Retail Stores, all proceeds from sales of Inventory in every form, including, without limitation, cash, checks, credit card sales drafts, credit card sales or charge slips or receipts and other forms of daily store receipts, into a depository account maintained by them with a local bank, used solely for such purpose and identified to each Retail Store as set forth on Schedule 6.3 hereto (together with any other deposit accounts at any time established or used by any Obligor for receiving such store receipts from any Retail Store, collectively, the “Store Bank Accounts” and each individually, a “Store Bank Account”); provided, that, (i) all such funds deposited into the Store Bank Accounts shall be sent by wire transfer or by transfer using the automated clearinghouse network no less frequently than twice a week (or more frequently after the occurrence and during the continuance of an Event of Default upon Agent’s request), except nominal amounts which are required to be maintained (A) in such Store Bank Accounts under the terms of such Obligor’s arrangements with the bank at which such Store Bank Accounts are maintained or (B) for such Obligor’s operations, including, without limitation, amounts to cover returned or dishonored checks or returned goods, and which nominal amounts shall not exceed $10,000 as to any individual Retail Store at any time, to one of the Concentration Accounts and (ii) on each Business Day CS Delaware shall remit or cause the applicable depository bank to remit all collected funds in such Concentration Accounts to the Blocked Accounts, except for Excluded Property.  No Obligors shall open or use any concentration or cash management accounts at any bank or other financial institution, other than the Concentration Accounts and Store Bank Accounts, except in compliance with this Section 6.3.  No later than five (5) days after the occurrence of an Event of Default, each Obligor which maintains a Concentration Account shall, upon Agent’s request, obtain a Deposit Control Agreement, in form and substance reasonably satisfactory to Agent, from each depository bank with respect to such Concentration Account.

(d) For purposes of calculating the amount of the Loans available to Borrowers, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Agent Payment Account provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower’s loan account on such day, and if not, then on the next Business Day; provided, that, upon the occurrence and during the continuance of a Cash Dominion Event (other than a Cash Dominion Event arising from the occurrence of an Event of Default), for purposes of calculating the amount of the Loans available to Borrowers such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent in the Agent Payment Account, if such payments are received in the Agent Payment Account by 3:00 p.m. New York City time and Agent has received notice thereof from the Administrative Borrower and the bank at which such Agent  Payment Account is maintained to credit Borrowers’ loan account on such day, and if not, then on the next Business Day.  For purposes of calculating interest on the Obligations, such payments or other funds received and collected by Agent on account of the Obligations will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt of immediately available funds by Agent in the Agent Payment Account if received prior to 2:00 p.m. and one (1) Business Day following the date of receipt of immediately available funds by Agent in the Agent Payment Account if received after such time.

(e) Each Obligor and all of their directors, employees, agents, Subsidiaries (other than Financing Subsidiaries) and other Affiliates shall, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Receivables constituting Collateral or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the accounts of Obligors in accordance with the provisions of this Section 6.3, or remit the same or cause the same to be remitted, in kind, to Agent; provided, that, if at any time the Excess Availability shall be less than $10,000,000, Obligors shall promptly upon Agent’s request cause the portion thereof representing sales and/or use taxes payable in connection with such sales or otherwise to be deposited into a separate bank account or accounts established for such purpose until Excess Availability exceeds $10,000,000.  In no event during such period in which Excess Availability is less than $10,000,000 shall the same be commingled with Obligor’s own funds.  Each Obligor agrees to reimburse Agent promptly (but in any event within two (2) Business Days) following Agent’s written demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of the payments by Agent to or indemnification of such bank or person in connection with such Blocked Account or any amounts received therein or transferred therefrom.  The obligation of Obligors to reimburse Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.

6.4 Payments.

(a) All Obligations shall be payable to the Agent Payment Account as provided in Section 6.3 hereof or such other place as Agent may designate from time to time.  Subject to the other terms and conditions contained herein, Agent shall apply payments received or collected from any Obligor or for the account of any Obligor (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent, each Issuing Bank and Lenders from any Obligor; second, to pay interest then due in respect of any Swing Line Loans, third, to pay interest then due in respect of any Revolving Loans, Special Agent Advances, or Letter of Credit Obligations; fourth, to pay or prepay principal in respect of Special Agent Advances; fifth, to pay or prepay principal in respect of Swing Line Loans; sixth, to pay or prepay principal in respect of the Revolving Loans and to pay any Obligations then due arising under or pursuant to any Bank Group Hedge Agreements of an Obligor with a Bank Product Provider (up to the amount of any then effective Reserve established in respect of such Obligations); seventh, to pay any other Obligations then due; eighth, at any time an Event of Default exists or has occurred and is continuing, to pay or prepay any other Obligations whether or not then due, in such order and manner as Agent determines, and at any time an Event of Default exists or has occurred and is continuing, to provide cash collateral for any Letter of Credit Obligations or other contingent Obligations (but not including for this purpose any Obligations arising under or pursuant to any Bank Products); and ninth, at any time an Event of Default exists or has occurred and is continuing, to pay or prepay any Obligations arising under or pursuant to any Bank Products (other than to the extent provided for above) on a pro rata basis.

(b) Notwithstanding anything to the contrary contained in this Agreement, unless so directed by Administrative Borrower, or unless an Event of Default shall have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (i) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (ii) in the event that there are no outstanding Base Rate Loans, provided, that, in the event that there are no outstanding Base Rate Loans, no Event of Default has occurred and is continuing and no Cash Dominion Event has occurred and is continuing, payments will not be applied to the Eurodollar Rate Loans and such payments shall be promptly remitted to Borrowers.   If a Cash Dominion Event has occurred, such amounts that are not applied to the Obligations pursuant to Section 6.4(a) hereof shall be held as cash collateral for the Obligations (the “Credit Balance Cash Collateral”).  Such Credit Balance Cash Collateral shall constitute part of the Collateral.  Such Credit Balance Cash Collateral shall be held by Agent in an account designated by Agent for such purposes in its books and records and may be commingled with Agent’s own funds. Borrowers shall receive a credit on a monthly basis to its loan account maintained by Agent on the funds so held by Agent at a rate equal to three and one half (3½%) percent per annum less than the Prime Rate (adjusted effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs) as calculated by Agent.

(c) At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of any Borrower maintained by Agent.  Obligors shall make all payments to Agent and Lenders on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind.  If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent, Issuing Bank or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender.  Obligors shall be liable to pay to Agent, and do hereby indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned.  This Section 6.4(c) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds.  This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

6.5 Taxes.

(a) Any and all payments by or on account of any of the Obligations shall be made free and clear of and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, charges, withholdings, liabilities, restrictions or conditions of any kind, excluding (i) in the case of each Lender, Issuing Bank and Agent (A) taxes measured by its net income, and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, Issuing

Bank or Agent (as the case may be) is organized and (B) any United States withholding taxes payable with respect to payments under the Financing Agreements under laws (including any statute, treaty or regulation) in effect on the date hereof (or, in the case of an Eligible Transferee, the date of the Assignment and Acceptance) applicable to such Lender, Issuing Bank or Agent, as the case may be, but not excluding any United States withholding taxes payable as a result of any change in such laws occurring after the date hereof (or the date of such Assignment and Acceptance) and (ii) in the case of each Lender, Issuing Bank or Agent, taxes measured by its net income, and franchise taxes imposed on it as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, fees, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b) If any Taxes shall be required by law to be deducted from or in respect of any sum payable in respect of the Obligations to any Lender, Issuing Bank or Agent (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.5), such Lender, Issuing Bank or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the relevant Obligor shall make such deductions, (iii) the relevant Obligor shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (iv) the relevant Obligor shall deliver to Agent evidence of such payment.

(c) In addition, each Obligor agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made hereunder or under any of the other Financing Agreements or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements (collectively, “Other Taxes”).

(d) Each Obligor shall indemnify each Lender, Issuing Bank and Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 6.5) paid by such Lender, Issuing Bank or Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within thirty (30) days from the date such Lender, Issuing Bank or Agent (as the case may be) makes written demand therefor.  A certificate as to the amount of such payment or liability delivered to Administrative Borrower by a Lender, Issuing Bank (with a copy to Agent) or by Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.

(e) As soon as practicable after any payment of Taxes or Other Taxes by any Obligor, such Obligor shall furnish to Agent, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof.

(f) Without prejudice to the survival of any other agreements of any Obligor hereunder or under any of the other Financing Agreements, the agreements and obligations of such Obligor contained in this Section 6.5 shall survive the termination of this Agreement and the payment in full of the Obligations.

(g) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any of the other Financing Agreements shall deliver to Administrative Borrower (with a copy to Agent), at the time or times prescribed by applicable law or reasonably requested by Administrative Borrower or Agent (in such number of copies as is reasonably requested by the recipient), whichever of the following is applicable (but only if such Foreign Lender is legally entitled to do so):  (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from, or a reduction to, withholding tax under an income tax treaty, or any successor form, (ii) duly completed copies of Internal Revenue Service Form 8-8ECI claiming exemption from withholding because the income is effectively connection with a U.S. trade or business or any successor form, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, (A) a certificate of the Lender to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described and Section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from withholding under the portfolio interest exemption or any successor form or (iv) any other applicable form, certificate or document prescribed by applicable law as a basis for claiming exemption from or a reduction in United States withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit a Borrower to determine the withholding or deduction required to be made.  Unless Administrative Borrower and Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any of the other Financing Agreements to or for a Foreign Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, Borrowers or Agent shall withhold amounts required to be withheld by applicable requirements of law from such payments at the applicable statutory rate.

(h) Any Lender claiming any additional amounts payable pursuant to this Section 6.5 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(i) Each Lender and Agent agrees that in the event that Obligors are required to pay additional amounts or to make indemnity payments pursuant to this Section 6.5 to such Lender or Agent, such Lender or Agent, as the case may be, will use reasonable efforts to designate another lending office for any Loans, Letters of Credit or other Obligations.

6.6 Authorization to Make Loans.

Agent and Lenders are authorized to make the Loans and provide the Letters of Credit based upon telephonic or other instructions received from anyone purporting to be an officer of any Borrower or Administrative Borrower or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations then due and payable.  All requests for Loans or Letters of Credit hereunder shall specify the date on which the requested advance is to be made or Letters of Credit established (which day shall be a Business Day) and the amount of the requested Loan.  Requests received after 11:00 a.m. New York City time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day.  All Loans and Letters of Credit under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrowers when deposited to the credit of such Borrower or otherwise disbursed or established in accordance with the instructions of such Borrower or Administrative Borrower or in accordance with the terms and conditions of this Agreement.

6.7 Use of Proceeds.

All Loans made or Letters of Credit provided to or for the benefit of Borrowers pursuant to the provisions hereof shall be used by Borrowers only for costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements and for general operating, working capital and other proper corporate purposes of Borrowers not otherwise prohibited by the terms hereof (including, without limitation, to finance Permitted Acquisitions, to redeem or repurchase Convertible 2007 Senior Notes, to repurchase Capital Stock of Parent or to make other Restricted Payments, in each case to the extent permitted herein).  None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended, except, that, Borrowers may use proceeds of Loans to make acquisitions and to purchase shares of the Capital Stock of Parent so long as any such purchase (x) does not constitute or otherwise cause a violation of  Regulation U and (y) is otherwise is in compliance with the terms and provisions hereof.

6.8 Pro Rata Treatment.

Except to the extent otherwise provided in this Agreement:  (a) the making and conversion of Revolving Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Revolving Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

6.9 Sharing of Payment, Etc.

(a) Borrowers agree that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of Borrowers at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to Borrowers), in which case it shall promptly notify the Administrative Borrower and Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b) If any Lender (including Agent) shall obtain from any Obligor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’ s lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by Borrowers to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders.  To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) Borrowers agree that any Lender so purchasing such a participation (or direct interest) may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d) Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of Borrower.  If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.10 Settlement Procedures.

(a) In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, at its option, subject to the terms of this Section, make available, on behalf of Lenders, including the Swing Line Lender, the full amount of the Revolving Loans or Swing Line Loans requested or charged to any Borrower’s loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Revolving Loans.

(b) With respect to all Revolving Loans made by Agent on behalf of Lenders, the amount of each Lender’s Pro Rata Share of the outstanding Revolving Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Revolving Loans as of 5:00 p.m. New York City time on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week.  With respect to Swing Line Loans made by Swing Line Lender or Agent on behalf of Swing Line Lender, Swing Line Lender (or Agent on behalf of Swing Line Lender) shall settle on the Swing Line Loans on a weekly basis or such other more frequent basis as Agent may from time to time determine.  Agent (or Swing Line Lender as to Swing Line Loans) shall deliver to each of the Lenders after the end of each week, or at such lesser period or periods as Agent (or Swing Line Lender as to Swing Line Loans) shall determine, a summary statement of the amount of outstanding Loans (whether Revolving Loans, Swing Line Loans or both, as applicable) for such period (such week or other period or periods being hereinafter referred to as a “Settlement Period”).  If the summary statement is sent by Agent (or Swing Line Lender in the case of Swing Line Loans) and received by a Lender prior to 12:00 p.m. New York City time, then such Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. New York City time on the same Business Day and if received by a Lender after 12:00 p.m. New York City time, then such Lender shall make the settlement transfer by not later than 3:00 p.m. New York City time on the next Business Day following the date of receipt.  If, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding Loans is more than such Lender’s Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase.  Alternatively, if the amount of a Lender’s Pro Rata Share of the outstanding Revolving Loans in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Revolving Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. Each Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Swing Line Lender (or upon its request to Agent) by wire transfer in immediately available funds the amount of such Lender’s Pro Rata Share of the outstanding Swing Line Loans as set forth in the summary statement provided to such Lender as provided above.  Amounts transferred to Swing Line Lender (or Agent as the case may be) in respect to a settlement of Swing Line Loans shall be applied to the payment of the Swing Line Loans and shall constitute Revolving Loans of such Lenders.  The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent and may occur at any time an Event of Default exists or has occurred and is continuing and whether or not the conditions set forth in Section 4.2 are satisfied (except if there is an Event of Default under Section 10.1(g) and 10.1(h), in which case the funds shall be in respect of each Lender’s participation).  Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letters of Credit.  Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender.  Because the Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrowers or actually settled with the applicable Lender as described in this Section.

(c) To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by a Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section.  In lieu of weekly or more frequent settlements, Agent may, at its option, at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent’s disbursement of such Loan to a Borrower.  In such event, Agent shall notify each Lender promptly after Agent’s receipt of the request for the Loans from a Borrower (or Administrative Borrower on behalf of such Borrower) or any deemed request hereunder and each Lender shall provide its Pro Rata Share of such requested Loan to the account specified by Agent in immediately available funds not later than 2:00 p.m. New York City time on the requested funding date, so that all such Loans shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares.  No Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Loan hereunder.

(d) Upon the making of any Loan by Agent as provided herein, without further action by any party hereto, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share in such Loan.  To the extent that there is no settlement in accordance with the terms hereof, Agent may at any time require the Lenders to fund their participations.  From and after the date, if any, on which any Lender has funded its participation in any such Loan, Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest received by Agent in respect of such Loan.

(e) As to any Loan funded by Agent on behalf of a Lender (including Swing Line Lender) whether pursuant to Sections 6.10(a), 6.10(b) or 6.10(c) above, Agent may assume that each Lender will make available to Agent such Lender’s Pro Rata Share of the Loan requested or otherwise made on such day in the case of Loans funded pursuant to Section 6.10(c) above or otherwise on the applicable settlement date.  If Agent makes amounts available to a Borrower and such corresponding amounts are not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. New York City time on that day by each of the three leading brokers of Federal funds transactions in New York selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Base Rate Loans.  During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account.

(f) Upon any failure by a Lender to pay Agent (or Swing Line Lender) pursuant to the settlement described in Section 6.10(b) above or to pay Agent pursuant to Section 6.10(c), 6.10(d) or Section 6.10(e), Agent shall promptly thereafter notify Administrative Borrower of such failure and Borrowers shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Administrative Borrower’s receipt of such notice.

(g) Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees).  For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (0).  So long as there is a Defaulting Lender, the maximum amount of the Loans and Letters of Credit shall not exceed the aggregate amount of the Commitments of the Lenders that are not Defaulting Lenders plus the Pro Rata Share of the Defaulting Lender (determined immediately prior to its being a Defaulting Lender) of the Loans and Letters of Credit outstanding as of the date that the Defaulting Lender has become a Defaulting Lender.  At any time that there is a Defaulting Lender, payments received for application to the Obligations payable to Lenders in accordance with the terms of this Agreement shall be distributed to Lenders based on their Pro Rata Shares calculated after giving effect to the reduction of the Defaulting Lender’s Commitment to zero as provided herein or at Agent’s option, Agent may instead receive and retain such amounts that would be otherwise attributable to the Pro Rata Share of a Defaulting Lender (which for such purpose shall be such Pro Rata Share as in effect immediately prior to its being a Defaulting Lender).  To the extent that Agent elects to receive and retain such amounts, Agent may hold such amounts (which shall not accrue interest) and, in its reasonable discretion, relend such amounts to a Borrower. To the extent that Agent exercises its option to relend such amounts, such amounts shall be treated as Revolving Loans for the account of Agent in addition to the Revolving Loans that are made by the Lenders other than a Defaulting Lender based on their respective Pro Rata Shares as calculated after giving effect to the reduction of such Defaulting Lender’s Commitment to zero (0) as provided herein but shall be repaid in the same order of priority as the principal amount of the Loans on a pro rata basis for purposes of Section 6.4 hereof.  Agent shall determine whether any Revolving Loans requested shall be made from relending such amounts or from Revolving Loans from the Lenders (other than a Defaulting Lender) and any allocation of requested Revolving Loans between them.  The rights of a Defaulting Lender shall be limited as provided herein until such time as the Defaulting Lender has made all payments to Agent of the amounts that it had failed to pay causing it to become a Defaulting Lender and such Lender is otherwise in compliance with the terms of this Agreement (including making any payments as it would have been required to make as a Lender during the period that it was a Defaulting Lender other than in respect of the principal amount of

Revolving Loans, which payments as to the principal amount of Revolving Loans shall be made based on the outstanding balance thereof on the date of the cure by Defaulting Lender or at such other time thereafter as Agent may specify) or has otherwise provided evidence in form and substance satisfactory to Agent that such Defaulting Lender will be able to fund its Pro Rata Share (as in effect immediately prior to its being a Defaulting Lender) in accordance with the terms hereof.  Upon the cure by Defaulting Lender of the event that is the basis for it to be a Defaulting Lender by making such payment or payments and such Lender otherwise being in compliance with the terms hereof, such Lender shall cease to be a Defaulting Lender and shall only be entitled to payment of interest accrued during the period that such Lender was a Defaulting Lender to the extent previously received and retained by Agent from or for the account of Borrowers on the funds constituting Loans funded by such Lender prior to the date of it being a Defaulting Lender (and not previously paid to such Lender) and shall otherwise, on and after such cure, make Loans and settle in respect of the Loans and other Obligations in accordance with the terms hereof. The existence of a Defaulting Lender and the operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower or Guarantor of its duties and obligations hereunder (including, but not limited to, the obligation of such Borrower or Guarantor to make any payments hereunder, whether in respect of Loans by a Defaulting Lender or otherwise).

(h) Notwithstanding anything to the contrary contained in this Agreement, in the event that there is a Defaulting Lender, if there are any Letters of Credit outstanding, within three (3) Business Days after the written request of the applicable Issuing Bank, Borrowers shall pay to Agent an amount equal to the Pro Rata Share of the Defaulting Lender (calculated as in effect immediately prior to such Lender becoming a Defaulting Lender) of the Letter of Credit Obligations then outstanding to be held by Agent on terms and conditions satisfactory to Agent and Issuing Bank as cash collateral for the Obligations and for so long as there is a Defaulting Lender, Issuing Bank shall not be required to issue any Letter of Credit, or increase or extend or otherwise amend any Letter of Credit, unless upon the request of Issuing Bank, Agent has cash collateral from Borrowers in an amount equal to the Pro Rata Share of the Defaulting Lender (calculated as in effect immediately prior to such Lender becoming a Defaulting Lender) of the Letter of Credit Obligations outstanding after giving effect to any such requested Letter of Credit (or increase, extension or other amendment) to be held by Agent on its behalf on terms and conditions satisfactory to Agent and Issuing Bank or there are other arrangements reasonably satisfactory to Issuing Bank with respect to the participation in Letters of Credit by such Defaulting Lender.  Such cash collateral shall be applied first to the Letter of Credit Obligations before application to any other Obligations, notwithstanding anything to the contrary contained in Section 6.4 hereof.

(i) Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have against a Lender as a result of any default by such Lender hereunder in fulfilling its Commitment.

6.11 Obligations Several; Independent Nature of Lenders’ Rights.

The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder.  Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

6.12 Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements.

(a) Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent and attorney-in-fact to request and receive Loans and Letters of Credit pursuant to this Agreement and the other Financing Agreements from Agent or any Lender in the name or on behalf of such Borrower.  Agent and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to an Obligor or Additional L/C Debtor as Administrative Borrower may designate or direct, without notice to any other Obligor.  Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b) Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 6.12.  Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of Administrative Borrower, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower.

(c) Each Obligor hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

(d) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Obligor by Administrative Borrower shall be deemed for all purposes to have been made by such Obligor, and shall be binding upon and enforceable against such Obligor to the same extent as if made directly by such Obligor.

(e) No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Agent.

6.13 Bank Products.  Any Obligor may (but is not required to) request that any Bank Product Provider provide or arrange for such Obligor to obtain Bank Products from such Bank Product Provider, and any Bank Product Provider may, in its sole discretion, provide or arrange for such Obligor to obtain the requested Bank Products.  Obligors shall indemnify and hold

Agent, each Lender and their respective Affiliates harmless from any and all obligations now or hereafter owing to any other Person by any Bank Product Provider in connection with any Bank Products other than for gross negligence or willful misconduct on the part of any such indemnified Person.  This Section 6.13 shall survive the payment of the Obligations and the termination of this Agreement.  Obligors acknowledge and agree that the obtaining of Bank Products from Bank Product Providers (a) is in the sole discretion of each Bank Product Provider, and (b) is subject to all rules and regulations of such Bank Product Provider.

SECTION 7. COLLATERAL COVENANTS

7.1 Intentionally Deleted.

7.2 Accounts Covenants.

(a) Obligors shall notify Agent promptly of: (i) any notice of a material default by any Obligor under any of the Credit Card Agreements or of any default which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing to make payments or suspending payments to any Obligor, (ii) any notice from any Credit Card Issuer or Credit Card Processor that such person is ceasing or suspending, or will cease or suspend, any present or future payments due or to become due to any Obligor from such person, or that such person is terminating or will terminate any of the Credit Card Agreements, and (iii) the failure of any Obligor to comply with any material terms of the Credit Card Agreements or any terms thereof which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing or suspending payments to any Obligor.

(b) Each Obligor shall notify Agent promptly of the assertion of (i) any claims, offsets, defenses or counterclaims by any account debtor, with respect to Accounts constituting Collateral, Credit Card Issuer or Credit Card Processor or any disputes with any of such persons or any settlement, adjustment or compromise thereof, to the extent any of the foregoing exceeds $10,000,000 in any one case or $20,000,000 in the aggregate and (ii) all material adverse information of which it has knowledge relating to the financial condition of any material trade account debtor, Credit Card Issuer or Credit Card Processor.  No material credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor, Credit Card Issuer or Credit Card Processor except in the ordinary course of an Obligor’s business.  So long as no Event of Default has occurred and is continuing, each Obligor may settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor, Credit Card Issuer, or Credit Card Processor.  At any time that an Event of Default has occurred and is continuing, Agent shall, at its option, have the right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors with respect to Accounts constituting Collateral, Credit Card Issuers or Credit Card Processors or grant any credits, discounts or allowances with respect to Accounts constituting Collateral.

(c) With respect to each Account constituting Collateral: (i) no payments shall be made thereon except payments delivered to Agent when and as required pursuant to the terms of this Agreement, and (ii) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Agent in accordance with the terms of this Agreement or as has been or will be reflected in a Borrowing Base

Certificate to be delivered to Agent, and, additionally with respect to Credit Card Receivables, in accordance with the practices of the related Credit Card Issuer, Credit Card Processor or other Obligor thereon.

(d) Agent shall have the right at any time or times, in Agent’s name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Receivables constituting Collateral or other Collateral, by mail, telephone, facsimile transmission or otherwise.

(e) Agent  may, at any time or times that an Event of Default has occurred and is continuing, (i) notify any or all account debtors with respect to Accounts constituting Collateral, Credit Card Issuers, Credit Card Processors or any other obligor in respect of any Receivables with respect to Accounts constituting Collateral that such Receivables have been assigned to Agent and that Agent has a security interest therein and Agent  may direct any or all account debtors, Credit Card Issuers, Credit Card Processors or other obligors in respect of any such Receivables to make payment of such Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables constituting Collateral or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables constituting Collateral, but without any duty to do so, and Agent and Lenders shall not be liable for Agent’s failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may reasonably and in good faith deem necessary for the protection of its interests.  At any time that an Event of Default has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts constituting Collateral have been assigned to Agent and are payable directly and only to Agent and each Obligor shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts constituting Collateral as Agent may require.

7.3 Inventory Covenants.

With respect to the Inventory: (a) each Obligor shall and Parent shall cause each Additional L/C Debtor to at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Obligors’ cost therefor and withdrawals therefrom and additions thereto; (b) Obligors shall conduct a physical count of the Inventory at least once each year (at which representatives of Agent may be present) and at such time or times as is consistent with current practices, but at any time or times as Agent may request after an Event of Default has occurred and is continuing in accordance with clause (e) below, and promptly following such physical inventory shall supply Agent with a report in the form and with such specificity as may be reasonably satisfactory to Agent concerning such physical count; (c) Obligors shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except: (i)  for sales of Inventory in the ordinary course of any Obligor’s business, (ii) to move Inventory directly from one location set forth or permitted herein to another such location, (iii) for Inventory shipped from the manufacturer thereof to Obligors which is in transit to the locations set forth or permitted herein, and (iv) in connection with any other transactions or dispositions permitted by this Agreement; (d) upon Agent’s request, Borrowers shall deliver or cause to be delivered to Agent written reports or appraisals as to the Inventory of Obligors in form, scope and methodology reasonably acceptable to Agent and by an appraiser reasonably acceptable to Agent, addressed to Agent and upon which Agent and Lenders are expressly permitted to rely; provided, that, (i) Borrowers acknowledge and agree that such Inventory reports and appraisals shall be requested by Agent and shall be delivered by Borrowers with at least the Required Frequency and may be requested by Agent and shall be delivered by Borrowers at any time following the occurrence and during the continuance of an Event of Default; and (ii) all such Inventory reports and appraisals shall be at the expense of Borrowers, except for Inventory reports and appraisals in excess of the Required Frequency, provided, that, all such Inventory reports and appraisals shall be at the expense of Borrowers at any time that an Event of Default shall exist or shall have occurred and be continuing; (e) after the occurrence and during the continuance of an Event of Default, Borrowers shall, at their expense, conduct through RGIS Inventory Specialists, Inc. or another inventory counting service reasonably acceptable to Agent, a physical count of the Inventory in form, scope and methodology acceptable to Agent, the results of which shall be reported directly by such inventory counting service to Agent and Borrowers shall promptly deliver confirmation in a form reasonably satisfactory to Agent that appropriate adjustments have been made to the inventory records of Obligors to reconcile the inventory count to Obligors’ inventory records; (f) Obligors assume all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) each Obligor shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Obligors to repurchase such Inventory except for the right of return given to retail customers of Obligors in the ordinary course of the business of Obligors in accordance with the then current return policy of Obligor; (h) Obligors shall keep the Inventory in good condition (taken as a whole); and (i) Obligors shall not acquire or accept any Inventory on consignment or approval, except for the sale of lines other than apparel to the extent such Inventory is reported to Agent in accordance with the terms hereof.

7.4 Bills of Lading and Other Documents of Title.

With respect to Inventory in transit to premises of Obligors in the United States of America, after the occurrence and during the continuance of a Cash Dominion Event, (a) Obligors shall cause all bills of lading and other documents of title relating to goods being purchased by it which are outside the United States and in transit to such premises in the United States of America to name Obligors as consignee, unless and until Agent directs otherwise; (b) at such time and from time to time as Agent may direct, Obligors shall cause Agent or such other financial institution or other person as Agent may specify to be named as consignee; (c) without limiting any other rights of Agent or any Secured Party hereunder, Agent shall have the right to endorse and negotiate on behalf of , and as attorney in fact for, Obligors any bill of lading or other document of title with respect to such goods naming Obligors as consignee to Agent; (d) there shall be no more than three (3) originals of each of such bill of lading or other document of title which unless and upon Agent’s direction, shall be delivered as follows: (i) one (1) original to such customs broker as the applicable Obligor may specify (so long as Agent has received a Collateral Access Agreement duly executed and delivered by such customs broker), and (ii) two

(2) originals to Agent or to such other person as Agent may designate for such purpose; (e) Obligors shall obtain a copy (but not the originals) of such bill of lading or other documents of title from the customs broker; and     (f) Obligors shall cause all bills of lading or other documents of title relating to goods purchased by Obligors which are outside the United States and in transit to the locations listed on Omnibus Schedule 2 to be issued in a form so as to constitute negotiable documents as such term is defined in the UCC.  To the extent that the terms of this Section are applicable and  have not been satisfied as to any Inventory, such Inventory shall not constitute Eligible Inventory, Eligible In-Transit Inventory or Eligible L/C Inventory, as the case may be, except as Agent may otherwise agree.

7.5 Power of Attorney.

Each Obligor hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Obligor’s true and lawful attorney in fact, and authorizes Agent, in such Obligor’s or Agent’s name, to: (a) at any time an Event of Default has occurred and is continuing (i) demand payment on Receivables constituting Collateral or other Collateral, (ii) enforce payment of Receivables constituting Collateral by legal proceedings or otherwise, (iii) exercise all of such Obligor’s rights and remedies to collect any Receivable constituting Collateral or other Collateral, (iv) sell or assign any Receivable constituting Collateral upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account constituting Collateral, (vi) discharge and release any Receivable constituting Collateral, (vii) prepare, file and sign such Obligor’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivable constituting Collateral or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables constituting Collateral or other proceeds of Collateral to an address designated by Agent, and open and dispose of all mail addressed to such Obligor and handle and store all mail relating to the Collateral; (ix) clear Inventory the purchase of which was financed with Letters of Credit through the Bureau of Customs and Border Protection (formerly the Customs Service) or other domestic or foreign export control authorities in such Obligor’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Obligor’s name for such purpose, and to complete in such Obligor’s name, any necessary documents in connection therewith and endorse and negotiate any bill of lading or other document of title with respect to such goods naming such Obligor as consignee to Agent or its designee, and (x) do all acts and things which are necessary, in Agent’s determination, to fulfill such Obligor’s obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment in respect of Receivables constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by Agent or any Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables constituting Collateral or other proceeds of Collateral are sent or received, (iii) endorse Obligor’s name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by Agent and any Lender and deposit the same in Agent’s account for application to the Obligations, (iv) endorse Obligor’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable constituting Collateral or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, and (v) sign such Obligor’s name on any verification of Receivables constituting Collateral and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof.  Each Obligor hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.6 Right to Cure.

Agent may, at its option, upon notice to Administrative Borrower, following the occurrence and during the continuance of an Event of Default, (a) cure any material default by any Obligor under any agreement with a third party if and to the extent the termination of such agreement would materially and adversely affect the Collateral (taken as a whole) or the value thereof or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of Obligor to perform its obligations hereunder or under any of the other Financing Agreements; (b) pay or bond on appeal any judgment entered against any Obligor; or (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral excluding Permitted Liens and pay any amount, incur any expense or perform any act which, in Agent’s reasonable judgment, is necessary to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto.  Agent may add any amounts so expended to the Obligations and charge Borrowers’ account therefor, such amounts to be repayable by Borrowers promptly (but in any event within five (5) Business Days) following Agent’s written demand therefor.  Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Obligor.  Any payment made or other action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.7 Access to Premises.

From time to time as requested by Agent, at the cost and expense of Borrowers, (a) Agent or its designee shall have complete access to all of Obligors’ premises during normal business hours and after notice to Administrative Borrower, or at any time and without notice to Obligors or Administrative Borrower if an Event of Default has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrowers’ books and records, including the Records, and (b) Obligors shall promptly furnish or cause to be furnished to Agent such copies of such books and records or extracts therefrom as Agent may reasonably request, (including copies of any Material Contracts entered into after the date hereof, and any amendments to any Material Contracts) and (c) Agent or any Lender or Agent’s designee may use during normal business hours such of any Obligor’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing (provided, that, Agent shall use such personnel, equipment, supplies and premises in such manner so as to minimize any interference with the operations of Obligors) and if an Event of Default exists or has occurred and is continuing for the collection of Accounts constituting Collateral and realization of other Collateral.

SECTION 8. REPRESENTATIONS AND WARRANTIES

Obligors hereby, jointly and severally, represent and warrant to Agent, each Issuing Bank and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letters of Credit by Agent and Lenders to Borrowers.

8.1 Corporate Existence, Power and Authority; Subsidiaries.

Each Obligor and each Additional L/C Debtor is a corporation, limited liability company or partnership duly organized and in good standing under the laws of its state or jurisdiction of formation and is duly qualified as a foreign entity and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary and where the failure to so qualify or be in good standing has or has a reasonably likelihood of having a Material Adverse Effect.  The execution, delivery and performance of this Agreement, the other Financing Agreements, and the transactions contemplated hereunder and thereunder are all within each Obligor’s powers, have been duly authorized and are not in contravention of law or the terms of each Obligor’s certificate of incorporation, formation, operating or partnership agreement, by-laws, or other organizational documentation.  The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated thereby (a) are not in contravention of the terms of any indenture, or mortgage, agreement or other undertaking to which any Obligor or Additional L/C Debtor is a party or by which any Obligor or Additional L/C Debtor or its respective properties are bound where the Indebtedness, obligations or other liability of such Obligor or Additional L/C Debtor equals or exceeds $15,000,000 or (b) will not result in, require or give rise to the creation or imposition of any Lien upon any property of Obligors or Additional L/C Debtor under any agreement or otherwise (other than in favor of Agent pursuant to the terms of the Financing Agreements or a Permitted Lien).  This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrowers enforceable in accordance with their respective terms.  Obligors do not have any Subsidiaries except as set forth on Omnibus Schedule 1 hereto.

8.2 Financial Statements; No Material Adverse Effect.

All financial statements relating to Borrowers or any other Subsidiary of Parent which have been or may hereafter be delivered by Borrowers to Agent and Lenders have been prepared in accordance with GAAP and fairly present in all material respects the financial condition and the results of operation of Obligors as at the dates and for the periods set forth therein.  There has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited financial statements furnished by Borrowers to Agent prior to the date of this Agreement.  The projections for the fiscal years ending on or about January 31, 2010 through January 31, 2012 that have been delivered to Agent or any projections hereafter delivered to Agent have been prepared in light of the past operations of the businesses of Parent and its Subsidiaries and are based upon estimates and assumptions stated therein, all of which Parent and its Subsidiaries have determined to be reasonable and fair in light of the then current conditions and current facts and reflect the good faith and reasonable estimates of Parent and its Subsidiaries of the future financial performance of Parent and its Subsidiaries and of the other information projected therein for the periods set forth therein.

8.3 Collateral Locations.

Each Obligor and each Obligor’s Records concerning Accounts are located only at the addresses set forth for such Obligor on Omnibus Schedule 2 hereto, subject to the right of any Obligor to establish new locations in accordance with Section 9.2 hereof.  Omnibus Schedule 2 hereto correctly identifies as of the date hereof any of such locations which are not owned by Obligors and sets forth the owners and/or operators thereof.

8.4 Priority of Liens’ Title to Properties.

The Liens granted to Agent under this Agreement and the other Financing Agreements constitute valid and, except as otherwise specifically consented to in writing by Agent or contemplated in this Agreement, perfected first priority Liens in and upon the Collateral subject only to Liens permitted under Section 9.9 hereof.  Each Obligor has good and marketable title to all of its respective properties and assets subject to no Liens of any kind, except Permitted Liens.

8.5 Tax Returns.

Each Obligor and the other Subsidiaries of Parent has filed, or caused to be filed, in a timely manner prior to the expiration of all properly filed extensions all tax returns, reports and declarations which are required to be filed by it, except as set forth in Omnibus Schedule 16 hereto or unless any such failure to timely file any such tax returns, reports or declarations would not have a Material Adverse Effect.  All information in such tax returns, reports and declarations is complete and accurate in all material respects.  Each of Obligors has paid or caused to be paid all taxes due and payable or claimed due and payable, as to which non-payment thereof would result in a Material Adverse Effect, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and with respect to which adequate reserves have been set aside on its books.  Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.  Each Obligor has collected and remitted to the appropriate tax authority when due all sales and/or use taxes applicable to its business required to be collected under the laws of the United States and each possession or territory thereof, and each State or political subdivision thereof or any other jurisdiction, as to which non-payment thereof would result in a Material Adverse Effect.

8.6 Litigation.

Except as set forth on Omnibus Schedule 8 hereto, there is no present investigation by any Governmental Authority pending, or to the best of any Borrower’s knowledge threatened, against or affecting any Obligor, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of each Borrower’s knowledge threatened, against any Obligor or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which, in any case, has had or has a reasonable likelihood of having a Material Adverse Effect.

8.7 Compliance with Other Agreements and Applicable Laws.

(a) None of Obligors or other Subsidiaries of Parent is in default in any respect under, or in violation in any respect of the terms of, any material agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound where such default has had or has a reasonable likelihood of having a Material Adverse Effect.

(b) Each Obligor and the other Subsidiaries of Parent is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to its business, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, and all Environmental Laws where the failure to comply has had or has a reasonable likelihood of having a Material Adverse Effect.  No law, regulation, order, judgment or decree of any Governmental Authority exists, and no action, suit, investigation, litigation or proceeding is pending or, to Obligors’ knowledge, threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letters of Credit, or (B) the consummation of the transactions contemplated hereby or (ii) has or has a reasonable likelihood of having a Material Adverse Effect.

(c) Each Obligor and other Subsidiary of Parent has obtained all permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority (the “Permits”) required for the lawful conduct of its business where the failure to obtain such Permit has had or is reasonably likely to have a Material Adverse Effect.  There are no actions, claims or proceedings pending or to the best of Obligors’ knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits which revocation, cancellation, suspension or modification has had or is reasonably likely to have Material Adverse Effect.

8.8 Environmental Compliance.

(a) Except as set forth on Omnibus Schedule 11 hereto, Obligors have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or any license, certificate, approval or similar authorization or other Permit thereunder where such violation would have a Material Adverse Effect and the operations of Obligors comply in all respects with all Environmental Laws and all licenses, certificates, approvals and other Permits where the failure to so comply would have a Material Adverse Effect.

(b) Except as set forth on Omnibus Schedule 11 hereto, there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of each Obligor’s knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by such Obligor or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental matter, which affects or has a reasonable likelihood of affecting Obligor or its business, operations or assets or any properties at which such Obligor has transported, stored or disposed of any Hazardous Materials which, in any case, has had or has a reasonable likelihood of having a Material Adverse Effect.

(c) Obligors have no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials which has had or has a reasonable likelihood of having a Material Adverse Effect.

(d) Obligors have all licenses, certificates, approvals or similar authorizations and other Permits required to be obtained or filed in connection with the operations of Obligors under any Environmental Law where the failure to obtain such licenses, certificates or similar authorizations and other Permits has had or has a reasonably likelihood of having a Material Adverse Effect and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect.

8.9 Employee Benefits.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law.  Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of each Borrower’s knowledge, nothing has occurred which would cause the loss of such qualification.  Since October 30, 2002, no Borrower nor any of its ERISA Affiliates has maintained or been required to contribute to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code.

(b) There are no pending, or to the best of any Borrower’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which would result in a liability to Borrowers in excess of $10,000,000.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which would result in a liability to Borrowers in excess of $10,000,000.

(c) No ERISA Event has occurred or is reasonably expected to occur which would result in a liability in excess of $10,000,000 in any individual instance, or (ii) $20,000,000 in the aggregate.

8.10 Bank Accounts.  All of the deposit accounts, investment accounts or other accounts in the name of or used by Borrowers  maintained at any bank or other financial institution are set forth on Schedule 6.3 hereto, subject to the right of Borrowers to establish new accounts in accordance with Section 5.4 hereof.

8.11 Intellectual Property.

Each Obligor owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted where the failure to have the right to use such Intellectual Property has had or is reasonably likely to have a Material Adverse Effect.  As of the date hereof, each Obligor does not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 hereto and has not granted any licenses with respect thereto other than as set forth in Schedule 8.11 hereto.  No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights where the failure to have such rights has had or is reasonably likely to have a Material Adverse Effect.  To the best of each Borrower’s knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by each Obligor infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting each Obligor contesting its right to sell or use any such Intellectual Property which if adversely determined would have or would be reasonably likely to have a Material Adverse Effect.  Schedule 8.11 hereto sets forth all of the agreements or other arrangements of Obligors pursuant to which such Person(s) has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof (excluding rights arising by virtue of a purchase order between an Obligor and a third party) and the dates of the expiration of such agreements or other arrangements of such Obligor as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by such Obligor after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”).  No trademark, servicemark or other Intellectual Property at any time used by such Obligor which is owned by another Person is affixed to any Eligible Inventory, except to the extent permitted under the terms of a License Agreement or Obligor’s purchase order for such goods.

8.12 Capitalization.

(a) As of the date hereof, the issued and outstanding shares of Capital Stock of each Borrower (other than Parent and FB Apparel) are directly and beneficially owned and held by Parent, and, in each case, all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all Liens of any kind, except as disclosed in writing to Agent.  As of the date hereof, FB Clothing, Inc., which is a US Subsidiary, is the beneficial owner and holder of all of the issued and outstanding shares of Capital Stock of FB Apparel. Each of the Additional L/C Debtors is a direct or indirect Subsidiary of Parent.

(b) Obligors, taken as a whole, are solvent and will continue to be solvent after the creation of the Obligations, the security interests of Agent for the benefit of itself and the other Secured Parties and the other transactions contemplated hereunder, are able to pay their debts as they mature and have (and have reason to believe they will continue to have) sufficient capital (and not unreasonably small capital) to carry on their business as and all businesses in which they are about to engage.  The assets and properties of Obligors taken as a whole, at a fair valuation and at their present salable value are, and will be, greater than the Indebtedness of Obligors, and including subordinated and contingent liabilities computed at the amount which, to the best of Borrowers’ knowledge, represents an amount which can reasonably be expected to become an actual or mature liability.

8.13 Labor Disputes.

(a) Set forth on Schedule 8.13 hereto is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to Obligors and any union, labor organization or other bargaining agent in respect of the employees of Obligors on the date hereof.

(b) There is (i) no significant unfair labor practice complaint pending against any Obligor or, to the best of each Borrower’s knowledge, threatened against it or any Obligor, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Obligor or, to best of each Borrower’ s knowledge, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any Obligor or, to the best of each Borrower’s knowledge, threatened against any Obligor, which, in any case, has had or has a reasonable likelihood of resulting in a Material Adverse Effect.

8.14 Corporate Names; Prior Transactions.

As of the date hereof, no Obligor (other than a Retail Store Subsidiary) has, during the past five years, been known by or used any other corporate or fictitious name (other than as set forth in Schedule 8.11 hereto) or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as otherwise set forth in Schedule 8.14 hereto.

8.15 Inactive Subsidiaries.

Each of the Inactive Subsidiaries (a) has no material business operations and assets or (b) has been or is in the process of being or will be dissolved.

8.16 Restrictions on Subsidiaries.

Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of Obligors permitted hereunder and the other Financing Agreements and the Securitization Documents, there are no contractual or consensual restrictions on any Obligor which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between such Obligor and any of its  Subsidiaries except for restrictions on the transfers of funds from Financing Subsidiaries (other than FSC) to Obligors or (ii) between any Subsidiaries of such Obligor or (b) the ability of any Obligor or any of its Subsidiaries to incur Indebtedness hereunder or grant security interests to Agent or any Lender in the Collateral.

8.17 Material Contracts.

Schedule 8.17 hereto sets forth all Material Contracts to which any Obligor is a party or is bound as of the date hereof.  Borrower has delivered true, correct and complete copies of such Material Contracts in effect as of the date hereof to Agent on or before the date hereof.  No Obligor is in breach of or in default under any Material Contract and has not received any notice of the intention of any other party thereto to terminate any Material Contract where such default or termination would have or is reasonably likely to have a Material Adverse Effect.

8.18 Credit Card Agreements.

Set forth in Schedule 8.18 hereto is a correct and complete list, as of the date hereof, of (a) all of the Credit Card Agreements, and (b)  the term of such Credit Card Agreements.  The Credit Card Agreements constitute all of such agreements necessary for each Borrower to operate its business as presently conducted with respect to credit cards and debit cards and no Receivables of any Obligor arise from purchases by customers of Inventory with credit cards or debit cards, other than those which are issued by Credit Card Issuers with whom such Obligor has entered into one of the Credit Card Agreements set forth on Schedule 8.18 hereto.  Each of the Credit Card Agreements constitutes the legal, valid and binding obligations of the Obligor that is party thereto and to the best of each Borrower’s knowledge, the other parties thereto, enforceable in accordance with their respective terms and is in full force and effect.  No default or event of default, or act, condition or event which after notice or passage of time or both, would constitute a default or an event of default under any of the Credit Card Agreements exists or has occurred and is continuing which would have the reasonable likelihood of having a Material Adverse Effect.  Each Obligor has complied with all of the material terms and conditions of the Credit Card Agreements to the extent necessary for such Obligor to be entitled to receive payments thereunder.

8.19 Interrelated Businesses.

Obligors make up a related organization of various entities which share an identity of interests such that any benefit received by any of them benefits the others.  Each Obligor (a) renders services to or for the benefit of the other Obligors, (b) make loans and advances and provides other financial accommodations to or for the benefit of the other Obligors (including, inter alia, the payment and/or guaranties by Obligors of Indebtedness of the other Obligors), and (c) provides administrative, marketing, payroll and management services to or for the benefit of the other Obligors.  Obligors have centralized accounting and legal services.  The Additional L/C Accommodations are opened solely for the purpose of (i) with respect to the Additional L/C Debtors other than CS Insurance Ltd., acquiring Inventory by Borrowers for ultimate resale in the Retail Stores and (ii) with respect to CS Insurance Ltd., providing insurance services for Obligors.  Nothing contained in this Section 8.19 should be construed to imply that Obligors are not separate legal entities.

8.20 OFAC.

  No Obligor, Subsidiary of any Obligor or Affiliate of any Obligor: (a) is a Sanctioned Person, (b) has more than ten (10%) percent of its assets in Sanctioned Entities, or (c) derives more than ten (10%) percent of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  The proceeds of any Loan, to the best knowledge of each

Obligor will not be used, and to the best of each Obligor’s knowledge have not been used, to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

8.21 No Material Adverse Effect.

There has been no act, condition or event which has or may have a Material Adverse Effect since the date of the most recent financial statements submitted to Agent under the terms of this Agreement.

8.22 Accuracy and Completeness of Information.

All information furnished by or on behalf of each Obligor in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Omnibus Schedules hereto is true and correct in all material respects on the date as of which such information is dated or certified and does not knowingly omit any material fact necessary in order to make such information not misleading.  No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Effect, which has not been fully and accurately disclosed to Agent in writing.

8.23 Survival of Warranties; Cumulative.

All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder (except (i) to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and (ii) with respect to any changes in the representations and warranties resulting from any actions, sales, mergers, acquisitions, dispositions or other transactions permitted by this Agreement or consented to by the Required Lenders or all Lenders, as applicable) and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender.  The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrowers  shall now or hereafter give, or cause to be given, to Agent or any Lender.

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS

9.1 Maintenance of Existence.

Each Obligor shall, at all times, preserve, renew and keep in full force and effect (a) its rights and franchises as a corporation, limited liability company or partnership where the failure to do so would have a reasonable likelihood of having a Material Adverse Effect and (b) its existence subject to Sections 9.7 and 9.8 hereof.  Each Obligor and Additional L/C Debtor shall at all times maintain in full force and effect all Permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted where the failure to so maintain the same would have a reasonable likelihood of having a Material Adverse Effect.  Each Obligor shall, and Parent shall cause each Additional L/C Debtor to give Agent twenty (20) days prior written notice of any proposed change in its corporate name, which notice shall accordingly set forth the new name and each Obligor and Additional L/C Debtor, as the case may be, and Agent shall have received a copy of the amendment to the formation of such Person, as the case may be,  providing for the name change certified by the Secretary of State or other appropriate government officer of the jurisdiction of formation of such Person, as the case may be, as soon as it is available.  Additionally, no Obligor shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one), unless Agent shall have received not less than twenty (20) days’ prior written notice from such Obligor of such proposed change, which notice shall set forth such information with respect thereto as Agent may require.  No Obligor shall change its type of organization, jurisdiction of organization or other legal structure without twenty (20) days prior written notice to Agent of any such proposed change.

9.2 New Collateral Locations.

No Obligor may open any new location at which Collateral will be located other than in the United States, Canada and the United Kingdom, provided, that no Obligor will open any new locations within the continental United States, Canada or the United Kingdom except: (a) Retail Store locations, (b) locations in which Inventory stored will not exceed $1,000,000 at any time, or (c) any other location so long as Agent receives a Collateral Access Agreement with respect to such location within thirty (30) days after Collateral is placed at such location unless delivery of such Collateral Access Agreement is not required in accordance with the definition of Collateral Access Agreement or is waived by Agent in its discretion.

9.3 Compliance with Laws, Regulations, Etc.

(a) Each Obligor shall, and Parent shall cause each other Subsidiary of Parent to, at all times, comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority, including ERISA, the Code, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws where the failure to do so, individually or in the aggregate, has had or has a reasonable likelihood of having a Material Adverse Effect.

(b) Each Obligor shall maintain, at its expense, a system to monitor its continued compliance in all material respects with all applicable Environmental Laws.  Each Obligor and other Subsidiary of Parent shall take prompt and appropriate action as required by Environmental Laws to respond to any non-compliance with any Environmental Laws which would have a Material Adverse Effect.

(c) Each Obligor shall give both oral and written notice to Agent immediately upon such Obligor’s receipt of any notice of, or such Obligor’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by such Person or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or (D) any other environmental, health or safety matter, which affects such Person or its business, operations or assets or any properties at which such Obligor transported, stored or disposed of any Hazardous Materials, in any of the foregoing instances, where such matter has had or has a reasonable likelihood of having a Material Adverse Effect.

(d) Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is material non-compliance or any condition which requires any action by or on behalf of any Obligor or Foreign Subsidiary in order to avoid any material non-compliance with any Environmental Law which material non-compliance or condition has had or is reasonably likely to have a Material Adverse Effect, such Obligor shall, at Agent’s request and Borrowers’ expense: (i) cause an independent environmental engineer reasonably acceptable to Agent to conduct such tests of the site where such Person’s non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such material non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such material non-compliance, or Person’s response thereto or the estimated costs thereof, shall change in any material respect.

(e) Borrowers shall indemnify and hold harmless Agent and Lenders and their respective, directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys’ fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of such Borrower and the preparation and implementation of any closure, remedial or other required plans, other than such loss, claim, liability, damage, cost or expense as a result of the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.  All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

9.4 Payment of Taxes and Claims.

Each Obligor shall, and Parent shall cause each of its other Subsidiaries to, duly pay and discharge all taxes, assessments, contributions and governmental charges duly assessed upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to any Obligor, as the case may be, and with respect to which adequate reserves have been set aside on its books and except where the failure to pay such taxes would not result in a liability which would exceed $10,000,000 in any individual instance or $20,000,000 in the aggregate.

9.5 Insurance.

Each Obligor shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated.  Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer.  Borrowers shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if Borrowers fail to do so within five (5) Business Days following notice of such failure, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers.  All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that, at any time an Event of Default has occurred and is continuing, Agent may act as attorney for Obligors in obtaining, adjusting and settling such insurance.  Obligors shall cause Agent to be named as a loss payee (with respect to policies insuring the Collateral only) and an additional insured (but without any liability for any premiums) under such insurance policies and Obligors shall obtain non-contributory lender’s loss payable endorsements to all insurance policies covering the Collateral in form and substance reasonably satisfactory to Agent.  Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interests may appear and further specify that Agent and Secured Parties shall be paid regardless of any act or omission by any Borrower or any of its Affiliates.  After an Event of Default has occurred and is continuing, at its option, Agent may apply any insurance proceeds relating to the Collateral received by Agent at any time to the payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine, which amounts may be reborrowed.

9.6 Financial Statements, Collateral Reporting and Other Information.

(a) Each Obligor shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Person (if any) in accordance with GAAP and Administrative Borrower shall furnish or cause to be furnished to Agent:

(i) (A) if either: (1) Excess Availability shall be equal to or less than $50,000,000 at any time during any fiscal month, then within thirty (30) days after the end of such fiscal month (or within forty-five (45) days after the end of such fiscal month if the last day of such fiscal month is the last day of a fiscal quarter) or (2) Agent shall request (in such event delivery by Administrative Borrower shall be made within thirty (30) days of such request), monthly unaudited consolidated financial statements for Parent and its consolidated Subsidiaries (including in each case balance sheets, statements of income and loss and statements of cash flow), all in reasonable detail, fairly presenting the consolidated financial position and the results of the consolidated operations of Parent and its consolidated Subsidiaries as of the end of and through such fiscal month and accompanied by a compliance certificate substantially in the form of Exhibit B hereto, and, in the event Section 9.21 hereof is then applicable, the calculations used in determining, as of the end of the most recent fiscal month, whether Parent and such Subsidiaries were in compliance with the covenant set forth in Section 9.21 hereof as of the end of such month, or

(B) if Borrowers are not delivering financial statements to Agent pursuant to clause (i) above, then within forty-five (45) days after the end of each fiscal quarter (excluding the fourth fiscal quarter of each fiscal year), quarterly unaudited consolidated financial statements for Parent and its consolidated Subsidiaries (including in each case, balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), all in reasonable detail, fairly presenting the consolidated financial position and the results of the consolidated operations of Parent and its consolidated Subsidiaries as of the end of and through such fiscal quarter and accompanied by a compliance certificate substantially in the form of Exhibit B hereto, and, in the event Section 9.21 is then applicable, the calculations used in determining, as of the end of such month, whether Parent and such Subsidiaries were in compliance with the covenant set forth in Section 9.21 hereof as of the end of such month,

(ii) within fifteen (15) days after the end of each fiscal month, a report of Monthly Average Liquidity and Monthly Average Excess Availability for the immediately preceding fiscal month and Liquidity and Excess Availability at the end of such fiscal month,

(iii) within fifteen (15) days after the end of each fiscal month, (A) a Borrowing Base Certificate duly completed and executed by a financial officer of Administrative Borrower on behalf of Borrowers, and (B) perpetual Inventory reports in substantially the form set forth as Exhibit G hereto, provided, that:

(1) in the event that either (A) Excess Availability shall be less than twenty-five (25%) percent of the Maximum Credit for five (5) consecutive Business Days, (B) the amount of all outstanding and unpaid Obligations (including Revolving Loans and Letter of Credit Obligations) is equal to or greater than $100,000,000, or (C) an Event of Default shall exist or shall have occurred and be continuing, then (I) a Borrowing Base Certificate shall be delivered weekly or, if an Event of Default shall exist or shall have occurred and be continuing, more frequently as Agent may request, duly completed and executed by a financial officer of Administrative Borrower on behalf of Borrowers, and (II) the following reports shall be delivered to Agent on Tuesday of each week for the immediately preceding week ending on the close of business on Saturday of that week: (AA) perpetual Inventory reports in substantially the form set forth as Exhibit G hereto, with such modifications as Agent shall reasonably request from time to time after consultation with Administrative Borrower, (BB) reports of sales of Inventory, returns, and aggregate Inventory purchases (including all costs related thereto, such as freight, duty and taxes), (CC) markdown reports by categories of Inventory, setting forth the original Cost, original retail sales price prior to any markdowns and the Retail Sales Price, (DD) Inventory aging reports by categories of Inventory (including identifying Inventory at locations owned and operated by third parties or on consignment), and (EE) such other reports as to the Inventory as Agent may reasonably request, and

(2) in the event that weekly reporting is in effect and (A) Excess Availability shall be equal to or greater than twenty-five (25%) percent of the Maximum Credit for twenty (20) consecutive Business Days, (B) the amount of all outstanding and unpaid Obligations (including Revolving Loans and Letter of Credit Obligations) is less than $100,000,000, and (C) no Event of Default shall exist or shall have occurred and be continuing, monthly Borrowing Base Certificates and Inventory reporting shall be reinstituted,

(iv) within fifteen (15) days after the end of each fiscal month, agings of accounts payable,

(v) within fifteen (15) days after the end of each fiscal month, a list of all new locations of Collateral established during the preceding fiscal month,

(vi) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements of Parent (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the consolidated financial position and the results of the consolidated operations of Parent and its consolidated Subsidiaries,  as of the end of and for such fiscal year, together with the opinion (which does not contain a “going concern” or other similar exception) of independent certified public accountants, which accountants shall be an independent accounting firm selected by Parent and reasonably acceptable to Agent, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Parent and its consolidated Subsidiaries, as of the end of and for the fiscal year then ended, and

(vii) at such time as available, but in no event later than forty-five (45) days after the commencement of each fiscal year of Parent (commencing with the fiscal year of Parent commencing on or about January 31, 2010), projected consolidated financial statements (including in each case, forecasted balance sheets and statements of income and loss, statements of cash flow, and statements of shareholders’ equity) of Parent and its Subsidiaries for such fiscal year, all in reasonable detail, and in a format reasonably satisfactory to Agent, together with such supporting information as Agent may reasonably request.  Such projected financial statements shall be prepared on a monthly basis for such year and shall have been prepared in light of the past operations of the businesses of Parent and its Subsidiaries and based upon estimates and assumptions stated therein, all of which Parent and its Subsidiaries have determined to be reasonable and fair in light of the then current conditions and current facts and reflect the good faith and reasonable estimates of Parent and its Subsidiaries of the future financial performance of Parent and its Subsidiaries and of the other information projected therein for the periods set forth therein (it being understood that actual results may differ from those set forth in such projected financial statements).

(b) Administrative Borrower shall promptly notify Agent in writing of the details of the following (upon obtaining notice or knowledge thereof): (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Inventory having a cost of $7,500,000 or more or which, if adversely determined, would result in any Material Adverse Effect; (ii) the termination of any Material Contract or any amendment to a Material Contract which would have or could reasonably be expected to have a Material Adverse Effect; (iii) any order, judgment or decree in excess of $5,000,000 shall have been entered against any Obligor or any of its properties or assets; (iv) any notification of a violation of laws or regulations received by any Obligor which would have or could reasonably be expected to have a Material Adverse Effect; (v) any ERISA Event which would result in liability to Obligors in excess $10,000,000; (vi) the filing of any Lien securing the payment of taxes in respect of any Collateral having a value in excess of $10,000,000 that has priority over the liens and security interests of Agent, and (vii) the occurrence of any Default or Event of Default.

(c) Administrative Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent copies of all reports which Parent or any other Borrower sends to its stockholders generally and copies of all reports and registration statements which Parent or any other Borrower files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

(d) Administrative Borrower shall furnish or cause to be furnished to Agent such budgets, forecasts, projections and other information respecting the Collateral and the consolidated business of the Obligors, as Agent may, from time to time, reasonably request.  Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of any Obligor to any court or other government agency or to any participant or assignee or prospective participant or assignee, subject to the confidentiality provisions of Section 13.5 hereof.  Any documents, schedules, invoices or other papers delivered to Agent may be destroyed or otherwise disposed of by Agent one (1) year after the same are delivered to Agent, except for any longer period as otherwise designated by Administrative Borrower to Agent in writing.

(e) Upon Agent’s reasonable request upon the occurrence and during the continuance of a Cash Dominion Event, Administrative Borrower will furnish (i) copies of deposit slips and bank statements, (ii) copies of purchase orders, invoices and delivery documents for Inventory acquired by Obligors including copies of all packing slips, invoices, and bills of lading with respect to all Eligible In-Transit Inventory, subject to Section 7.4 hereof, (iii) the monthly statements received by any Obligor from any Credit Card Issuers or Credit Card Processors, together with such additional information with respect thereto as shall be sufficient to enable Lender to monitor the transactions pursuant to the Credit Card Agreements, (iv) a report of credit card sales on a periodic basis, including the amount of the chargebacks, fees and credits issued during such period; (v) agings of accounts receivable (together with a reconciliation to the previous month’s aging and general ledger), and (vi)  a certificate from a financial officer of Administrative Borrower on behalf of the Borrowers (A) representing that Obligors have made payment of sales and use taxes during such month or, at Agent’s request, other evidence of such payment and (B) reporting each claim filed by lessor or a third party operator of locations where Collateral is located against an Obligor in an amount equal to or in excess of $500,000 (the report should indicate the amount of the dispute and whether reserves (and the amount thereof) are set aside therefor).

(f) Administrative Borrower shall promptly notify Agent in writing in the event that FSC or any other Financing Subsidiary shall fail to (i) make settlements on each Business Day (except for delays arising from force majeure, in which case such failure to make settlements on each Business Day shall not continue for more than one (1) Business Day) with respect to amounts owed to CS Delaware or any other Obligor under any Credit Card Agreement, and (ii) remit to CS Delaware all funds its receives in respect of amounts owed to CS Delaware pursuant to the C.D. Credit Plan Agreement no later than the same Business Day it receives such funds.

(g) Administrative Borrower shall promptly furnish to Agent all notices of default under the Indebtedness evidenced by the Convertible 2007 Senior Notes received by any Obligor and, at any time that Excess Availability is less than $40,000,000, all other material notices or demands in connection with such Indebtedness, in each case to the extent such notices or demands are either received by Parent or any other Obligor from any of the holders of the Convertible 2007 Senior Notes or the Convertible 2007 Senior Note Trustee, or on their behalf, or sent by Parent or any other Obligor, or on their behalf, to any of the holders of the Convertible 2007 Senior Notes or the Convertible 2007 Senior Note Trustee, concurrently with the sending thereof, as the case may be.

9.7 Consolidation and Merger; Dissolution.

No Obligor shall:

(a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, except that an Obligor may merge into or consolidate with any other Obligor and any Obligor may merge into or consolidate with any other Person as permitted in Sections 9.8 or 9.12 hereof; provided, that, each of the following conditions is satisfied: (i) Administrative Borrower or Parent, as applicable, shall be the surviving corporation in any merger with another Obligor, (ii) Agent shall have received not less than five (5) Business Days’ prior written notice of the intention of such Obligors to so merge or consolidate, the Obligors that are merging or consolidating and which Obligor will be the surviving entity, (iii) Agent shall have received such other information with respect to such merger or consolidation as Agent may reasonably request, (iv) as of the effective date of the merger or consolidation and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing, (v) if requested by Agent, the applicable Obligors shall deliver to Agent true, correct and complete copies of all agreements, documents and instruments relating to such merger or consolidation, including, but not limited to, the certificate or certificates of merger to be filed with each appropriate Secretary of State or comparable governmental official, as applicable (with a copy as filed promptly after such filing), and  (vi) the surviving Obligor shall execute and deliver such other agreements, documents and instruments as Agent may reasonably request in connection therewith; or

(b) wind up, liquidate or dissolve, except, that, any Obligor (other than Parent and Administrative Borrower) may wind up, liquidate or dissolve, provided, that, each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Obligor to wind up, liquidate or dissolve,      (ii)  no Obligor shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, other than liabilities assumed by law not to exceed the value of the assets received in such liquidation or dissolution or as would be otherwise permitted under the terms of this Agreement and the other Financing Agreements, (iii) all of the assets and properties of the Obligor which is winding up, liquidating or dissolving (after payment or provision for payment of any and all obligations of such Obligor) shall be distributed to its shareholders, members or partners, as the case may be (so long as the applicable shareholders, members or partners are Obligors) promptly following the effective date of  such winding up, liquidation or dissolution, (iv) if requested by Agent, Obligors shall have delivered to Agent all documents and agreements that any Obligor has filed with any Governmental Authority or as were otherwise required to effectuate such winding up, liquidation or dissolution, and (v) on the date of and immediately after giving effect to any such winding-up, dissolution or liquidation, no Event of Default shall exist or shall have occurred and be continuing.

9.8 Sales of Assets and Equity Issuances.  No Obligor shall sell, assign, issue, lease, license, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for:

(a) the sale of Inventory in the ordinary course of business;

(b) the sale or other transfer of any Collateral (including, without limitation, the Capital Stock of an Obligor) or any Excluded Property to any other Obligor;

(c) the sale, transfer or other disposition of Cash Equivalents and other investments that are permitted under Section 9.11 hereof;

(d) any disposition permitted under Section 9.7 hereof;

(e) the sale by Chestnut Acquisition Sub, Inc. of the Capital Stock of Crosstown (the owner of the Capital Stock of the Figi Companies) or the sale by the Figi Companies of all or substantially all of their assets and properties, so long as the following conditions precedent are satisfied:

(i) if requested by Agent, Administrative Borrower shall deliver to Agent true, correct and complete copies of the purchase agreements with respect to such sale, and such other information and documents with respect thereto that Agent may request,

(ii) the net after-tax proceeds received in connection with such sale shall be applied to the Obligations in accordance with Section 6.4 hereof, which amounts may be reborrowed;

(iii) as of the date of such sale, (A) Excess Availability immediately after giving effect to such sale shall not be less than $65,000,000, (B) Agent shall have received, in a form reasonably satisfactory to Agent, current, updated monthly projections of the amount of Excess Availability for the twelve (12) month period after the date of the proposed sale, representing Borrowers’ reasonable estimate of the Excess Availability for the period set forth therein, which projections shall have been prepared on the basis of the assumptions set forth therein which Borrowers believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions, and (C) immediately after giving effect to such sale, the monthly projected pro forma Excess Availability for the twelve (12) consecutive months after giving effect thereto, shall not be less than $65,000,000, and

(iv) as of the date of such sale and immediately after giving effect thereto, no Event of Default shall exist or shall have occurred and be continuing;

(f) the sale, assignment or other transfer of Receivables and Securitization Program Assets pursuant to Permitted Securitization Transactions;

(g) the disposition of worn-out or obsolete Equipment in the ordinary course of business or Equipment no longer used or useful in the business so long as, to the extent a Cash Dominion Event (other than an Event of Default) exists, any net proceeds are paid to Agent, to be applied to the outstanding principal amount of Revolving Loans, which amounts may be reborrowed;

(h) the sale (including by way of merger or consolidation), assignment, lease or other transfer of any Collateral (including, without limitation, the Capital Stock of an Obligor) to any other Person (which is not an Obligor) outside of the ordinary course of its business, so long as the following conditions are satisfied:

(i) such sales, assignments, leases or other transfers do not involve Collateral having an aggregate fair market value in excess of $10,000,000 for all such Collateral sold, assigned, leased or transferred in any fiscal year or as Agent may otherwise agree;

(ii) immediately after giving effect to such sale, assignment, lease or other transfer, Excess Availability shall be not less than $50,000,000,

(iii) the net after-tax proceeds received by such Obligor in respect of such Collateral shall be applied to the Obligations in accordance with Section 6.4 hereof, which amounts may be reborrowed; and

(iv) as of the date of any such sale, assignment, lease or other transfer and after giving effect thereto, no Event of Default shall exist or shall have occurred and be continuing;

(i) the sale (including by way of merger or consolidation), assignment, lease, transfer, abandonment or other disposition of all or any portion of Real Property or Equipment to a Person that is not an Obligor, so long as the following conditions precedent are satisfied:

(i) the net after-tax proceeds received by such Obligor in respect of such Real Property or Equipment shall be applied to the outstanding principal amount of Revolving Loans, which amounts may be reborrowed; and

(ii) as of the date of any such sale, assignment, lease or other transfer and immediately after giving effect thereto, no Event of Default shall exist or shall have occurred and be continuing;

(j) the sale (including by way of merger or consolidation) of Excluded Property (other than Real Property or Equipment), so long as the following conditions precedent are satisfied:

(i) the net after-tax proceeds received by such Obligor in respect of such Excluded Property shall be applied to the outstanding principal amount of Revolving Loans, which amounts may be reborrowed;

(ii) as of the date of such sale, (A) Excess Availability immediately after giving effect to such sale shall not be less than $65,000,000, (B) Agent shall have received, in a form reasonably satisfactory to Agent, current, updated monthly projections of the amount of Excess Availability for the twelve (12) month period after the date of the proposed sale, representing Borrowers’ reasonable estimate of the Excess Availability for the period set forth therein, which projections shall have been prepared on the basis of the assumptions set forth therein which Borrowers believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions, and (C) immediately after giving effect to such sale, the monthly projected pro forma Excess Availability for the twelve (12) consecutive months after giving effect thereto, shall not be less than $65,000,000, and

(iii) as of the date of any such sale and immediately after giving effect thereto, no Event of Default shall exist or shall have occurred and be continuing;

(k) the licensing by an Obligor of Intellectual Property owned by it to another Obligor; provided, that, as to any such license: (A) any rights of such Obligor shall be subject to the rights of Agent in such Intellectual Property (including the rights of Agent to use such Intellectual Property upon an Event of Default), and (B) such license shall not impair, hinder or otherwise adversely affect the rights of Agent hereunder;

(l) the abandonment or cancellation of Intellectual Property of any Obligor that is not material and is no longer used or useful in the business of such Obligor;

(m) the grant by any Obligor after the date hereof of a non-exclusive license to any Person (other than another Obligor) for the use of any Intellectual Property consisting of trademarks owned by such Obligor; provided, that, as to any such license, each of the following conditions is satisfied: (i) Obligors shall have received any consents and approvals required for it to license such trademark and any such consents and approvals shall be in full force and effect and all conditions thereto satisfied, (ii) each such license shall be in a bona fide arms-length transaction, (iii) such license shall only be for the use of trademarks in the manufacture, distribution or sale of products outside the United States of America and Canada or if such license is for the use of such trademarks in the manufacture, distribution or sale of products within the United States of America or Canada, such license shall not adversely affect in any material respect the Value of Inventory of any Obligor or Agent's ability to dispose of or realize any such Inventory, (iv) such license shall not include any limitations or restrictions on the use of such trademarks that would affect the ability of Agent to use such trademarks in order to sell or otherwise realize upon any of the Inventory, (v) if requested by Agent, such Obligor shall deliver to Agent true, correct and complete copies of the executed license agreement, and (vi) at the time of the grant of such license and after giving effect thereto, no Event of Default shall exist or shall have occurred and be continuing;

(n) the issuance and sale by any Obligor of Capital Stock of such Obligor to a Person other than an Obligor; provided, that, (i) Agent shall have received not less than five (5) Business Days’ prior written notice of such issuance and sale by such Obligor, which notice shall specify the parties to whom such shares are to be sold (except Parent shall not be required to specify the parties if such Capital Stock will be sold pursuant to a public offering), the terms of such sale, the total amount which it is anticipated will be realized from such issuance and sale and the net cash proceeds which it is anticipated will be received by such Obligor from such sale, (ii) such Obligor shall not be required to make any Restricted Payments in respect of such Capital Stock, except as otherwise permitted in Section 9.15 hereof, (iii) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any Borrower to request or receive Loans or

Letters of Credit or the right of any Obligor to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of Obligors with Agent and Lenders or are more restrictive or burdensome to any Obligor than the terms of any Capital Stock in effect on the date hereof, (iv) if a Cash Dominion Event shall exist or shall have occurred and be continuing, all of the proceeds of the sale and issuance of such Capital Stock shall be paid to Agent for application to the Obligations in accordance with Section 6.4 hereof, which amounts may be reborrowed, and (v) after giving effect to such issuance and sale, no Event of Default shall exist or have occurred and be continuing; and

(o) the issuance of Capital Stock of any Obligor consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of such Obligor for the benefit of its employees, directors and consultants, provided, that, in no event shall such Obligor be required to issue, or shall such Obligor issue, Capital Stock pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default.

9.9 Encumbrances.  No Obligor shall create, incur, assume or suffer to exist any Lien on any of its assets or properties, including the Collateral, except the following (collectively, “Permitted Liens”):

(a) the Liens of Agent for itself and the benefit of the Secured Parties and the rights of setoff of Secured Parties provided for herein or under applicable law;

(b) Liens securing the payment of taxes which are either (i) not yet due and payable or (ii) the validity of which are being contested in good faith by appropriate proceedings diligently pursued by such Obligor and with respect to which adequate reserves have been set aside on its books;

(c) contractual Liens of carriers or Freight Forwarders on in-transit Inventory for freight charges arising in the ordinary course of any Obligor’s business to the extent such Liens secure obligations which are not overdue by more than thirty (30) days or which, if more than thirty (30) days overdue, do not exceed $5,000,000 in the aggregate or which obligations are being contested in good faith by appropriate proceedings diligently pursued by such Obligor and with respect to which adequate reserves have been set aside in its books;

(d) non-consensual statutory Liens (other than Liens securing the payment of taxes) arising in the ordinary course of any Obligor’s business to the extent: (i) such Liens secure Indebtedness or other obligations which are not overdue by more than thirty (30) days or which, if more than thirty (30) days overdue, do not exceed $5,000,000 in the aggregate or which obligations are being contested in good faith by appropriate proceedings diligently pursued by such Obligor with respect to which adequate reserves have been set aside in its books; (ii) such Liens secure Indebtedness or other obligations relating to claims or liabilities which are fully insured and being defended principally at the cost and expense and at the risk of the insurer or are being contested in good faith by appropriate proceedings diligently pursued by such Obligor, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books, or (iii) non-payment of the obligations secured by such Liens would not result in a Material Adverse Effect;

(e) deposits of cash by any Obligor to secure the performance of bids, trade contracts (other than for borrowed money), freight and customs duties, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; provided, that, such deposit of cash is the only security for such Obligor’s performance thereunder;

(f) pledges and deposits of cash by any Obligor after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits;

(g) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property of an Obligor which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of any Obligor as conducted thereon or materially impair the value of the Real Property subject thereto;

(h) Liens or rights of setoff against credit balances of Obligors maintained with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to any Obligor in accordance with the then current practices of the related Credit Card Issuer or Credit Card Processor or other obligor thereon, but not Liens on or rights of setoff against any other property or assets of Obligors, pursuant to the Credit Card Agreements to secure the obligations of Obligors to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks;

(i) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash, Cash Equivalents, financial assets or investment property on deposit in one or more accounts maintained by any Obligor, in each case, granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management, operating account and investment account arrangements, provided, that, Deposit Account Control Agreements are obtained if required in accordance with the terms of this Agreement;

(j) Liens in favor of an Obligor to secure the Indebtedness permitted by Sections 9.10(f) and 9.10(g) hereof, which Liens are subordinated in favor of and assigned to Agent for the benefit of the Secured Parties pursuant to the Financing Agreements;

(k) judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such liens is in effect, and (iv) Agent, at its option, may establish a Reserve with respect thereto in accordance with the provisions of the definition of “Reserves” set forth herein;

(l) license agreements permitted hereunder (to the extent constituting Liens); and

(m) Liens in favor of an Obligor, a Subsidiary of Parent (not an Obligor) or a Person (not a Subsidiary of Parent) on Excluded Property, provided, that, (i) on the date of creation, incurrence or assumption of any such Lien and immediately after giving effect thereto, no Event of Default has occurred and is continuing, (ii) such Lien does not extend to any Collateral, and (iii) if the Excluded Property which is the subject of any such Lien is Real Property upon which Collateral is or may be located (excluding any location for which no Collateral Access Agreement is required to be delivered pursuant to the terms of this Agreement), Obligors shall, if requested by Agent, obtain a Collateral Access Agreement from the Person in whose favor such Lien is granted.

9.10 Indebtedness.

No Obligor shall incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness except:

(a) the Obligations;

(b) Indebtedness (including Capital Leases) existing or arising after the date hereof to the extent secured by security interests in and mortgages on Excluded Property, so long as (i) such Indebtedness does not exceed the cost of the Excluded Property so acquired and      (ii) the aggregate amount of such Indebtedness outstanding at any time does not exceed $50,000,000;

(c) purchase money Indebtedness or a Capital Lease incurred after the date hereof to finance the purchase of new point-of-sale Equipment, so long as (i) such Indebtedness does not exceed the cost of the Equipment so acquired and (ii) the aggregate amount of such Indebtedness outstanding at any time does not exceed $30,000,000;

(d) unsecured Indebtedness of Parent under the Convertible 2007 Senior Notes of up to the maximum principal amount of $275,000,000, less the aggregate amount of all repayments or repurchases or redemptions, optional or mandatory, of principal in respect thereof, plus interest thereon at the rate provided for in the Convertible 2007 Senior Notes (as in effect on the date of issuance thereof); provided, that:

(i) Parent shall only make regularly scheduled payments of interest and premium, if any, or other mandatory payments in respect of such Indebtedness in accordance with the terms of the Convertible 2007 Senior Notes or the Convertible 2007 Senior Note Indenture (as in effect on the date of issuance of the Convertible 2007 Senior Notes);

(ii) neither Parent nor any other Obligor shall, directly or indirectly, make any optional prepayments of principal in respect of such Indebtedness or redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose in any sinking fund, or otherwise, except any Obligor may redeem or repurchase Convertible 2007 Senior Notes so long as each of the following conditions is satisfied: (A) Agent shall have received ten (10) days prior written notice of the intention of such Obligor to make such redemption or repurchase, (B) as of the date of any such redemption or repurchase and after giving effect thereto, Excess Availability for each of the immediately preceding thirty (30) consecutive days shall be not less than $65,000,000 and as of the date of any such redemption or repurchase and immediately after giving effect thereto, the Excess Availability shall be not less than $65,000,000, (C) Agent shall have received, in a form reasonably satisfactory to Agent, current, updated monthly projections of the amount of Excess Availability for the twelve (12) month period after the date of the proposed redemption or repurchase, representing Borrowers’ reasonable estimate of the Excess Availability for the period set forth therein, which projections shall have been prepared on the basis of the assumptions set forth therein which Borrowers believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions, (D) as of the date of the making of such redemption or repurchase and immediately after giving effect thereto, the monthly projected pro forma Excess Availability for the twelve (12) consecutive months after giving effect thereto, shall not be less than $65,000,000, and (E) as of the date of any such redemption or repurchase and immediately after giving effect thereto, no Event of Default shall exist or shall have occurred and be continuing;

(iii) neither Parent nor any other Obligor shall, directly or indirectly, amend, modify, alter or change the terms of the Convertible 2007 Senior Notes or any of the other Convertible 2007 Senior Note Agreements (as in effect on the date of issuance of the Convertible 2007 Senior Notes), except, that, Parent may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to (A) extend the maturity thereof,        (B) defer the timing of any payments in respect thereof, (C) forgive or cancel any portion of such Indebtedness, other than pursuant to payments thereof, (D) reduce the interest rate or any fees in connection therewith, or (E) make any other changes to any of the Convertible 2007 Senior Note Agreements in a manner which is favorable to Obligors or reduces the obligations of Obligors thereunder and is not adverse to the interests of Agent and Lenders; and

(iv) Obligors may refinance, extend, renew or replace the Indebtedness under the Convertible 2007 Senior Notes so long as (A) the principal amount of such refinanced, extended, renewed or replacement Indebtedness is not greater than the principal amount of the Indebtedness under the Convertible 2007 Senior Notes (as in effect on the date of issuance thereof), plus the amount of any premiums or penalties to the extent set forth in the Convertible 2007 Senior Note Agreements (as in effect on the date of issuance of the Convertible 2007 Senior Notes), accrued and unpaid interest paid thereon, and reasonable fees and expenses, in each case, associated with such refinancing, extension, renewal or replacement, (B) such refinanced, extended, renewed or replacement Indebtedness has a final maturity that is no sooner than, and a weighted average life to maturity that is no shorter than, the Convertible 2007 Senior Notes (as in effect on the date of issuance thereof), and (C) such refinanced, extended, renewed or replacement Indebtedness contains conditions, covenants and events of default, which, taken as a whole, are no less favorable to Obligors in any material respect than the conditions, covenants and events of default in respect of the Indebtedness evidenced under the Convertible 2007 Senior Notes (as in effect on the date of issuance thereof);

(e) Indebtedness of Obligors in respect of surety bonds (whether bid, performance or otherwise) and other obligations of a like nature incurred in the ordinary course of business;

(f) Indebtedness of an Obligor to another Obligor, provided, that, such Indebtedness shall be subject to, and subordinate in right of payment to the right of Agent and Lenders to receive payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Agent, except, that, payments in respect of such Indebtedness may be made so long as before and immediately after making such payment no Event of Default has occurred and is continuing and the Obligor holding the Indebtedness complies with Section 9.11(a) hereof;

(g) Indebtedness of an Obligor to an Excluded Subsidiary which may be unsecured or secured by Liens on Excluded Property, provided, that, such Indebtedness shall be subject to, and subordinate in right of payment to the right of Agent and Lenders to receive payment and satisfaction in full of all of the Obligations pursuant to the terms of a subordination agreement between Agent and such Person, in form and substance satisfactory to Agent, except, that, payments in respect of such Indebtedness may be made so long as before and immediately after making such payment no Event of Default has occurred and is continuing;

(h) guarantees permitted under Section 9.13 hereof;

(i) Indebtedness of any Obligor entered into in the ordinary course of business pursuant to a Hedge Agreement; provided, that, (i) such arrangements are not for speculative purposes (provided that for purposes of this clause (i), speculative purposes shall not include arrangements to protect against or manage exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices), and (ii) such Indebtedness shall be unsecured, except to the extent such Indebtedness constitutes part of the Obligations arising under or pursuant to Bank Group Hedge Agreements that are secured under the terms hereof;

(j) Indebtedness of Obligors incurred in the ordinary course of business under license agreements;

(k) any other license agreements otherwise permitted hereunder; and

(l) Indebtedness of Obligors which is existing on the date hereof or arising after the date hereof to any Person not otherwise permitted by this Section 9.10, provided, that: (i) such Indebtedness shall be unsecured or secured by Liens on Excluded Property, (ii) in no event shall the aggregate principal amount of such Indebtedness outstanding at any time exceed $15,000,000, (iii) if a Cash Dominion Event shall have occurred and be continuing, all of the proceeds of the loans or other accommodations giving rise to such Indebtedness shall be paid to Agent for application to the Obligations in accordance with Section 6.4 hereof, which amounts may be reborrowed, (iv) as of the date such Indebtedness is incurred, created or assumed and immediately after giving effect thereto, (A) no Event of Default shall exist or shall have occurred and be continuing, and (B) Excess Availability shall not be less than $50,000,000, and              (v) Obligors shall not make any prepayments in respect of such Indebtedness, except, that,          (A) Obligors may prepay such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness so long as immediately after giving effect to any such prepayment, no Event of Default shall have occurred and be continuing or would be caused thereby, and (B) the aggregate of all such prepayments shall not exceed $5,000,000 in any fiscal year.

9.11 Loans, Advances and Investments.

No Obligor shall, directly or indirectly, make any loan or advance of money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness of any person, except:

(a) loans and advances to another Obligor; provided, that, the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is promptly delivered to Agent upon its request to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require;

(b) the endorsement of instruments for collection or deposit in the ordinary course of business;

(c) investments in cash or Cash Equivalents; provided, that, the terms and conditions of Section 5.4 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;

(d) investments in indebtedness with a maturity date of ten (10) years or less from the date acquired by an Obligor and which is issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof or by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Federal Farm Credit Bank, the Federal Home Loan Bank or the Tennessee Valley Authority; provided, that, the full faith and credit of the United States of America is pledged in support thereof;

(e) loans or advances of money by any Obligor to any Person (other than another Obligor or an Excluded Subsidiary) after the date hereof or investments by Obligors by capital contribution in any Person (other than in another Obligor or an Excluded Subsidiary) after the date hereof (unless such investments are otherwise permitted in this Section 9.11 or are Permitted Acquisitions); provided, that, as to any such loans, advances or investments (constituting one loan, advance or investment or a series of the foregoing) (whether individually, or in the aggregate), each of the following conditions is satisfied:

(i) the aggregate amount of all such loans or investments in any calendar year shall not exceed $10,000,000 and the aggregate amount of all such loans or investments during the term of this Agreement shall not exceed $25,000,000;

(ii) the Person receiving such loan, advance or investment is engaged in a business related, ancillary or complementary to the business of any Obligor permitted in this Agreement;

(iii) as of the date of any such loan, advance or investment and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing,

(iv) Excess Availability for each of the thirty (30) consecutive days immediately preceding such loan, advance or investment shall be not less than $65,000,000;

(v) as of the date of any such loan, advance or investment and immediately after giving effect thereto, Excess Availability shall be not less than $65,000,000;

(vi) Agent shall have received, in a form reasonably satisfactory to Agent, current, updated monthly projections of the amount of Excess Availability for the twelve (12) month period after the date of the proposed such loan, advance or investment, representing Borrowers’ reasonable estimate of Excess Availability for the period set forth therein, which projections shall have been prepared on the basis of the assumptions set forth therein which Borrowers believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions;

(vii) as of the date of the making of such loan, advance or investment and immediately after giving effect thereto, the monthly projected pro forma Excess Availability for the twelve (12) consecutive months after giving effect thereto, shall not be less than $65,000,000; and

(viii) Agent shall have received (A) not less than five (5) Business Days’ prior written notice thereof setting forth in reasonable detail the nature and terms thereof, (B) if requested by Agent, true, correct and complete copies of all agreements, documents and instruments relating thereto, and (C) such other information with respect thereto as Agent may reasonably request;

(f) Permitted Acquisitions;

(g) Capital Stock or obligations issued to any Obligor by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Obligor in connection with an Insolvency Proceeding of such Person; provided, that, the original, if any, of any such Capital Stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent’s request, together with such stock power, assignment or endorsement by such Obligor as Agent may request;

(h) loans and advances to or investments in any Excluded Subsidiary existing as of the date hereof;

(i) loans and advances to an Excluded Subsidiary in connection with payroll, accounts payable and the cash management system of Parent and its Subsidiaries in the ordinary course of business consistent with Obligors’ then current practice, provided, that, as of the date any such loans or advances are made, and after giving effect thereto, Excess Availability is not less than $10,000,000; and

(j) loans and advances to or investments in any Excluded Subsidiary not permitted by subsections (h) or (i) of this Section 9.11, provided, that, (i) the amount of such loans, advances and investments shall not exceed $50,000,000 in the aggregate at any time outstanding; (ii) as of the date of such loan, advance or investment and immediately after giving effect thereto, no Event of Default shall exist or shall have occurred and be continuing, (iii) Excess Availability for each of the thirty (30) consecutive days immediately preceding such loan, advance or investment shall be not less than $65,000,000, (iv) as of the date of any such loan, advance or investment and immediately after giving effect thereto, Excess Availability shall be not less than $65,000,000, (v) Agent shall have received, in a form reasonably satisfactory to Agent, current, updated monthly projections of the amount of Excess Availability for the twelve (12) month period after the date of the proposed such loan, advance or investment, representing Borrowers’ reasonable estimate of Excess Availability for the period set forth therein, which projections shall have been prepared on the basis of the assumptions set forth therein which Borrowers believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions, and (vi) as of the date of the making of such loan, advance or investment and immediately after giving effect thereto, the monthly projected pro forma Excess Availability for the twelve (12) consecutive months after giving effect thereto, shall not be less than $65,000,000.

9.12 Acquisitions.

No Obligor shall, directly or indirectly, acquire (which term shall include acquisition by way of merger or consolidation), all or substantially all of the Capital Stock or assets or property of any Person, except the following (collectively, “Permitted Acquisitions”):

(a) any Obligor may acquire all or a substantial part of the assets or property or all or a majority of the Capital Stock of any Person located in the United States, Canada or the United Kingdom (such acquired assets, including the assets acquired in a Capital Stock acquisition, being referred to herein as the “Acquired Business”), provided, that:

(i) if the total consideration (including all cash, property or assumed Indebtedness payable on or immediately after consummation of such acquisition) payable in respect of such Acquired Business is less than or equal to $25,000,000 (so long as the aggregate amount of all consideration paid for all acquisitions pursuant to this Section 9.12(a) at the time of, or immediately after giving effect to such proposed acquisition pursuant to this Section 9.12(a), shall be less than $100,000,000 in the aggregate), each of the following conditions is satisfied:

(A) Agent shall have received not less than five (5) days’ prior written notice of the proposed acquisition, which notice shall set forth in reasonable detail:       (1) the total consideration payable in respect of such acquisition (and the terms of payment),    (2) the nature of such acquisition (including, whether the newly acquired entity will be an Excluded Subsidiary), (3) if a Capital Stock acquisition (including by merger or consolidation), the name, address and jurisdiction of incorporation of the person whose Capital Stock is being purchased, (4) the proposed closing date of the acquisition, and (5) such other information with respect thereto as Agent may reasonably request;

(B) the Acquired Business shall be related, ancillary or complementary to the business of Parent and its Subsidiaries;

(C) as of the closing date of any such acquisition and immediately after giving pro forma effect thereto, no Event of Default shall exist or shall have occurred and be continuing;

(D) (1) for each of the thirty (30) consecutive days immediately preceding the date of any such acquisition and as of the closing date of such acquisition but prior to giving effect thereto, Excess Availability shall have been not less than $50,000,000, and (2) as of the closing date of any such acquisition and immediately after giving effect thereto (including any payments in respect of such acquisition), Excess Availability shall not be less than $50,000,000;

(E) the assets acquired which constitute Collateral or, if the Acquired Business will not be, or be owned by, an Excluded Subsidiary, the assets which constitute Collateral of the Acquired Business and the Capital Stock so acquired shall be free and clear of any Liens (other than Permitted Liens) and Agent shall have received evidence reasonably satisfactory to it of the same;

(F) promptly upon consummation of such acquisition, Agent shall have received true, correct and complete copies of all agreements, documents and instruments relating thereto, duly executed and delivered by the parties thereto;

(G) promptly upon consummation of such acquisition, Agent shall have received all items required by Sections 5.4, 9.14(a)(ii) and (iii) and 9.26 hereof in connection with the Acquired Business (except with respect to an entity which shall be an Excluded Subsidiary) to the extent required under such Sections; and

(H) such acquisition either (1) shall be a bona fide arms’ length transaction with a Person that is not an Affiliate of an Obligor or (2) if such transaction is with an Affiliate other than an Obligor or an Excluded Subsidiary, shall satisfy the requirements of Section 9.16(b) hereof;

(ii) if the total consideration (including all cash, property or assumed Indebtedness payable on or immediately after consummation of such acquisition) payable in respect of such Acquired Business is greater than $25,000,000 (or the aggregate amount of all consideration paid for all acquisitions pursuant to this Section 9.12(a) at the time of, or immediately after giving effect to such proposed acquisition pursuant to this Section 9.12(a) shall be greater than $100,000,000 in the aggregate), each of the following conditions is satisfied:

(A) Agent shall have received not less than fourteen (14) days’ prior written notice of the proposed acquisition (unless Agent otherwise agrees), which notice shall set forth in reasonable detail: (1) the total consideration payable in respect of such acquisition (and the terms of payment), (2) the nature of such acquisition (including, whether the newly acquired entity will be an Excluded Subsidiary), (3) a list and description of the assets to be acquired (including the addresses of the locations thereof and whether such locations are owned, leased or operated by a thirty party, and if leased or operated by a third party, the name and address of the lessor or third party), (4) if a Capital Stock acquisition (including by merger or consolidation), the name, address and jurisdiction of incorporation of the person whose Capital Stock is being purchased, (5) the proposed closing date of the acquisition, and (6) such other information with respect thereto as Agent may reasonably request;

(B) the Acquired Business shall be related, ancillary or complementary to the business of Parent and its Subsidiaries;

(C) as of the closing date of any such acquisition and immediately after giving pro forma effect thereto, no Default or Event of Default shall exist or shall have occurred and be continuing;

(D) Agent shall have received, in a form reasonably satisfactory to Agent, current, updated monthly projections of the amount of the Borrowing Base and Excess Availability for the twelve (12) month period after the date of the proposed acquisition, representing Borrowers’ reasonable estimate of the Borrowing Base and Excess Availability for the period set forth therein, which projections shall have been prepared on the basis of the assumptions set forth therein which Borrowers believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions;

(E) (1) for each of the thirty (30) consecutive days immediately preceding the date of any such acquisition and as of the closing date of such acquisition but prior to giving effect thereto, Excess Availability shall have been not less than $65,000,000, and (2) as of the date of such acquisition and immediately after giving effect thereto (including the payment of all costs related to such acquisition), the monthly projected pro forma Excess Availability shall not be less than $65,000,000 immediately preceding such acquisition and for the twelve (12) consecutive months after giving effect thereto;

(F) the assets acquired which constitute Collateral or, if the Acquired Business will not be, or be owned by, an Excluded Subsidiary, the assets which constitute Collateral of the Acquired Business and the Capital Stock so acquired shall be free and clear of any Liens (other than Permitted Liens) and Agent shall have received evidence reasonably satisfactory to it of the same;

(G) promptly upon consummation of such acquisition, Agent shall have received true, correct and complete copies of all agreements, documents and instruments relating thereto, duly executed and delivered by the parties thereto;

(H) promptly upon consummation of such acquisition, Agent shall have received all items required by Sections 5.4, 9.14(a)(ii) and (iii) and 9.26 hereof in connection with the Acquired Business (except with respect to an entity which shall be an Excluded Subsidiary) to the extent required under such Sections;

(I) such acquisition either (1) shall be a bona fide arms’ length transaction with a Person that is not an Affiliate of an Obligor or (2) if such transaction is with an

Affiliate other than an Obligor or a Excluded Subsidiary, shall satisfy the requirements of Section 9.16(b) hereof;

(J) in the case of the acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition and such Person shall not have announced that it will oppose such acquisition or shall not have commenced any action which alleges that such acquisition will violate applicable law; and

(K) Agent shall have received a certificate of a financial officer or executive officer of Administrative Borrower on behalf of Administrative Borrower certifying to Agent and Lenders compliance with the conditions set forth in this Section 9.12(a)(ii);

(iii) the aggregate amount of all consideration paid for all Permitted Acquisitions during the term of this Agreement shall not be greater than $100,000,000;

(iv) the Inventory, Credit Card Receivables and Installment Sales Receivables of any Acquired Business shall not be or be deemed to be Eligible Inventory, Eligible Credit Card Receivables and/or Eligible Installment Sales Receivables until Agent shall have conducted a field examination with respect to such assets and the results of such field examination and other due diligence shall be reasonably satisfactory to Agent, and then only to the extent the criteria for Eligible Inventory, Eligible Credit Card Receivables and Eligible Installment Sales Receivables set forth herein are satisfied with respect thereto (as such criteria may be reasonably modified by Agent to reflect the results of Agent’s field examination including any separate advance percentage with respect to such Inventory, Credit Card Receivables or Installment Sales Receivables or Reserves as Agent may reasonably determine but otherwise in accordance with the definitions of Eligible Inventory, Eligible Credit Card Receivables and Eligible Installment Sales Receivables;

(v) upon the reasonable request of Agent, if practicable, the Inventory, Credit Card Receivables or Installment Sales Receivables acquired by such Obligor shall be separately identified and reported to Agent in a manner reasonably satisfactory to Agent for a time period reasonably satisfactory to Agent, and if Obligor is seeking to have the acquired Inventory included in the Borrowing Base, Agent shall require an appraisal thereof in form and containing assumptions and appraisal methods reasonably satisfactory to Agent by an appraiser reasonably acceptable to Agent, on which Agent and Lenders are expressly permitted to rely (and any Inventory to be included in the Borrowing Base of the Acquired Business shall only be included in the Borrowing Base to the extent that Agent has received such appraisal with respect thereto);

(b) any Obligor may acquire any other Obligor or all or any part of the assets of any other Obligor; and

(c) any Obligor may acquire any Excluded Subsidiary or the assets thereof provided, that, (i) as of the closing date of such acquisition but prior to giving effect thereto, Excess Availability shall be not less than $50,000,000, (ii) immediately after giving effect thereto and any payments in respect of such acquisition, the Excess Availability on a pro forma basis shall be not less than $50,000,000 and (iii) as of the date of such acquisition and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing.

9.13 Guarantees.

No Obligor shall, directly or indirectly, guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the Indebtedness, performance, obligations or dividends of any Person, except:

(a) guarantees by any Obligor or any Subsidiary of an Obligor of the Obligations in favor of Agent and Secured Parties;

(b) guarantees by any Obligor of any Indebtedness permitted by Section 9.10 hereof, which guarantees shall be unsecured or secured only by Excluded Property;

(c) guarantees by any Obligor (other than Parent) of the Indebtedness, performance, obligations or dividends of any Subsidiary of Parent (other than Excluded Subsidiaries), to any third party, provided, that, such guarantees shall be unsecured or secured only by Excluded Property;

(d) guarantees by Parent of the Indebtedness, performance, obligations or dividends of any Subsidiary of Parent (other than Excluded Subsidiaries), provided, that, such guarantees shall be unsecured or secured only by Excluded Property or Letters of Credit issued for the account of Parent;

(e) guarantees by Obligors of the Indebtedness, performance, obligations or dividends of any Excluded Subsidiary, provided, that, (i) such guarantees shall be unsecured or secured only by Excluded Property, and (ii) in no event shall the aggregate principal amount of the liability of Obligors under such guarantees during the term of this Agreement exceed $25,000,000;

(f) any guarantee, comfort letter or any other any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire obligations of a Financing Subsidiary, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of a Financing Subsidiary, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof by any Obligor so long as such guarantee, comfort letter or other agreement is unsecured and is required or mandated by a Governmental Authority; and

(g) CS Securitization Undertakings.

9.14 New Subsidiaries.

(a) An Obligor may form or acquire new Subsidiaries which are not Excluded Subsidiaries (subject, with respect to Permitted Acquisitions, to the conditions set forth in Section 9.12 hereof) or convert an Excluded Subsidiary to an Obligor so long as:

(i) such Subsidiary is organized under the laws of the United States or any state or territory thereof,

(ii) promptly upon any such formation, acquisition or conversion (but no later than thirty (30) days after the formation, acquisition or conversion thereof), (A) such Obligor shall cause any such Subsidiary to execute and deliver to Agent: (1) a Guarantor Joinder Agreement pursuant to which such Subsidiary (x) absolutely and unconditionally guarantees payment of any and all present and future Obligations of Borrowers to Agent and (y) grants to Agent a first and prior security interest and lien upon all of the assets of such Subsidiary which constitute Collateral subject to Permitted Liens or Liens otherwise consented to in writing by Agent, and (2) such other agreements, documents and instruments as Agent may reasonably require which shall be reasonably satisfactory in form and substance to Agent, including, but not limited to, supplements and amendments hereto, authorization to file UCC financing statements, Collateral Access Agreements (to the extent required to be delivered pursuant to the terms hereof) and other consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased, corporate resolutions and other organization and authorizing documents of such Person, and opinions of counsel (in connection with Permitted Acquisitions), (B) such Obligor shall execute and deliver to Agent in form and substance satisfactory to Agent, a pledge and security agreement granting to Agent a first pledge of and lien on all of the issued and outstanding shares of Capital Stock of such Subsidiary, and (C) such Obligor shall deliver the original stock certificates evidencing such shares of Capital Stock (or such other evidence as may be issued in the case of a limited liability company) together with stock powers with respect thereto duly executed in blank (or the equivalent thereof in the case of a limited liability company).

(iii) Agent shall have received, in form and substance satisfactory to Agent, evidence that Agent has valid and perfected security interests in and liens upon all of the assets of such Subsidiary, to the extent such assets constitute Collateral hereunder, and

(iv) as of the date of the organization, formation or acquisition of any Obligor and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing.

(b) An Obligor may form or acquire Excluded Subsidiaries on and after the date hereof so long as on the date of such formation or acquisition and immediately after giving effect thereto, the conditions set forth in Section 9.12(c) hereof are satisfied.  Unless such Person has been designated by Administrative Borrower as an Excluded Subsidiary in accordance with Section 9.12(c) hereof, Administrative Borrower shall designate such newly formed or acquired Person as an Excluded Subsidiary promptly upon such formation or acquisition in a writing by Administrative Borrower delivered to Agent.

(c) With respect to the formation of an Obligor or conversion of an Excluded Subsidiary to an Obligor pursuant to this Section (other than a Retail Store Subsidiary in the United States), in no event shall any Inventory, Credit Card Receivables or Installment Sales Receivables of any new Obligor be deemed Eligible Inventory, Eligible Credit Card Receivables or Eligible Installment Sales Receivables be or be deemed to be Eligible Inventory, Eligible Credit Card Receivables and/or Eligible Installment Sales Receivables until Agent shall have conducted a field examination with respect to such assets and the results of such field examination and other due diligence shall be reasonably satisfactory to Agent, and then only to the extent the criteria for Eligible Inventory, Eligible Credit Card Receivables and Eligible Installment Sales Receivables set forth herein are satisfied with respect thereto (as such criteria may be reasonably modified by Agent to reflect the results of Agent’s field examination including any separate advance percentage with respect to such Inventory, Credit Card Receivables or Installment Sales Receivables or Reserves as Agent may reasonably determine but otherwise in accordance with the definitions of Eligible Inventory, Eligible Credit Card Receivables and Eligible Installment Sales Receivables.  Upon the reasonable request of Agent, if practicable, the Inventory, Credit Card Receivables or Installment Sales Receivables of such Obligor shall be separately identified and reported to Agent in a manner reasonably satisfactory to Agent for a time period reasonably satisfactory to Agent.  In addition, if the new Obligor is seeking to have Inventory included in the Borrowing Base, Agent shall require an appraisal thereof in form and containing assumptions and appraisal methods reasonably satisfactory to Agent by an appraiser reasonably acceptable to Agent, on which Agent and Lenders are expressly permitted to rely (and any Inventory to be included in the Borrowing Base of such new Obligor shall only be included in the Borrowing Base to the extent that Agent has received such appraisal with respect thereto).

9.15 Dividends and Redemptions.

No Obligor shall, directly or indirectly, or permit any Subsidiary to, declare, pay or make, any Restricted Payment, except, that:

(a) any Obligor (other than Parent), or any other Subsidiary of Parent may declare and pay a dividend, directly or indirectly, to Parent or to any other Obligor of which it is a Subsidiary;

(b) Parent may make Restricted Payments (other than payments of cash distributions or dividends, as provided in clause (c) below); provided, that, each of the following conditions is satisfied: (i) as of the date of any such repurchase and immediately after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,    (ii) any such repurchase shall be paid with funds legally available therefor, (iii) any such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which Parent is a party or by which Parent or its property is bound, (iv) as of the date of any such repurchase, Excess Availability for each of the immediately preceding thirty (30) consecutive days shall not have been less than $65,000,000, and immediately after giving effect to any such repurchase, Excess Availability shall not be less than $65,000,000;    (v) Agent shall have received, in a form reasonably satisfactory to Agent, current, updated monthly projections of the amount of Excess Availability for the twelve (12) month period after the date of the proposed repurchase, representing Borrowers’ reasonable estimate of the Excess

Availability for the period set forth therein, which projections shall have been prepared on the basis of the assumptions set forth therein which Borrowers believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions, and (vi) as of the date of the making of any such repurchase and immediately after giving effect thereto, the projected pro forma Excess Availability for the twelve (12) consecutive months after giving effect thereto, shall not be less than $65,000,000; and

(c) Parent may make Restricted Payments consisting of cash dividends or distributions; provided, that, each of the following conditions is satisfied: (i) the aggregate amount of all such Restricted Payments paid in cash in any fiscal year shall not exceed $15,000,000; (ii) as of the date of any such Restricted Payment and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (iii) any such Restricted Payment shall be paid with funds legally available therefor, (iv) any such Restricted Payment shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which Parent is a party or by which Parent or its property is bound, (v) as of the date of any such Restricted Payment, Excess Availability for each of the immediately preceding thirty (30) consecutive days shall not have been less than $65,000,000, and immediately after giving effect to any such Restricted Payment, Excess Availability shall not be less than $65,000,000, (vi) Agent shall have received current, updated projections of the amount of Excess Availability for the twelve (12) month period after the date of the proposed Restricted Payment, in a form reasonably satisfactory to Agent, representing Borrowers’ reasonable estimate of the Excess Availability for the period set forth therein, which projections shall have been prepared on the basis of the assumptions set forth therein which Borrowers believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions, and (vii) as of the date of the making of any such Restricted Payment and immediately after giving effect thereto, the projected pro forma Excess Availability for the twelve (12) consecutive months after giving effect thereto, shall not be less than $65,000,000.

9.16 Transactions with Affiliates.

Except for transactions between or among any Obligor and any other Obligor permitted under this Agreement or the other Financing Agreements, no Obligor shall enter into any transaction for the purchase, sale or exchange of property to or by any Affiliate except (a) in the ordinary course consistent with the business practices in effect on the date of such transaction and pursuant to the reasonable requirements of such Obligor’s business, and provided, that, each Obligor is in compliance with and utilizes the arms length standard for course of dealing transactions applicable to Affiliates as contemplated in Section 482 of the Code, as amended, and the regulations promulgated thereunder, such that no material amount of Taxes are due and owing and unpaid as a result of any such transaction or series of transactions or (b) upon fair and reasonable terms no less favorable to such Obligor than such Obligor would obtain in a comparable arm’s length transaction with an unaffiliated person, except with respect to sales of Inventory to or purchases of Inventory by an Obligor, as to which the sales or purchase price is not less than the cost thereof to the seller thereof.

9.17 Compliance with ERISA.

Borrowers shall not with respect to any “employee pension benefit plans” maintained by any Borrower or any of its ERISA Affiliates to the extent any of the following would create a Lien on any of the Collateral: (a) terminate any of such employee pension benefit plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (b) allow or suffer to exist any prohibited transaction involving any of such employee pension benefit plans or any trust created thereunder which would subject Borrowers or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA, (c)  fail to pay to any such employee pension benefit plan any contribution which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such plan, (d)  allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee pension benefit plan, (e) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee pension benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation or (f) incur any withdrawal liability with respect to any Multiemployer Plan.  As used in this Section, the term “employee pension benefit plans,” “employee benefit plans”, “accumulated funding deficiency” and “reportable event” shall have the respective meanings assigned to them in ERISA, and the term “prohibited transaction” shall have the meaning assigned to it in Section 4975 of the Code and ERISA.

9.18 End of Fiscal Years: Fiscal Quarters.

Parent shall, for financial reporting purposes, and cause its and each of its Subsidiaries’ (excluding Foreign Subsidiaries) (a) fiscal years to end on the Saturday closest to the 31st day of January of each year, and (b) fiscal quarters to end on the last day of the thirteenth (13th) week following the end of the immediately preceding fiscal quarter, provided, that, the end of the fourth fiscal quarter shall be on the last day of the fourteenth (14th) week following the end of the third fiscal quarter whenever necessary to have the fourth fiscal quarter end on the Saturday closest to January 31 of each year.  Each Foreign Subsidiary’s fiscal year shall end on December 31 of each calendar year.  Notwithstanding the foregoing, Parent and its Subsidiaries may change any fiscal year or fiscal quarter end date upon written notice to Agent not more than thirty (30) days prior to the commencement of such fiscal year or fiscal quarter.

9.19 Change in Business.

No Obligor shall engage in any business other than the business of such Person on the date hereof or any business reasonably related, ancillary or complementary to the business in which Obligors are engaged on the date hereof.

9.20 Limitation of Restrictions Affecting Subsidiaries.

No Obligor shall, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of (a) any Obligor (other than Parent) to pay dividends or make other distributions or pay any Indebtedness owed to any Obligor; (b) any Obligor to make loans or advances to any other Obligor, (c) any Obligor to transfer any Collateral to any Obligor; or  (d) any Obligor to create, incur, assume or suffer to exist any Lien upon any Collateral, other than Liens and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Obligor, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of any Obligor, (v) any agreement relating to permitted Indebtedness incurred prior to the date on which such Person was acquired by any Obligor and outstanding on such acquisition date, and (vi) the existence, extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

9.21 Fixed Charge Coverage Ratio.

At any time that Excess Availability is less than $40,000,000, Parent and its Subsidiaries, on a consolidated basis, shall, when measured as of the fiscal month most recently ended for which Agent has received financial statements in accordance with Section 9.6(a)(i), for the period of the immediately preceding twelve (12) consecutive fiscal months ending on the last day of such fiscal month, maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00.  For purposes of this covenant, when calculating “Excess Availability” for the month of November, clause (a) of the definition of “Excess Availability shall be deemed to read: “(a) the lesser of (i) the Borrowing Base and (ii) the sum of (A) Maximum Credit plus (B) $10,000,000 (in each case under (i) or (ii) after giving effect to any Reserves other than any Reserves in respect of Letter of Credit Obligations) minus.”

9.22 Credit Card Agreements.

Each Obligor shall:

(a) observe and perform all material terms, covenants, conditions and provisions of the Credit Card Agreements to be observed and performed by it at the times set forth therein;

(b) not do, permit, suffer or refrain from doing anything, as a result of which there could be a material default under or material breach of any of the terms of any of the Credit Card Agreements;

(c) at all times, maintain in full force and effect the Credit Card Agreements and not terminate, cancel, surrender, modify, amend, waive or release any of the Credit Card Agreements, or consent to or permit to occur any of the foregoing; except, that an Obligor may terminate, cancel, surrender, modify, amend, waive or release any of the Credit Card Agreements in the ordinary course of operations of such Obligor;

(d) not enter into any new Credit Card Agreements with any new Credit Card Issuer unless Obligor deliver, or cause to be delivered to Agent, a Credit Card Acknowledgment in favor of Agent; and

(e) give Agent immediate written notice of any Credit Card Agreement entered into by such Obligor after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may reasonably request.

9.23 Use of Private Label Credit Cards.

(a) Upon the occurrence of an Event of Default described in Section 10.1(j) hereof, at the request of Agent, Obligors shall cease accepting any Private Label Credit Card for sales of merchandise to customers.

(b) Upon the occurrence and during the continuance of any Event of Default, at the request of Agent, Parent shall cause each Obligor to cease accepting in-store payments from their customers in respect of accounts receivable owing by such customers to any of the Financing Subsidiaries or other Persons in respect of Private Label Credit Cards.

9.24 Change of Control of Parent’s Subsidiaries.

(a) Parent shall at all times own, directly or indirectly, not less than (i) one hundred (100%) percent of the total outstanding Voting Stock of (A) each Borrower, (B) each Additional L/C Debtor, (C) FSC, (D) each Obligor existing as of the date of this Agreement and (E) each other Obligor, formed or acquired after the date hereof, the assets of which Administrative Borrower wishes to include in the Borrowing Base, and (ii) a majority of the total outstanding Voting Stock (or such greater amount of the total outstanding amount of the Voting Stock of such Obligor as is necessary to appoint a majority of the Board of Directors of such Obligor) of each Obligor formed or acquired after the date hereof whose assets are not included in the calculation of the Borrowing Base.

(b) Parent shall not permit (i) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Obligor to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than as permitted in this Agreement; (ii) the adoption of a plan by the stockholders of any Obligor relating to the dissolution or liquidation of such Obligor other than as permitted in this Agreement; or (iii) FSC to own, directly or indirectly, less than one hundred (100%) percent of the total outstanding Voting Stock of each of the other Financing Subsidiaries and substantially all of the assets of each of the other Financing Subsidiaries, except as otherwise permitted in this Agreement.

(c) Notwithstanding the foregoing, any sale (including by way of merger or consolidation) of the Voting Stock or substantially all of the assets of a Subsidiary of Parent that would otherwise be prohibited by the terms of the Financing Agreements shall be permitted, so long as the following conditions precedent are satisfied:

(i) such sale of Capital Stock of a Subsidiary of Parent or other assets of the Subsidiary of Parent would not be prohibited by Section 9.8 hereof and Agent shall have received notice of any such sale at least ten (10) Business Days prior to consummation of such sale, or such lesser amount of notice as Agent may otherwise agree;

(ii) the net after-tax proceeds received in respect of such sale shall be applied to the outstanding principal amount of Revolving Loans, which amounts may be reborrowed;

(iii) as of the date of such sale, either:

(A) (1) Excess Availability immediately after giving effect to such sale, shall not be less than $65,000,000, (2) Agent shall have received, in a form reasonably satisfactory to Agent, current, updated monthly projections of the amount of Excess Availability for the twelve (12) month period after the date of the proposed sale, representing Borrowers’ reasonable estimate of the Excess Availability for the period set forth therein, which projections shall have been prepared on the basis of the assumptions set forth therein which Borrowers believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions, (3) Agent shall have received, in a form reasonably satisfactory to Agent, current, updated monthly projections of EBITDA for the twelve (12) month period after the date of the proposed sale, representing Borrowers’ reasonable estimate of the EBITDA for the period set forth therein, which projections shall have been prepared on the basis of the assumptions set forth therein which Borrowers believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions and which projections demonstrate to the reasonable satisfaction of Agent that EBITDA for such period will not be reduced by more than thirty-three (33%) percent as a result of such sale, and                   (4) immediately after giving effect thereto, the monthly projected pro forma Excess Availability for the twelve (12) consecutive months after giving effect thereto, shall not be less than $65,000,000, or

(B) (1) Excess Availability immediately after giving effect to such sale shall not be less than $75,000,000, (2) Agent shall have received, in a form reasonably satisfactory to Agent, current, updated monthly projections of the amount of Excess Availability for the twelve (12) month period after the date of the proposed sale, representing Borrowers’ reasonable estimate of the Excess Availability for the period set forth therein, which projections shall have been prepared on the basis of the assumptions set forth therein which Borrowers believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions, and (3) immediately after giving effect thereto, the monthly projected pro forma Excess Availability for the twelve (12) consecutive months after giving effect thereto, shall not be less than $75,000,000, and

(iv) as of the date of any such sale and immediately after giving effect thereto, no Event of Default shall exist or shall have occurred and be continuing.

9.25 Foreign Assets Control Regulations, Etc.

None of the requesting or borrowing of the Loans or the requesting or issuance, extension or renewal of any Letter of Credit Accommodation or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, but not limited to (a) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).  None of Parent or any of its Subsidiaries or other Affiliates is or will become a Sanctioned Entity or Sanctioned Person as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or to the best of their knowledge engages or will engage in any dealings or transactions, or be otherwise associated, with any such Sanctioned Entity or Sanctioned Person.

9.26 Costs and Expenses.

Borrowers shall pay to Agent promptly (but in any event within two (2) Business Days) following Agent’s written demand therefor (other than those costs and expenses that are due and payable on the date hereof pursuant to the terms of this Agreement and the Engagement Letters), all costs and expenses paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’ s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all out-of-pocket costs and expenses of filing or recording (including UCC financing statement filing taxes and fees, documentary taxes and intangibles taxes, if applicable); (b) all out-of-pocket costs and expenses for insurance premiums, appraisal fees (except as otherwise provided in Section 7.3 hereof) and search fees, and costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent’s customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any Issuing Bank in connection with the Letters of Credit; (d) all out-of-pocket costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the Liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all out of pocket expenses and costs heretofore (with respect to the Agent) and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and any Obligor’s operations, plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office (which rate as of the date hereof is $1,000 per person per day); provided, that, (i) Borrowers acknowledge and agree that Agent shall have the right to conduct field examinations with at least the Required Frequency and at any time that Agent may determine following the occurrence and during the continuance of an Event of Default; and (ii) all such field examinations shall be at the expense of Borrowers, except for field examinations in excess of the Required Frequency, provided, that, all such field examinations shall be at the expense of Borrowers at any time that an Event of Default shall exist or shall have occurred and be continuing; and (g) the reasonable fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing.

9.27 Further Assurances.

  At the request of Agent at any time and from time to time, Obligors shall, and Parent shall cause each Additional L/C Debtor to, at Borrowers’ expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions of this Agreement or any of the other Financing Agreements.

9.28 Modifications to Other Agreements.

  No Obligor shall amend, modify or otherwise change its certificate of incorporation, articles of association, certificate of formation, limited liability agreement or other organizational documents, as applicable, except for amendments, modifications or other changes that do not adversely affect the rights and privileges of any Obligor and do not adversely affect the ability of any Obligor to amend, modify, renew or supplement the terms of this Agreement or any of the other Financing Agreements, or otherwise adversely affect the interests of Agent or Lenders.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

10.1 Events of Default.

The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a) (i) any Obligor or Additional L/C Debtor fails to pay any of the Obligations when due, (ii) any Obligor fails to perform any of the covenants contained in Sections 5.4, 6.3, 6.5, 7.2, 7.3, 7.4, 7.5, 9.3, 9.4, 9.17, 9.18, 9.19, 9.20, 9.22 and 9.23 of this Agreement and such failure shall continue for twenty (20) days; provided, that, such twenty (20) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such twenty (20) day period or which has been the subject of a prior failure more than three (3) times in any consecutive twelve (12) month period or (B) an intentional breach by any Obligor of any such covenant or (iii) any Obligor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above;

(b) any representation, warranty or statement of fact made by any Obligor or Additional L/C Debtor to Agent in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c) any Guarantor or Additional L/C Debtor revokes or terminates any guarantee, endorsement or other agreement of such party in favor of Agent except in connection with the sale or other disposition of any Guarantor or Additional L/C Debtor in a transaction permitted under this Agreement;

(d) any judgment for the payment of money is rendered against any Obligor in excess of $20,000,000 in any one case or in excess of $40,000,000 in the aggregate (to the extent not covered by insurance) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Obligor or any of the Collateral having a value in excess of $20,000,000;

(e) any Obligor dissolves or suspends or discontinues doing business, other than as permitted in this Agreement;

(f) [Intentionally Deleted];

(g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Obligor or all or any part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner (each such case or proceeding, an “Involuntary Proceeding”); provided that if any Involuntary Proceeding is an Immaterial Insolvency Event, then such Immaterial Insolvency Event shall not be an Event of Default;

(h) any Obligor shall make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts as they mature or become due or a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or equity) is filed by any Obligor or for all or any part of its property (each such assignment, admission, case or proceeding, a “Voluntary Proceeding”); provided that if any Voluntary Proceeding is an Immaterial Insolvency Event, then such Immaterial Insolvency Event shall not be an Event of Default;

(i) any default in respect of any Indebtedness of any Borrower or Guarantor (other than the Obligations), in any case in an amount in excess of $15,000,000, which default continues for more than the applicable notice or cure period, if any, with respect thereto, which default is not waived in writing by the other parties thereto or cured, or any default by any Obligor under any Material Contract, which default continues for more than the applicable notice or cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto or cured and which would have a Material Adverse Effect;

(j) any Credit Card Issuer or Credit Card Processor (i) withholds payment of amounts otherwise payable to any Obligor to fund a reserve account or otherwise hold as collateral, or shall require any Obligor to pay funds into a reserve account or for such Credit Card Issuer or Credit Card Processor to otherwise hold as collateral, (ii) any Obligor shall, or shall be required to, provide a letter of credit, guarantee, indemnity or similar instrument to or in favor of such Credit Card Issuer or Credit Card Processor such that in the aggregate all of such funds in the reserve account, other amounts held as collateral and the amount of such letters of credit, guarantees, indemnities or similar instruments shall exceed $15,000,000 in any individual instance or $30,000,000 in the aggregate; (iii) shall send notice to any Obligor that it is ceasing to make or suspending payments to an Obligor of amounts due or to become due to such Obligor or shall cease or suspend such payments, or (iv) shall send notice to any Obligor that it is terminating its arrangements with any Obligor or such arrangements shall terminate as a result of any event of default under such arrangements, which continues for more than the applicable cure period, if any, with respect thereto, unless such Obligor shall have entered into arrangements with another Credit Card Issuer or Credit Card Processor, as the case may be, within one hundred twenty (120) days after the date of any such notice;

(k) any bank at which any deposit account of any Obligor is maintained shall fail to comply with any of the terms of any Deposit Account Control Agreement (required to be delivered under Section 6.3 hereof) to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of any Obligor (which investment property is required by the terms of this Agreement to be subject to an Investment Property Control Agreement) shall fail to comply with any of the terms of any Investment Property Control Agreement to which such person is a party and such account is not closed and re-established at another securities intermediary, commodity intermediary or financial institution, as applicable, with a Deposit Account Control Agreement or Investment Property Control Agreement in favor of Agent within thirty (30) days of the earlier of (i) notice of such non-compliance from Agent or                      (ii) Administrative Borrower or Parent obtaining knowledge of the occurrence of such non-compliance;

(l) any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent or Lenders) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein) in any such case, (i) which has not been cured within thirty (30) days of Administrative Borrower or Parent obtaining knowledge thereof; provided, that, such thirty (30) day period shall not apply in the case of: (A) any such default which is not capable of being cured within such thirty (30) day period or (B) any such default which is the result of an intentional breach by any Obligor and (ii) which results in a Material Adverse Effect;

(m) an ERISA Event shall occur which results in or could reasonably be expected to result in a Material Adverse Effect;

(n) any Change of Control;

(o) FSC or any other Financing Subsidiary shall fail to (i) make settlements in an aggregate amount in excess of $5,000,000 on each Business Day and such failure shall continue for five (5) consecutive Business Days (except for delays arising solely from force majeure, in which case such failure to make settlements on each Business Day shall not continue for more than eight (8) Business Days) with respect to amounts owed to any  Obligor under any Permitted Securitization Transaction or (ii) remit to CS Delaware all funds its receives pursuant to any Permitted Securitization Transaction in respect of amounts owed to CS Delaware pursuant to any Credit Card Agreement no later than the Business Day following receipt of such funds;

(p) the indictment by any Governmental Authority of any Obligor of which any Obligor or Agent receives notice, in either case, as to which there is a reasonable likelihood of an adverse determination, in the good faith determination of Agent, under any criminal statute, or commencement of criminal or civil proceedings against such Obligor, pursuant to which statute or proceedings the penalties or remedies sought include forfeiture of (i) any of the Collateral having a value in excess of $20,000,000 or (ii) any property of Obligors which would have a Material Adverse Effect; or

(q) any Obligor fails to perform any of the terms, covenants, conditions or provisions contained in the Financing Agreements (other than this Agreement) beyond any applicable grace or cure period provided for in such other Financing Agreements.

10.2 Remedies.

(a) At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law.  All rights, remedies and powers granted to Agent or Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Obligor of this Agreement or any of the other Financing Agreements.  Subject to Section 12 hereof, Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against any Obligor to collect the Obligations without prior recourse to the Collateral.

(b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent, may, in its discretion and upon the direction of the Required Lenders shall and without limitation (except with respect to clause (i) hereof which Agent may do in its discretion and at the direction of Required Lenders), (i) (A) reduce the lending formulas or amounts of Loans and Letters of Credit available to Borrowers and Additional L/C Debtors or (B) terminate the Commitments, whereupon the obligation of each Lender to make any Loan and Issuing Bank to issue any Letter of Credit shall immediately terminate (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), the Commitments and any other obligation of the Agent or a Lender hereunder shall automatically terminate), (ii) accelerate the payment of all Obligations and demand immediate payment thereof to Agent, for itself and the benefit of each of the Secured Parties (provided, that, upon the occurrence of any Event of Default described in

Sections 10.1(g) or 10.1(h) hereof involving any Obligor, all Obligations shall automatically become immediately due and payable and the obligation of each Lender to make any Loan and Issuing Bank to issue any Letter of Credit shall immediately terminate; provided, further, that, in the event that an Immaterial Insolvency Event has occurred, the Obligations of such Obligor shall automatically become immediately due and payable for the purposes of such Voluntary or Involuntary Proceeding (but not as to any other Obligors or for any other purpose), (iii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iv) require any Obligor, at Borrowers’ expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (v) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (vi) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, and (vii) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of each Obligor, which right or equity of redemption is hereby expressly waived and released by each Obligor. and/or (viii) terminate this Agreement.  If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent.  If notice of disposition of Collateral is required by law, five (5) days prior notice by Agent to Administrative Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and each Obligor waives any other notice.  In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Obligor waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, Borrowers will either, as Agent shall specify, furnish cash collateral to each Issuing Bank to be used to secure and fund the reimbursement obligations to each Issuing Bank in connection with any Letter of Credit Obligations or furnish cash collateral to Agent for the Letter of Credit Obligations.  Such cash collateral shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations.

(c) Upon the occurrence and during the continuance of an Event of Default for the purpose of enabling Agent to exercise the rights and remedies hereunder, each Obligor hereby grants to Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to any Obligor) to use, assign, license or sublicense any of the trademarks, service marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Obligor, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof, provided, that, such license shall terminate on the date that Agent and Lenders have received final payment and satisfaction in full of all of the Obligations in immediately available funds and this Agreement has been terminated or the Event of Default shall no longer be continuing.

(d) Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Agent may elect, subject to Section 6.4 hereof, whether or not then due.  Borrowers shall remain jointly and severally liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for in the Loan Agreement and all costs and expenses of collection or enforcement, including reasonable attorneys’ fees and legal expenses.

(e) Agent may, at any time or times that an Event of Default has occurred and is continuing, enforce any Obligor’s rights against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables that constitute Collateral.  Without limiting the generality of the foregoing, Agent may at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables constituting Collateral have been assigned to Agent and that Agent has a security interest therein for the benefit of Secured Parties and Agent may direct any or all account debtors, secondary obligors and other obligors to make payment of Receivables constituting Collateral directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables constituting Collateral or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables constituting Collateral or such other obligations, but without any duty to do so, and neither Agent nor any Lender shall be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto, and (iv) take whatever other action with respect to the Collateral that Agent may deem necessary or desirable for the protection of its interests and the interests of Agent and Lenders.  At any time that an Event of Default has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and each Obligor shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts constituting Collateral as Agent may require.  In the event any account debtor returns Inventory when an Event of Default has occurred and is continuing, each Obligor shall, upon Agent’s request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and  not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.

(f) To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Obligor acknowledges and agrees that it is not commercially unreasonable for

Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove Liens against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Obligor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent and Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral.

(g) Each Obligor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Obligor or to impose any duties on Agent or any Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(h) Without limiting the foregoing, upon the occurrence and during the continuance of a Default or an Event of Default, Agent and Lenders may, at Agent’s option, and upon the occurrence of an Event of Default at the direction of the Required Lenders, Agent, each Issuing Bank and Lenders shall, without notice, (i) cease making Loans or arranging for Letters of Credit or reduce the lending formulas or amounts of Loans and Letters of Credit available to Borrowers and/or (ii) terminate any provision of this Agreement providing for any future Loans to be made by Agent and Lenders or Letters of Credit to be issued by Issuing Bank.

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS

  AND CONSENTS; GOVERNING LAW

11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York (without giving effect to principles of conflicts of law that would apply any other law).

(b) Each of the Borrowers, Guarantors, Agent, Lenders and each Issuing Bank irrevocably consents and submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York in New York County and the United States District Court for the Southern District of New York, whichever Agent may elect, and waives any objection based on venue or forum non-conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against any Obligor or its property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Obligor or its property).

(c) Each Obligor and Administrative Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon any Obligor in any other manner provided under the rules of any such courts.

(d) EACH OF THE BORROWERS, GUARANTORS, AGENT, LENDERS AND EACH ISSUING BANK HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  EACH BORROWER, GUARANTOR, AGENT, LENDER AND ISSUING BANK HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT EACH BORROWER, GUARANTOR, AGENT, LENDER AND ISSUING BANK MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) Agent and the other Secured Parties shall not have any liability to any Obligor (whether in tort, contract, equity or otherwise) for losses suffered by such Obligor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent or such other Secured Parties that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. Each Obligor: (i) certifies that neither Agent, any Lender, any Issuing Bank nor any representative, agent or attorney acting for or on behalf of Agent, any Lender or Issuing Bank has represented, expressly or otherwise, that Agent, Lenders and Issuing Bank would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent, Lenders and each Issuing Bank are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2 Waiver of Notices.  Each Obligor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein.  No notice to or demand on any Obligor which Agent or any Lender may elect to give shall entitle any Obligor to any other or further notice or demand in the same, similar or other circumstances.

11.3 Amendments and Waivers.

(a) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders (or at Agent’s option, by Agent with the authorization or consent of the Required Lenders), and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof but exclusive of any provision of Sections 12.11, 12.13 and 12.15 hereof that expressly require the written consent of (or consultation with) Administrative Borrower), by Administrative Borrower and such amendment, waiver, discharge or termination shall be effective and binding as to all Lenders and each Issuing Bank only in the specific instance and for the specific purpose for which given; except, that, no such amendment, waiver, discharge or termination shall:

(i) reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan or Letters of Credit, in each case without the consent of each Lender directly affected thereby,

(ii) increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder or extend the duration of such Lender’s Commitment beyond the date provided for herein, in each case without the consent of the Lender directly affected thereby,

(iii) release any Collateral or Obligor (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof), without the consent of Agent and all Lenders,

(iv) reduce any percentage specified in, or otherwise modify the definition of “Required Lenders” or “Supermajority Lenders”, without the consent of Agent and all Lenders,

(v) consent to the assignment or transfer by any Obligor of any of their rights and obligations under this Agreement, without the consent of Agent and all Lenders,

(vi) amend, modify or waive any terms of this Section 11.3, Section 6.4(a) hereof or the definition of “Pro Rata Share”, without the consent of Agent and all Lenders,

(vii) increase the advance rates constituting part of the Borrowing Base or increase the Letter of Credit Limit, without the consent of Agent and all Lenders;

(viii) amend, modify or change the definition of the term “Borrowing Base” or any component definition thereof without the consent of Agent and the Supermajority Lenders if, as a result of such amendment, modification or change, the amounts available to be borrowed by Borrowers hereunder would be increased; provided, that, the foregoing shall not limit the discretion of Agent to revise, reduce or eliminate any Reserves, or

(ix) amend or modify the provisions of Sections 7.3(d), 9.6(a)(iii) or 9.6(g) hereof or the definitions of “Minimum Frequency” or “Required Frequency” in a manner that would make the collateral monitoring and reporting requirements set forth in any such Sections less restrictive, without in each case the consent of either (A) Agent and the Supermajority Lenders or (B) Agent, Wells Fargo, Bank of America, N.A. and one other Lender.

(b) Agent, Lenders and each Issuing Bank shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein.  Any such waiver shall be enforceable only to the extent specifically set forth therein.  A waiver by Agent, any Lender or Issuing Bank of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent, any Lender or Issuing Bank would otherwise have on any future occasion, whether similar in kind or otherwise.

(c) Notwithstanding anything to the contrary contained in Section 11.3(a) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of any other Lenders to such amendment, waiver, discharge or termination that is required are obtained, if any, then Wells Fargo shall have the right, but not the obligation, at any time thereafter, and upon the exercise by Wells Fargo of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to Wells Fargo or such Eligible Transferee as Wells Fargo may specify, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto.  Wells Fargo shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify on date on which such purchase and sale shall occur.  Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, Wells Fargo, or such Eligible Transferee specified by Wells Fargo, shall pay to the Non-Consenting Lender (except as Wells Fargo and such Non-Consenting Lender may otherwise agree) the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee).  Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.

(d) The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts or Eligible Inventory shall not be deemed an amendment to the advance rates provided for in this Section 11.3.  The consent of an Issuing Bank shall be required for any amendment, waiver or consent affecting the rights or duties of such Issuing Bank hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section, provided, that, the consent of any Issuing Bank shall not be required for any other amendments, waivers or consents.  The consent of Swing Line Lender shall be required for any amendment, waiver or consent affecting the rights or duties of Swing Line Lender hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section.  Notwithstanding anything to the contrary contained in Section 11.3(a) above, (i) in the event that Agent shall agree that any items otherwise required to be delivered to Agent as a condition of the initial Loans and Letters of Credit hereunder may be delivered after the date hereof, Agent may, in its discretion, agree to extend the date for delivery of such items or take such other action as Agent may deem appropriate as a result of the failure to receive such items as Agent may determine or may waive any Event of Default as a result of the failure to receive such items, in each case without the consent of any Lender and (ii) Agent may consent to any change in the type of organization, jurisdiction of organization or other legal structure of any Obligor and amend the terms hereof or of any of the other Financing Agreements as may be necessary or desirable to reflect any such change, in each case without the approval of any Lender.

(e) The consent of Agent and each Bank Product Provider that is providing Bank Products and has outstanding any such Bank Products at such time that are secured hereunder shall be required for any amendment to the priority of payment of the Obligations arising under or pursuant to any Bank Group Hedge Agreements of a Borrower or Guarantor or other Bank Products as set forth in Section 6.4(a) hereof.  Notwithstanding anything to the contrary herein, the Engagement Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(f) Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrowers and Agent with the express consent of the Required Lenders (and, if its rights or obligations are affected thereby, the Issuing Banks or Swing Line Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

11.4 Waiver of Counterclaims.

Each Obligor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5 Indemnification.

Each Obligor shall, jointly and severally, indemnify and hold Agent, each Lender and Issuing Bank, and their respective officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except that Obligors shall not have any obligation under this Section 11.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Obligors as to any other Indemnitee).   To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Obligors shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section.  To the extent permitted by applicable law, no Obligor shall assert, and each Obligor hereby waives, any claim against any Indemnitee, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby.  No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Financing Agreements or the transaction contemplated hereby or thereby except those damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Obligors as to any other Indemnitee).  All amounts due under this Section shall be payable promptly (but in any event within two (2) Business Days) following Agent’s written demand therefor.  The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

SECTION 12. THE AGENT

12.1 Appointment, Powers and Immunities.

Each Secured Party irrevocably designates, appoints and authorizes Wells Fargo to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto.  Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Secured Party; (b) shall not be responsible to the other Secured Parties for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Obligor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to the other Secured Parties for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.  Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent.

12.2 Reliance by Agent.

Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, electronic mail or telecopy) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected, in good faith by Agent.  As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of Agent and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3 Events of Default.

(a) Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letters of Credit hereunder, unless and until Agent has received written notice from a Lender, or Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”.  In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders.  Agent shall (subject to Section 12.7 hereof) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders to the extent provided for herein; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders.  Without limiting the foregoing, and notwithstanding the occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, unless and until otherwise directed by the Required Lenders, Agent may, but shall have no obligation to, continue to make Loans and an Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Letter of Credit for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit is in the best interests of Lenders.

(b) Except with the prior written consent of Agent, no Lender or Issuing Bank may assert or exercise any enforcement right or remedy in respect of the Loans, Letters of Credit or other Obligations, as against any Obligor or any of the Collateral or other property of any Obligor or otherwise under the Financing Agreements.

12.4 Wells Fargo in its Individual Capacity.

With respect to its Commitment and the Loans made and Letters of Credit issued or caused to be issued by it (and any successor acting as Agent), so long as Wells Fargo shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender (except as set forth in Section 13.7 hereof) and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Wells Fargo in its individual capacity as Lender hereunder.  Wells Fargo (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrowers (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Wells Fargo and its Affiliates may accept fees and other consideration from Borrowers and any of their Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

12.5 Indemnification.

Lenders agree to indemnify Agent and each Issuing Bank (to the extent not reimbursed by Obligors hereunder and without limiting any obligations of Obligors hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this

Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction.  The foregoing indemnity shall survive the payment of the Obligations and termination of this Agreement.

12.6 Non-Reliance on Agent and Other Lenders.

Each Secured Party agrees that it has, independently and without reliance on Agent or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Obligors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements.  Agent shall not be required to keep itself informed as to the performance or observance by Obligors of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Obligor.  Agent will use reasonable efforts to provide Lenders with any information received by Agent from any Obligor which is required to be provided to Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from Administrative Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Obligor that may come into the possession of Agent.

12.7 Failure to Act.

Except for action expressly required of Agent hereunder and under the other Financing  Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8 Additional Revolving Loans.

Agent and Swing Line Lender (or Agent on behalf of Swing Line Lender) shall not make any Loans nor shall any Issuing Bank provide any Letters of Credit to Borrowers on behalf of Lenders intentionally and with actual knowledge that such Revolving Loans or Letters of Credit would cause the aggregate amount of the total outstanding Revolving Loans and Letters of Credit to Borrowers to exceed the Borrowing Base, without the prior consent of all Lenders, except, that, Agent may make such additional Revolving Loans or an Issuing Bank may provide such additional Letters of Credit on behalf of Lenders, intentionally and with actual knowledge that such Revolving Loans or Letters of Credit will cause the total outstanding Revolving Loans and Letters of Credit to Borrowers to exceed the Borrowing Base (an “Over Advance”), as Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Revolving Loans or additional Letters of Credit to any Borrower which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Loans and Letters of Credit equals or exceeds the Borrowing Base, plus the amount of Special Agent Advances made pursuant to Section 12.11(a)(ii) hereof then outstanding, shall not exceed the aggregate amount equal to five (5%) of the Maximum Credit and shall not cause the total principal amount of the Loans and Letters of Credit to exceed the Maximum Credit and (b) no such additional Revolving Loan or Letter of Credit shall be outstanding more than ninety (90) days after the date such additional Revolving Loan or Letter of Credit is made or issued (as the case may be), except as the Required Lenders may otherwise agree.  Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Revolving Loans or Letters of Credit.

12.9 Concerning the Collateral and the Related Financing Agreements.

Each Secured Party authorizes and directs Agent to enter into this Agreement and the other Financing Agreements.  Each Secured Party agrees that any action taken by Agent or Required Lenders (or such greater percentage as may be required hereunder) in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders (or such greater percentage as may be required hereunder) of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Secured Parties.

12.10 Field Audit, Examination Reports and other Information; Disclaimer by Lenders.  By signing this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender (and Agent agrees that it will furnish to such Lender), promptly after it becomes available, a copy of each field audit or examination report and each report with respect to the Borrowing Base prepared or received by Agent (each field audit or examination report and report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, “Reports”), appraisals with respect to the Collateral and financial statements with respect to Parent and its Subsidiaries received by Agent;

(b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statements, or (ii) shall not be liable for any information contained in any Report, appraisal or financial statements;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Obligors and will rely significantly upon each Obligor’s books and records, as well as on representations of any Obligor’s personnel; and

(d) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.6 hereof, and not to distribute or use any Report in any other manner.

12.11 Collateral Matters.

(a) Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Revolving Loans and Letters of Credit hereunder, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, deems necessary or desirable either to (i) preserve or protect the Collateral or any portion thereof or (ii) enhance the likelihood or maximize the amount of repayment by Obligors of the Revolving Loans and other Obligations, provided, that, (A) the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii) outstanding at any time, plus the then outstanding principal amount of the additional Revolving Loans and Letters of Credit which Agent may make or provide as set forth in Section 12.8 hereof, shall not exceed the amount equal to five (5%) percent of the Maximum Credit and (B) the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii) outstanding at any time, plus the then outstanding principal amount of the Loans and Letters of Credit, shall not exceed the Maximum Credit, or (iii) to pay any other amount chargeable to any Obligor pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of (A) costs, fees and expenses and (B) payments to any Issuing Bank in respect of any Letter of Credit Obligations.  The Special Agent Advances shall be repayable upon written demand by Agent and together with all interest thereon shall constitute Obligations secured by the Collateral.  Special Agent Advances shall not constitute Revolving Loans or Swing Line Loans but shall otherwise constitute Obligations hereunder.  Interest on Special Agent Advances shall be payable at the Interest Rate then applicable to Base Rate Loans and shall be payable on demand.  Without limitation of its obligations pursuant to Section 6.10 hereof, each Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance.  If such funds are not made available to Agent by such Lender, such Lender shall be deemed a Defaulting Lender and Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Base Rate Loans.

(b) Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or Lien upon, any of the Collateral or release any Obligor from the Obligations (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) upon any sale, disposition or other transfer of Collateral if Administrative Borrower certifies to Agent that the sale or disposition is made in compliance with Section 9.7 (b) or 9.8 of this Agreement (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Obligor did not own an interest at the time the security interest, mortgage or Lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $25,000,000, and to the extent Agent may release its security interest in and lien upon any such Collateral pursuant to the sale or other disposition or transaction, such sale, transaction or other disposition shall be deemed consented to by all Lenders, or (v) if required or permitted under the terms of any of the other Financing Agreements, including any intercreditor agreement, or (vi) approved, authorized or ratified in writing by all of Lenders.  Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders.  Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section.  In no event shall the consent or approval of an Issuing Bank to any release of Collateral be required.  Nothing contained herein shall be construed to require the consent of any Bank Product Provider to any release of any Collateral or termination of security interests in any Collateral.

(c) Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral or Obligors conferred upon Agent under this Section 12.11.  Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of any Obligor or of the security interest, mortgage or Liens granted to Agent upon any Collateral to the extent set forth in this Section 12.11 and Section 5.5 hereof; provided, that,      (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such Obligor or security interest, mortgage or Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or Lien upon (or obligations of Obligors in respect of) the Collateral retained by Obligors.

(d) Agent shall have no obligation whatsoever to Issuing Bank, any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Obligor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Revolving Loans or Letters of Credit hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any Issuing Bank or any other Lender.

12.12 Agency for Perfection.

  Each Issuing Bank and other Secured Party hereby appoints Agent and each other Secured Party as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent, Issuing Bank and each other Secured Party hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party.  Should Issuing Bank or any other Secured Party obtain possession of any such Collateral, such Secured Party, as the case may be, shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

12.13 Successor Agent.

Agent may resign as Agent upon thirty (30) days’ notice to Lenders and Administrative Borrower.  If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders.  If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Administrative Borrower, a successor agent from among Lenders.  Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement.  If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

12.14 Other Agent Designations.

Agent may at any time and from time to time determine that a Lender may, in addition, be a “Co-Agent”, “Syndication Agent”, “Documentation Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement.  Any such designation shall be effective upon written notice by Agent to Administrative Borrower of any such designation.  Any Lender that is so designated as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation by Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Financing Agreements other than those applicable to all Lenders as such, except the rights of Bank of America, N.A., as Syndication Agent, to determine, together with the Agent, the eligibility criteria for Eligible Installment Sales Receivables as set forth in Section 1.62 hereof.  Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender  rely, on a Lender so identified as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.

12.15 Resignation of Issuing Bank.

Any Issuing Bank may resign as an Issuing Bank upon thirty (30) days’ notice to Agent (with copies to the Lenders) and Administrative Borrower.  If any Issuing Bank resigns under this Agreement, the Agent, to the extent it determines is necessary, shall appoint a successor Issuing Bank, provided, that, such successor Issuing Bank shall have the same or better rating than the resigning Issuing Bank.  Upon the appointment of any successor Issuing Bank hereunder, such successor Issuing Bank shall succeed to all of the rights, powers and duties of the retiring Issuing Bank and the term “Issuing Bank” as used herein and in the other Financing Agreements shall mean such successor Issuing Bank and the retiring Issuing Bank’s appointment, powers and duties as Issuing Bank shall be terminated except with respect to its Letters of Credit outstanding as of the effective date of its resignation and all Letter of Credit Obligations with respect thereto (including the right to require Lenders to make Loans or fund risk participations in outstanding Letter of Credit Obligations), shall continue.

SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS

13.1 Term.

(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on July 31, 2012 (the “Termination Date”).  Administrative Borrower, may, on behalf of Borrowers, at any time, upon ten (10) Business Days prior written notice to Agent, terminate this Agreement; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously.  Upon the effective date of termination of the Financing Agreements, Borrowers shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrowers and at Borrowers’ expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent reasonably determines are necessary to secure Agent, Lenders and Issuing Bank from loss, cost, damage or expense, including attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Obligations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final payment and any continuing obligations of Agent or any Lender pursuant to any Deposit Account Control Agreement and for any of the Obligations arising under or in connection with any Bank Products in such amounts as the Bank Product Provider providing such Bank Products may require (unless such Obligations arising under or in connection with such Bank Products are paid in full in cash and terminated in a manner satisfactory to such Bank Product Provider).  The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Obligations shall be in the amount equal to one hundred three (103%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations.  Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Administrative Borrower for such purpose.  Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 p.m., New York City time.

(b) No termination of the Commitments, this Agreement or the other Financing Agreements shall relieve or discharge any Obligor of its duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.  Accordingly, each Obligor waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Obligor, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid in full in immediately available funds or as otherwise required under Sections 12.11(b) and Section 5.5 hereof.

13.2 Interpretative Provisions.

(a) All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c) All references to Borrower, Obligor, Administrative Borrower, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d) The words “hereof”, “herein”, “hereunder”, “herewith”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e) The word “including” when used in this Agreement shall mean “including, without limitation”.

(f) All references to the terms “good faith” used herein or in the other Financing Agreements when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned.  Obligors shall have the burden of proving any lack of good faith on the part of Agent or any Lender alleged by any Obligor at any time.  All references to the term “reasonably” or “reasonable” as applied to any conduct or determination by Agent shall be based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances with the information then available to it.

(g) An Event of Default shall be continuing until such Event of Default is waived in accordance with Section 11.3 or , if capable of being cured, is cured.

(h) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied.

(i) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(j) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(k) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(l) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(m) All Schedules annexed hereto are deemed to include information as of the date hereof.

(n) Each reference to a threshold for Excess Availability set forth in the Agreement or any of the other Financing Agreements (other than thresholds set forth in the definitions of “Applicable L/C Fee Rate” and “Applicable Margin”) shall be automatically increased each time the Maximum Credit is increased pursuant to Section 2.4 hereof to an amount such that the ratio of the Excess Availability to the Maximum Credit as so increased remains the same as prior to such increase in the Maximum Credit.

(o) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties.  Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.

13.3 Notices.

(a) All notices, requests and demands hereunder shall be in writing and deemed to have been given or made:  if delivered in person, immediately upon delivery; if by facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.  Notices delivered through electronic communications shall be effective to the extent set forth in Section 13.3(b) below .  All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to Obligors:	Charming Shoppes of Delaware, Inc. Administrative Borrower 3750 State Road Bensalem, Pennsylvania 19020 Attention: Chief Financial Officer Telephone No.: 215-638-6740 Telecopy No.: 215-604-5687

And	Charming Shoppes of Delaware, Inc., Administrative Borrower 3750 State Road Bensalem, Pennsylvania 19020 Attention: General Counsel Telephone No.: 215-638-6898 Telecopy No.: 215-604-5615

with a copy to:	Drinker Biddle & Reath, LLP One Logan Square 18th and Cherry Philadelphia, Pennsylvania 19103 Attention: Howard A. Blum, Esq. Telephone No.: 215-988-2700 Telecopy No.: 215-988-2757

If to Agent:	Wells Fargo Retail Finance, LLC One Boston Place, 18th Floor Boston, MA 02108 Attn: Brent E. Shay (Charming Shoppes) Telephone: 617-624-4463 Telecopy: 866-328-8544

If to Wachovia, as Issuing Bank:	Wachovia Bank, National Association 1133 Avenue of the Americas New York, New York 10036 Attention: Portfolio Manager-Charming Shoppes Telephone No.: 212-840-2000 Telecopy No.: 212-545-4283

(b) Notices and other communications to Lenders and an Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent or as otherwise determined by Agent, provided, that, the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Section 2 hereof if such Lender or Issuing Bank, as applicable, has notified Agent that it is incapable of receiving notices under such Section by electronic communication.  Unless Agent otherwise requires, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that, if such notice or other communication is not given during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communications is available and identifying the website address therefor.

13.4 Partial Invalidity.

If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

13.5 Confidentiality.

(a) Agent, each Lender and Issuing Bank shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by any Borrower pursuant to this Agreement, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, (iii) in connection with any litigation to which Agent, any Lender or Issuing Bank is a party,   (iv) to any Lender or Participant (or prospective Lender or Participant) or Issuing Bank or to any Affiliate of any Lender so long as such assignee or Participant (or prospective assignee or Participant), Issuing Bank or Affiliate shall have been instructed to treat such information as confidential in accordance with this Section 13.5 and shall have acknowledged such instructions and agreed to comply therewith, or (v) to counsel for Agent or any Participant, Lender (or prospective Participant, Lender or Issuing Bank) or Issuing Bank.

(b) In the event that Agent, any Issuing Bank or Lender receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent, such Issuing Bank or Lender, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, statute, rule or regulation to the extent Agent determines in good faith that it will not create any risk of liability to Agent, such Issuing Bank or Lender, that Agent, such Issuing Bank or Lender will promptly notify Administrative Borrower of such request so that Borrowers may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrowers of Agent’s, or such Issuing Bank’s or such Lender’s reasonable expenses, cooperate with Borrowers in their reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Borrowers so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent, Issuing Bank or such Lender determines in good faith that it will not create any risk of liability to Agent, such Issuing Bank or Lender.

(c) In no event shall this Section 13.5 or any other provision of this Agreement or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by any Borrower or any third party without breach of this Section 13.5 or otherwise become generally available to the public other than as a result of a disclosure in violation hereof, or in violation of any other confidentiality agreement in favor of Obligors to the extent Agent, any Issuing Bank or Lender involved has actual knowledge of such agreement and the violation thereof at the time it receives or discloses such information, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent, any Issuing Bank or any Lender on a non-confidential basis from a person other than any Borrower other than in violation of a confidentiality agreement in favor of any Obligor by such person to the extent Agent, any Issuing Bank or Lender involved has actual knowledge of such agreement and the violation thereof at the time it receives or discloses such information, (iii) to require Agent, any Issuing Bank or any Lender to return any materials furnished by Obligors to Agent, any Issuing Bank or any Lender as the case may be or (iv) to prevent Agent from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information.  The obligations of Agent, Lenders and any Issuing Bank under this Section 13.5 shall supersede and replace the obligations of Agent, any Issuing Bank and Lenders under any confidentiality letter signed prior to the date hereof.

13.6 Successors.

This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Issuing Bank, Borrowers, Guarantors and their respective successors and assigns, except that Borrowers may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders.  Any such purported assignment without such express prior written consent shall be void.  No Lender may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 13.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Guarantors, Agent, Lenders and Issuing Bank with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

13.7 Assignments; Participations.

(a) Each Lender may, with the prior written consent of Agent, assign all or, if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) such transfer or assignment will not be effective until recorded by Agent on the Register, (ii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender  or the assignee in the amount of $3,000 (such fee shall be waived if (A) the assigning Lender is the Agent or any Syndication Agent, or (B) such assignment is by a Lender to an Affiliate of such Lender); and (iii) in the event the proposed assignee is not an Eligible Transferee, such assignee shall be approved in writing, by Administrative Borrower (which approval shall not be unreasonably withheld or delayed) prior to any assignment pursuant to Section 13.7(a) hereof, except that, the approval of the Administrative Borrower shall not be required in respect of any assignment by any Lender made either (A) after the occurrence and during the continuance of any Event of Default, or (B) in connection with an assignment by any Lender upon the merger, consolidation, sale, transfer or other disposition of all or any substantial portion of any Lender’s business, loan portfolio or other assets.

(b) Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the “Register”).  Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and any Borrowers, Obligors, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance,  the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Obligations) of a Lender hereunder and thereunder and  the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(d) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Obligor or any of its Subsidiaries or the performance or observance by any Obligor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender.  Agent and Lenders may furnish any information concerning any Obligor in the possession of Agent or any Lender from time to time to assignees and Participants.

(e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Obligations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Guarantors, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, and (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Guarantor hereunder shall be determined as if such Lender had not sold such participation.

(f) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank; provided, that, no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

(g) At any time prior to the date that Agent confirms to Administrative Borrower that there has been a successful syndication and at any time after an Event of Default has occurred and is continuing, Obligors shall assist Agent or any Lender permitted to sell assignments or participations under this Section 13.7 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. In connection with the foregoing, Administrative Borrower shall upon request of Agent, certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Obligors and their affairs provided, prepared or reviewed by any Obligor that are contained in any selling materials and all other information provided by it and included in such materials.

(h) Any Lender that is an Issuing Bank may at any time assign all of its Commitments pursuant to this Section 13.7.  If such Issuing Bank ceases to be Lender, it may, at its option, resign as Issuing Bank in accordance with Section 12.15 and such Issuing Bank’s obligations to issue Letters of Credit shall terminate but it shall retain all of the rights and obligations of Issuing Bank hereunder with respect to Letters of Credit outstanding as of the effective date of its resignation and all Letter of Credit Obligations with respect thereto (including the right to require Lenders to make Loans or fund risk participations in outstanding Letter of Credit Obligations), shall continue.

13.8 Entire Agreement.

This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.  In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

13.9 USA Patriot Act.

Each Lender subject to the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “Act”) hereby notifies each Obligor that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of each Obligor and other information that will allow such Lender to identify such person in accordance with the Act  and any other applicable law.

13.10 Counterparts.

This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements.  Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

SECTION 14. ACKNOWLEDGMENT AND RESTATEMENT

14.1 Acknowledgment of Existing Obligations.

Each Obligor hereby acknowledges, confirms and agrees that Obligors are indebted to Agent and Lenders for loans and advances to Borrowers under the Existing Financing Agreements, as of the close of business on July 30, 2009, in the aggregate principal amount of $-0-, together with all interest accrued and accruing thereon (to the extent applicable), and all fees, costs, expenses and other charges relating thereto (including reasonable fees and expenses of counsel to Agent), all of which are unconditionally owing by Obligors to Agent and Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever and the aggregate outstanding face amount of all Letter of Credit Accommodations (as defined in the Existing Financing Agreements) issued and outstanding as of the close of business on July 30, 2009 was $18,680,009.48.

14.2 Acknowledgment of Security Interests.

(a) Each Obligor hereby acknowledges, confirms and agrees that Agent, has and shall continue to have a security interest in and lien upon the Collateral (as such term is amended herein) granted to Agent pursuant to the Existing Financing Agreements to secure the Obligations, as well as any Collateral granted under this Agreement or under any of the other Financing Agreements or otherwise granted to or held by Agent.

(b) The Liens and security interests of Agent in the Collateral (as such term is amended herein) shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such Liens and security interests, whether under the Existing Financing Agreements, this Agreement or any other Financing Agreements.

14.3 Existing Financing Agreements.

Each Obligor hereby acknowledges, confirms and agrees that: (a) the Existing Financing Agreements have been duly executed and delivered by such Obligor and are in full force and effect as of the date hereof, and (b) the agreements and obligations of such Obligor contained in the Existing Financing Agreements on the date hereof constitute the legal, valid and binding obligations of such Obligor enforceable against it in accordance with their respective terms and such Obligor has no defense to the enforcement of such obligations and (c) Agent and Lenders are entitled to all of the rights and remedies provided for in the Existing Financing Agreements as in effect on the date hereof.

14.4 Restatement.

(a) Except as otherwise stated in Section 14.1 hereof and this Section 14.4, as of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Loan Agreement, the Second Amended and Restated Guarantee, dated July 28, 2005, by the Guarantors parties thereto in favor of Agent and Lenders, and the Amended and Restated General Security Agreement, dated January 29, 2004, by the Guarantors parties thereto in favor of Agent and Lenders are hereby amended and restated in their entirety on the date hereof, and as so amended and restated, replaced and superseded, by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and the other Financing Agreements, except that nothing herein or in the other Financing Agreements shall impair or adversely affect the continuation of the liability of Obligors for the Obligations.  The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Indebtedness and other obligations and liabilities of Obligors evidenced by or arising under the Existing Financing Agreements, and the liens and security interests securing such Indebtedness and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released except for the termination and release of any Liens and security interests of Agent in and to any Excluded Property.

(b) The principal amount of the Revolving Loans and Letters of Credit outstanding as of the date hereof under the Existing Financing Agreements shall be allocated to the Revolving Loans and Letters of Credit hereunder in such amounts as Agent shall determine based upon the Commitments.

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IN WITNESS WHEREOF, the parties hereto have caused these presents to be duly executed as of the day and year first above written.

ADMINISTRATIVE BORROWER
CHARMING SHOPPES OF DELAWARE, INC., as Administrative Borrower

By: _____________________________
Name: Eric M. Specter
Title: Vice President

Chief Executive Office:

3750 State Road Bensalem, Pennsylvania 19020

BORROWERS

CHARMING SHOPPES, INC.

By: _____________________________
Name: Eric M. Specter
Title: Executive Vice President

Chief Executive Office:

3750 State Road Bensalem, Pennsylvania 19020

CHARMING SHOPPES OF DELAWARE, INC.

By: _____________________________
Name: Eric M. Specter
Title: Vice President

Chief Executive Office:

3750 State Road Bensalem, Pennsylvania 19020

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CSI INDUSTRIES, INC.

By: _____________________________
Name: Eric M. Specter
Title: President

Chief Executive Office:

1105 N. Market Street, Suite 607 Wilmington, Delaware 19810

FB APPAREL, INC.

By: _____________________________
Name: Eric M. Specter
Title: President

Chief Executive Office:

1901 State Road 240E Greencastle, Indiana 46135

LANE BRYANT, INC.

By: _____________________________
Name: Eric M. Specter
Title: Vice President

Chief Executive Office:

3344 Morse Crossing Road Columbus, Ohio 43219

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CATHERINES STORES CORPORATION

By: _____________________________
Name: Eric M. Specter
Title: Vice President

Chief Executive Office:

3750 State Road Bensalem, Pennsylvania 19020

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GUARANTORS

CSPE, LLC

By: Charming Shoppes of Delaware, Inc.
Its: Sole Member

By: __________________________
Name: Eric M. Specter
Title: Vice President

CATHERINES PARTNERS-INDIANA, LLP

By: Catherines Stores of Indiana, Inc.
Its: Managing Partner

By: __________________________
Name: Eric M. Specter
Title: President

CATHERINES PARTNERS-WASHINGTON, G.P.

By: Catherines, Inc.
Its: Managing Partner

By: __________________________
Name: Eric M. Specter
Title: Vice President

FOR EACH ENTITY LISTED ON SCHEDULE 1.93A HERETO

By: ____________________________
Name: Eric M. Specter
Title: Authorized Officer in the capacity shown on
Schedule 1.93A hereto

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FASHION BUG #2421, LLC

By: CSGC, Inc.
Its: Sole Member

By: __________________________
Name: Colin D. Stern
Title: Vice President

CATHERINES #5163, LLC

By: CSGC, Inc.
Its: Sole Member

By: __________________________
Name: Colin D. Stern
Title: Vice President

LANE BRYANT #6898, LLC

By: CSGC, Inc.
Its: Sole Member

By: __________________________
Name: Colin D. Stern
Title: Vice President

FOR EACH ENTITY LISTED ON SCHEDULE 1.93B HERETO

By: __________________________
Name: Colin D. Stern
Title: Authorized Officer in the capacity shown on
Schedule 1.93B hereto

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AGENT, LENDERS AND ISSUING BANKS

WELLS FARGO RETAIL FINANCE, LLC, as Agent and a Lender

By: ________________________________
Name:
Title:

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BANK OF AMERICA, N.A.,
as a Lender and an Issuing Bank

By: ________________________________
Name:
Title:

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GMAC COMMERCIAL FINANCE LLC, as a Lender

By: ________________________________
Name:
Title:

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U.S. BANK NATIONAL ASSOCIATION, as a Lender

By: ________________________________
Name:
Title:

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JPMORGAN CHASE BANK, N.A., as a Lender

By: ________________________________
Name:
Title:

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BARCLAYS BANK PLC, as a Lender

By: ________________________________
Name:
Title:

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WACHOVIA BANK, NATIONAL ASSOCIATION, as an Issuing Bank

By: ________________________________
Name:
Title:

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